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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☒ Definitive Proxy Statement

☐ Definitive Additional Materials

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Great Lakes Dredge & Dock Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

GALVESTON ISLAND

2025

PROXY STATEMENT

GREAT LAKES
DREDGE & DOCK CORPORATION

GALVESTON ISLAND
2024
GALVESTON ISLAND
2024

GLDD.COM 9811 KATY FREEWAY, SUITE 1200 HOUSTON, TX 77024 P 346-359-1010

March 26, 2025

Dear Fellow Stockholder:

Our Board of Directors joins me in extending to you a cordial invitation to attend the 2025 Annual Meeting of Stockholders of Great Lakes Dredge & Dock Corporation. The meeting will be held on Thursday, May 8, 2025, beginning at 1:00 p.m. Central Time via live audio webcast.

You may virtually attend the 2025 Annual Meeting of Stockholders by visiting www.virtualshareholdermeeting.com/GLDD2025 and submit your questions online during the meeting. Please refer to the accompanying Notice of 2025 Annual Meeting of Stockholders and Proxy Statement for detailed information on the meeting and each of the proposals to be considered and acted upon at the meeting.

In accordance with U.S. Securities and Exchange Commission rules, we have elected to deliver our proxy materials over the internet to most stockholders. This allows stockholders to receive information on a more timely basis, while reducing our costs and environmental impact (from printing and mailing physical copies).

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

On behalf of the Board of Directors, I urge you to vote your shares by proxy as soon as possible to ensure that your vote is recorded at the 2025 Annual Meeting of Stockholders. You may vote your shares online at the 2025 Annual Meeting of Stockholders. You may also vote your shares prior to the 2025 Annual Meeting of Stockholders by telephone, over the internet or, if you have requested paper copies of our proxy materials by mail, by signing, dating and returning the proxy card in the envelope provided.

Our Board of Directors appreciates your continued support of Great Lakes Dredge & Dock Corporation.

Sincerely,

Lawrence R. Dickerson

Chairman of the Board of Directors

Notice of 2025 Annual Meeting of Stockholders

DATE & TIME Thursday, May 8, 2025 1:00 p.m. Central Time	PLACE Virtually via live audio webcast at www.virtualshareholdermeeting.com/GLDD2025

RECORD DATE

March 12, 2025

Stockholders of record at the close of business on March 12, 2025 are entitled to notice of, and to vote at, the 2025 Annual Meeting of Stockholders (the "2025 Annual Meeting") and any adjournments or postponements thereof

Items of Business

1.
To elect as directors the two nominees named in the Proxy Statement to serve for one-year terms expiring at the 2026 Annual Meeting of Stockholders, and to hold office until their respective successors are elected and qualified or until their earlier death, disqualification, resignation or removal.
2.
To ratify Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025.
3.
To approve, on a non-binding advisory basis, the Company’s executive compensation.
4.
To approve the First Amendment to the Great Lakes Dredge & Dock Corporation 2021 Long-Term Incentive Plan to increase the number of available shares of Company common stock under the plan by 3,000,000 shares.
5.
To approve the Great Lakes Dredge & Dock Corporation 2025 Employee Stock Purchase Plan.
6.
To transact such other business as may properly come before the 2025 Annual Meeting or any postponements or adjournments of the 2025 Annual Meeting.

Admission to Meeting

Proof of share ownership will be required for admission to the 2025 Annual Meeting. See “Information About the Annual Meeting and Voting” on page 63 appearing at the end of this Proxy Statement for details.

How to Vote

Your vote is important to us. To make sure your shares are represented and voted at the 2025 Annual Meeting, we encourage you to authorize a proxy to vote your shares in one of the following ways, even if you plan to attend the virtual meeting via the internet:

BY TELEPHONE	BY INTERNET	BY MAIL
Call 1-800-690-6903 from the United States or Canada. You will need your 16-digit control number on your Notice of Internet Availability, proxy card or voting instruction form.	Visit www.proxyvote.com. You will need your 16-digit control number on your Notice of Internet Availability, proxy card or voting instruction form.	Mark, sign and date your proxy card or voting instruction form and return it in the postage-paid envelope.

You can attend the 2025 Annual Meeting and revoke your previously submitted proxy by attending and voting at the virtual meeting at www.virtualshareholdermeeting.com/GLDD2025.

We are planning a virtual Annual Meeting to be held via live audio webcast at www.virtualshareholdermeeting.com/GLDD2025. As always, you are encouraged to vote your shares prior to the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Vivienne R. Schiffer

Corporate Secretary

Houston, Texas

March 26, 2025

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 8, 2025: THE NOTICE, PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2024 ARE AVAILABLE AT WWW.PROXYVOTE.COM

Executive Compensation	24

Compensation Discussion and Analysis	24

Other Compensation Practices, Policies and Related Matters	34

Compensation Committee Interlocks with Insider Participation	35

Compensation Committee Report	35

GREAT LAKES DREDGE & DOCK CORPORATION 9811 KATY FREEWAY, SUITE 1200 HOUSTON, TX 77024

Proxy Statement

2025 Annual Meeting of Stockholders Proxy Statement

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Great Lakes Dredge & Dock Corporation, a Delaware corporation, to be voted at the 2025 Annual Meeting of Stockholders, which we refer to as the “Annual Meeting,” the “2025 Annual Meeting” or the “2025 Meeting,” and any adjournment or postponement of the meeting. Throughout this Proxy Statement when the terms “Great Lakes,” the “Company,” “we,” “our,” “ours” or “us” are used, they refer to Great Lakes Dredge & Dock Corporation and its subsidiaries. We sometimes refer to our Board of Directors as the “Board.”

The meeting will be conducted via live audio webcast at www.virtualshareholdermeeting.com/GLDD2025, on Thursday, May 8, 2025, at 1:00 p.m. Central Time, for the purposes contained in the accompanying Notice of Annual Meeting of Stockholders and as set forth in this Proxy Statement.

In order to reduce costs and our environmental impact, we are offering this Proxy Statement and accompanying materials to our stockholders electronically. On March 26, 2025, we made this Proxy Statement and form of proxy available online and mailed to our stockholders a Notice of Internet Availability (the “Notice”) containing instructions on how to access this Proxy Statement, the form of proxy and our annual report to stockholders of record as of March 12, 2025 (the “record date”), as permitted by the U.S. Securities and Exchange Commission’s (the “SEC”) rules. We will also mail this Proxy Statement, and the materials accompanying it, to stockholders who have requested paper copies. If you would like to receive a printed copy of our proxy materials by mail, you should follow the instructions for requesting those materials included in the Notice that we mailed to you.

Important Notice: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com. (All website addresses given in this document are for informational purposes only and are not intended to be an active link or to incorporate any website information into this document.)

Great Lakes Dredge & Dock Corporation	1	2025 Proxy Statement

2025 Proxy Summary

This summary highlights information contained in this Proxy Statement. This summary does not contain all of the information you should consider, and you should carefully read the entire Proxy Statement before voting.

Annual Meeting of Stockholders

•	Time and Date: 1:00 p.m. Central Time, Thursday, May 8, 2025
•	Online: The 2025 Annual Meeting will be conducted virtually via live audio webcast at www.virtualshareholdermeeting.com/GLDD2025
•	Record Date: March 12, 2025
•

Voting: Stockholders as of the record date are entitled to vote; each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Agenda Items and Board Recommendations

MATTER	BOARD RECOMMENDATION
1 Election of the two directors named in this Proxy Statement.	FOR
2 Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2025.	FOR
3 Approval, on a non-binding advisory vote, of the compensation of the Company’s named executive officers.	FOr

4    Approval of the First Amendment to the Great Lakes Dredge & Dock Corporation 2021 Long-Term Incentive Plan to increase the number of shares of Company common stock available under the plan by 3,000,000 shares.

FOR
5 Approval of the Great Lakes Dredge & Dock Corporation 2025 Employee Stock Purchase Plan.	FOR

Corporate Governance Highlights

Commitment to Board Refreshment. Two of our seven Directors joined the Board since 2021.

Strong Independent Board. The Board understands that maintaining qualified independent and non-management directors on the Board is an integral part of effective corporate governance. The Board believes its current, refreshed leadership strikes an appropriate balance between independent directors and directors affiliated with the Company. This allows the Board to effectively represent the best interests of the Company and its stockholders.

Continually Updating Key Governance Policies. Annually, our Board reviews the charters of each of its standing committees. During 2024, our Board approved all three of its existing committee charters as promoting corporate governance best practices.

Corporate Governance Practices

Standing Board Committees Composed Solely of Independent Directors	Executive Sessions of Independent Directors at All Regularly Scheduled Board Meetings
Separation of Board Chair and Chief Executive Officer ("CEO") Roles	Annual Board and Committee Evaluations
Risk Oversight by the Board and Committees and Enhanced Internal Control Environment	Oversight of CEO Succession Planning Process
Comprehensive Code of Business Conduct & Ethics with Annual Director and Employee Certification of Compliance	Robust Foreign Corrupt Practices Act Compliance Program for Employees Supporting Foreign Operations & Purchasing

Executive Compensation Highlights

Consistent with our pay for performance philosophy, a meaningful portion of our named executive officers’ target total compensation for 2024 (i.e., the sum of annualized base salary, target short-term incentive award and target long-term incentive awards) is equity-based

Great Lakes Dredge & Dock Corporation	2	2025 Proxy Statement

or “variable/at-risk,” meaning it is only earned if specific financial goals are achieved. For 2024, the percentage of at-risk compensation was 78% for our CEO and 56% in the aggregate for the other named executive officers.

Executive Compensation Practices

Our executive compensation program is designed to support our financial and strategic goals, align executive pay with stockholder value creation and discourage unnecessary and excessive risk-taking. The Compensation Committee of our Board (the "Compensation Committee") regularly reviews our executive compensation program to incorporate commonly viewed best practices as it deems appropriate, examples of which include:

Executive compensation is variable and linked to meeting financial and strategic goals as well as stock price performance	All senior executives have stock retention requirements
No tax gross-ups for excess parachute payments	The Company maintains a robust incentive compensation recoupment (“clawback”) policy
The Compensation Committee engages an independent compensation consultant	We maintain double trigger cash severance and long-term incentive provisions in the event of a change in control
Annual incentive compensation and long-term incentive compensation are based on overall corporate performance and/or individual objectives	Directors, officers and all other employees are prohibited from hedging or pledging Company securities

Board of Directors

						––––––––––––– COMMITTEES –––––––––––––
NAME OF director	AGE	Director since	CLASS (Expiration of term)[v]	INDEPENDENT	FINANCIAL EXPERT	AUDIT	COMPENSATION	NOMINATING, CORPORATE GOVERNANCE and sustainability
Dana A. Armstrong	53	2025	II (2026)	✓	▲
Lawrence R. Dickerson *	72	2017	I (2025)	✓
Lasse J. Petterson	68	2016	III (2027)	CEO
Kathleen M. Shanahan	66	2018	III (2027)	✓
Earl L. Shipp	67	2021	III (2027)	✓
Ronald R. Steger *	71	2018	I (2025)	✓	▲
D. Michael Steuert	76	2017	I (2025)	✓

✓	= Independent	▲	= Financial Expert	= Committee Chair	= Committee Member * = Director Nominee

The above chart shows the Committee composition as of the record date.

v At the 2024 Annual Meeting of Stockholders (the "2024 Annual Meeting"), our stockholders approved an amendment to our certificate of incorporation to phase out our classified Board structure and provide for the annual election of all its directors by 2027. As such, all Class I directors that are up for election at the 2025 Annual Meeting, if elected, will serve a one-year term.

Mr. Steuert is not standing for re-election at the Annual Meeting.

Tenure and Age of our Board Members

AVERAGE TENURE	AVERAGE AGE

Great Lakes Dredge & Dock Corporation	3	2025 Proxy Statement

2024 Business Overview

About our Business

We completed the year with net income of $57.3 million, adjusted EBITDA (“Adjusted EBITDA”) of $136.0 million and a net debt balance of $438.0 million. See Appendix A for a reconciliation of Adjusted EBITDA to net income.

The Company’s largest domestic dredging customer is the U.S. Army Corps of Engineers ("the Corps”). The Corps oversees the majority of our critical infrastructure projects and, in this capacity, has continued to prioritize all types of dredging, including port maintenance and expansion and coastal protection projects that are necessary to avoid potential storm damage during hurricane season.

On June 28, 2024, the U.S. House of Representatives (the “House”) Energy and Water Appropriations Subcommittee passed their 2025 Appropriations Bill (the “2025 Bill”) which provided the Corps with a budget of $9.96 billion. The 2025 Bill included $5.7 billion for Operations and Maintenance projects, of which $3.1 billion was from the Harbor Maintenance Trust Fund (“HMTF”). On August 1, 2024, the Senate Appropriations Committee approved its draft of the 2025 Energy and Water spending bill which provided $10.3 billion in total funding for the Corps. However, these appropriations bills did not pass the full House and Senate. On March 14, 2025, Congress passed a year-long continuing resolution extending government funding until September 30, 2025. As a result, many federal agencies, including the Corps, will continue to work on 2024 appropriations levels, which represented a record budget level for the Corps.

During 2024 our fleet renewal continued on budget. Our 6,500 cubic yard mid-size hopper dredge, the Galveston Island, joined the Company's operating fleet in February 2024. Construction of the Galveston Island's sister ship, the Amelia Island, continues at the Conrad Shipyard in Louisiana with delivery expected in 2025. These two highly automated new build vessels will increase the capabilities of our hopper fleet in the coastal protection and maintenance markets and allow for the retirement of older and less efficient assets.

We believe that our entry into the offshore energy market will provide us with a growth opportunity outside our traditional dredging market.

We are currently building the Acadia, the first Jones Act-compliant subsea rock installation vessel for use in the offshore energy industry. There are a number of applications for a subsea rock installation vessel, including offshore wind, oil and gas and telecommunications cables. This new vessel has been designed to meet the highest environmental classification, including being equipped with battery power and a shore-power connection system, and to be capable of burning biofuel, all in an effort to reduce the ship’s CO2 footprint.

Natural Capital

By making significant financial investments in more efficient new and, in the case of the Acadia, LEV classified, vessels, upgrading some of our existing equipment with NOX and SOX scrubbing filters, and mandating the use of environmentally acceptable lubricants, Great Lakes is doing its part to reduce emissions and minimize its environmental impact. In addition, Great Lakes’ work has positive environmental impacts. While much of our work is in the nature of capital improvements which strengthens our national security and ensures the smooth and timely delivery of goods through our nation’s ports, a great deal of our work is focused on projects which not only repair the negative impacts of climate change, but are critical to minimizing those increasingly negative impacts. Our projects reestablish endangered natural habitats, rebuild environmentally significant barrier islands and restore areas eroded by both natural disasters and the effects of the ebbs and flows of tides and ordinary weather patterns. Our projects support biodiversity and ecosystems, which results in their improvement and longevity. We also employ endangered species protection devices and protected species observers on many of our projects. Additionally, we support a variety of conservation groups in the communities in which we work. An overview of these community initiatives can be found in our annual sustainability report, for which more information can be found below, under Sustainability.

Sustainability

Great Lakes strives to incorporate effective environmental and safety processes into everything we do. Our business is focused on ensuring that our nation’s waterways are open, our shorelines are protected and potential risks associated with storms and sea change are mitigated. While the focus of much of our work is long-term environmental protection, the Company seeks to conduct our work in a manner which demonstrates environmental stewardship. Our people seek and develop technical innovations so that our work can be completed efficiently and responsibly, and our ambition is to leave the areas we touch in a better state as a result of the work that we perform. To support this philosophy, we continue to build relationships with all stakeholders, including non-government organizations and conservation groups, to focus on the protection of our marine environment.

Examples of the Company’s related activities and commitments include:

•	improvement to our fleet of vessels, including emissions reductions, and in the case of the Acadia, LEV classification;
•	endangered species protection;
•	environmentally beneficial use of dredged material;

Great Lakes Dredge & Dock Corporation	4	2025 Proxy Statement

•	coral conservation;
•	engagement in the communities where we work;
•	our Safety Without Compromise program;
•	implementation of our Positive Project Management program; and
•	our use of EALs (environmentally acceptable lubricants).

The Company’s sustainability report can be found on the Company's website, www.gldd.com. The sustainability report is not incorporated by reference into this Proxy Statement or considered part of this document.

Human Capital Management

We seek to provide equal opportunity in identifying, recruiting, retaining, incentivizing and integrating our existing and future employees. To achieve our goal of attracting and retaining the most talented employees in our industry, we offer competitive compensation and benefits that support our employees’ physical, financial and emotional health. The principal objective of our equity incentive plan is to attract, retain and motivate select employees and directors through the granting of stock-based compensation awards. We offer employees benefits, including a 401(k) plan with employer contributions; health, life and disability insurance; additional voluntary insurance; paid time off and parental leave; and paid counseling assistance. In keeping with our philosophy of leaving our project sites in a better condition than that in which we found them, we seek to enhance our relationships with the communities where we work. We encourage and provide opportunities for our employees to engage in a variety of community service projects, community outreach and charitable activities.

Safety

The nature of our business carries with it safety risks. We operate large equipment in difficult environments. We rely on trained personnel to operate our vessels twenty-four hours a day, every day of the year. Great Lakes is committed to providing a safe and healthy working environment for all employees and trade partners. In return, all of our employees are committed to Incident and Injury Free® (IIF®) safe work practices both at work and home. Employees will not be asked to perform work that is unsafe and may refuse to perform tasks if they believe that the activity or work environment is unsafe. In addition, the Company takes every opportunity to advocate for safety in our relations with other organizations. We require our trade partners to participate in the spirit and specifics of IIF® when engaged on our projects. We are committed to spreading safety consciousness within our industry and throughout the maritime community, raising the spirit of IIF® in meetings and making our safety materials freely available.

The Company has instituted a number of programs designed to make safety foremost in the minds of our employees. An example is our “Good Catch Program,” which is designed to increase team member ownership of safety. The term “Good Catch” is used when a team member recognizes or proactively addresses a potentially unsafe situation. Good Catches are collected and communicated Company-wide, which further reinforces our commitment to fostering effective safety practices throughout the Company.

In addition to reducing our environmental impact, our new build program is designed with a view toward enhanced safety. In 2023, we took delivery of two multifunctional all-purpose vessels, which will provide a safer work platform, and which we believe will assist in reducing man overboard hazards when our crews are connecting pipelines.

Our IIF® safety journey has resulted in a dramatic reduction in work related injuries over the past decade and a half, and we are very proud of the lives we have positively impacted. This success has been nurtured through a culture of taking personal responsibility for safety and care and concern for one another, and that makes our work environment one of the safest in the dredging industry.

Significantly, however, Great Lakes' commitment to safety goes far beyond our own borders. We have taken our commitment to safety to our clients, our vendors and even to our competitors, sharing our knowledge, our processes and our best practices across the industry and beyond. We take pride in our recognition as the industry leader in safety. But our primary pride is in knowing that, because of our efforts and determination, our industry as a whole has become safer for its employees and clients.

Stockholder Engagement

Engaging with our stockholders and other stakeholders is a key element of our corporate governance and a vital aspect of our commitment to transparency. Our Board and management highly value the insights, opinions and feedback from our stockholders and other stakeholders. We maintain ongoing dialogue with stockholders through quarterly earnings calls, investor meetings, conferences and other communication channels to discuss performance, strategy, corporate governance, sustainability and other important business matters. During these interactions, management provides updates on various topics and gains a deeper understanding of investors' perspectives and concerns. Our CEO, Chief Financial Officer, and/or investor relations team are typically involved in these discussions, with additional participation from other management members, including our Chief Legal Officer, Senior Vice President of Offshore Energy and other senior vice presidents. Our Board is regularly updated by management on investor engagement and feedback throughout the year.

Great Lakes Dredge & Dock Corporation	5	2025 Proxy Statement

This engagement enables us to:

•	Offer visibility and transparency into our business, including corporate governance and sustainability initiatives.
•	Share our views on issues that matter to our investors, better understand their perspectives and expectations and address any questions.
•	Leverage the insights gathered from these discussions to inform our priorities, strategies and practices.

Who We Engage:	How We Engage:	Who Participates:
• Institutional investors	• One on one and group meetings in person and virtually	• Executive Management
• Sell side analysts	• Quarterly earnings calls	• Investor Relations
• Retail stockholders	• Industry and sell side presentations and conferences	• Senior Leadership
• Holders of Bonds	• Annual stockholder meetings	• Subject Matter experts
• Rating agencies	• Written and electronic communications

Key Engagement Resources:
• GLDD's Website	• Public events and presentations
• Quarterly Earnings	• Press Releases
• Annual Proxy Statement	• SEC Filings
• Annual Report	• Disclosures to various ratings assessors
• Annual Meeting

The Company’s CEO, Chief Financial Officer, investor relations and other executive officers hosted more than 120 one-on-one or small-group meetings to discuss business performance, strategy, and overall competitive landscape, while seeking participant feedback. Our CEO participated in approximately 20% of the meetings and our Chief Financial Officer participated in approximately 80% of the meetings.

Great Lakes Dredge & Dock Corporation	6	2025 Proxy Statement

Corporate Governance

Governance Framework

The Company is committed to the values of effective corporate governance and high ethical standards. These values are important to driving long-term performance, and the Board reevaluates our policies on an ongoing basis to ensure they sufficiently meet the Company’s needs. We believe our key corporate governance and ethics policies enable us to manage our business in accordance with the highest standards of business practice and in the best interests of our stockholders.

Board Independence	• Six out of seven of our current directors are independent. • Our CEO is the only management director.
Board Composition
•
Currently, the Board has fixed the number of directors at seven, which will be reduced to six at the Annual Meeting.
•
The Board regularly assesses its performance through Board and Committee self-evaluation.
•
Our current directors represent a variety of demographic backgrounds, including two female directors and directors from different races/ethnicities.

Board Committees	• We have three standing Board Committees: Audit; Compensation; and Nominating, Corporate Governance and Sustainability. • All Committees are composed entirely of independent directors.
Leadership Structure
•
Our Board Chair is independent.
•
If our Board Chair were not independent, our Board would consider whether it would be appropriate to have a Lead Independent Director who would be elected annually by the independent Board members.

Risk Oversight
•
Our full Board is responsible for risk oversight, and the Board has designated Committees to have particular oversight of certain key risks. Our Board oversees management as management fulfills its responsibilities for the assessment and mitigation of risks and for taking appropriate risks.

Open Communication
•
We encourage open communication and strong working relationships among the Board Chair, other directors and management.
•
Stockholders can contact our Board, Board Chair or management through our website or by regular mail addressed to the Corporate Secretary.

Stockholder Engagement	• We have an active stockholder outreach program, which encourages dialogue around executive compensation and other matters.
Succession Planning	• The Board actively monitors our succession planning and management development and receives regular updates on human capital matters.
Director Stock Ownership
•
Currently, our non-employee directors are required to retain at least $400,000 of our common stock – five times the annual pre-deferral cash retainer received for service as a member of the Board.
•
Until the required retention is achieved, non-employee directors are required to hold at least 50% of the shares received as equity compensation (after taxes).

Equity and Compensation
•
The Company has stock ownership guidelines for named executive officers and senior management.
•
Directors, officers and all other employees are prohibited from engaging in hedging or pledging of Company securities.
•
Our clawback policy covers both cash and equity incentive compensation.

Great Lakes Dredge & Dock Corporation	7	2025 Proxy Statement

The Board of Directors and Its Committees

						––––––––––––––––– COMMITTEES –––––––––––––––––
NAME OF director	AGE	Director since	CLASS (expiration of term)[v]	INDEPENDENT	FINANCIAL EXPERT	AUDIT	COMPENSATION	NOMINATING, CORPORATE GOVERNANCE and Sustainability
Dana A. Armstrong[1]	53	2025	II (2026)	✓	▲
Lawrence R. Dickerson[2] *	72	2017	I (2025)	✓
Lasse J. Petterson	68	2016	III (2027)	CEO
Kathleen M. Shanahan[3]	66	2018	III (2027)	✓
Earl L. Shipp	67	2021	III (2027)	✓
Ronald R. Steger *	71	2018	I (2025)	✓	▲
D. Michael Steuert[4]	76	2017	I (2025)	✓

✓	= Independent	▲	= Financial Expert	= Committee Chair	= Committee Member * = Director Nominees

v At the 2024 Annual Meeting, our stockholders approved an amendment to our certificate of incorporation to phase out our classified Board structure and provide for the annual election of all its directors by 2027. As such, all Class I directors that are up for election at the 2025 Annual Meeting, if elected, will serve a one-year term.

Only independent directors sit on our standing committees; therefore, Mr. Petterson does not sit on any committees. The Committee composition set forth above is as of the record date.

1.	Ms. Armstrong was appointed to the Audit Committee on February 25, 2025.
2.	Mr. Dickerson was appointed to the Audit Committee on May 17, 2024. Mr. Dickerson was removed from the Audit Committee and appointed to the Compensation Committee on February 25, 2025.
3.

Ms. Shanahan was appointed Chair of the Compensation Committee and a member of the Audit Committee on May 9, 2024. Subsequently, Ms. Shanahan was appointed to the Nominating, Corporate Governance and Sustainability Committee and removed from the Audit Committee on May 17, 2024.

4.	Mr. Steuert is not standing for re-election at the Annual Meeting. Mr. Steuert was removed from the Compensation Committee on February 25, 2025.

Our Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating, Corporate Governance and Sustainability Committee. Each standing committee has a written charter that is reviewed at least annually to reflect the activities of each of the respective committees and changes in applicable law or other relevant considerations. The charter of the Audit Committee was revised in 2024 to reflect its increased responsibility with respect to artificial intelligence and cybersecurity. The charter of the Nominating, Corporate Governance and Sustainability Committee was also revised in 2024 to reflect its increased responsibility on sustainability oversight. The charter of the Compensation Committee was revised in 2024 to reflect its responsibility with respect to approving and administering the Company's clawback policy. These were, and any other changes are, approved by the full Board as recommended by each individual committee. Each committee is composed entirely of directors deemed to be, in the judgment of the Board, independent in accordance with the meaning of the NASDAQ Marketplace Rules. Our Board met five times in 2024. Each director then in office attended at least 75% of the total number of meetings of the Board and the Board committees of which he or she was a member in 2024. While we do not have a formal policy requiring members of the Board to attend the Annual Meeting, we encourage all directors to attend. Six of seven directors then in office attended the Annual Meeting in 2024.

The following lists the members, number of meetings held and primary functions with respect to each committee as of December 31, 2024:

NOMINATING, CORPORATE GOVERNANCE and SUSTAINABILITY COMMITTEE

Members:

Lawrence R. Dickerson (Chair)

Kathleen M. Shanahan

Ronald R. Steger

Meetings in 2024: 4

Independence:

The Board has determined that all members of the Nominating, Corporate Governance and Sustainability Committee are independent directors as defined under applicable NASDAQ Marketplace Rules.

Scope

Evaluates the Board, individual Board members and the Board committees, reviews ethics policies and considers matters of corporate governance. May delegate its authority to one or more subcommittees.

Primary Functions

•
Develops and periodically reviews succession plans of the CEO, and screens and recommends to the Board candidate(s) qualified to become CEO.
•
Recommends and develops qualification standards and other criteria for selecting new directors, identifies and evaluates individuals qualified to become Board members consistent with qualification standards and other criteria approved by the Board and recommends to the Board such individuals as nominees to the Board for its approval.
•
Oversees and develops annual evaluations of the Board and the Board committees.
•
Reviews and reassesses the adequacy of its charter, and the Company’s Code of Business Conduct and Ethics and compliance program annually and recommends changes to the Board.
•
Oversees the Company's response to safety, environmental and sustainability laws and regulations and developments at the global, national, regional and local level as part of the Company's business strategy and operations.

Great Lakes Dredge & Dock Corporation	8	2025 Proxy Statement

•
Oversees the Company's response to evolving public issues affecting the Company in the realm of safety, environmental and sustainability.
•
Reviews the Company's compliance with safety, environmental and sustainability laws and regulations at the global, national, regional and local level, and reviews the significant risks or exposures faced by the Company in the safety, environmental and sustainability areas and the steps taken by management to address them, including review of significant issues or incidents.
•
Reviews its charter annually and recommends changes to the Board.

AUDIT COMMITTEE

Members:

Ronald R. Steger (Chair)

Dana A. Armstrong

Earl L. Shipp

Meetings in 2024: 8

Financial Expertise and
Independence:

The Board has determined that Mr. Steger and Ms. Armstrong are “audit committee financial experts” as defined in Item 407(d)(5) of Regulation S-K and that all members of the Audit Committee satisfy all audit committee-related independence requirements imposed by the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Board has determined that all members of the Audit Committee are independent directors as defined under applicable NASDAQ Marketplace Rules.

Scope

Oversees the integrity of our financial reporting process and systems of internal controls. May delegate its authority to one or more subcommittees.

Primary Functions

•
Oversees the accounting and financial reporting processes, the audits of financial statements and systems of internal controls regarding finance, accounting and legal compliance.
•
Monitors the independence and performance of our independent auditor and monitors the performance of our internal audit function.
•
Reviews risk assessment processes, scopes and procedures, including for the examination of current and emerging risks, and assesses their adequacy.
•
Reviews management’s monitoring of the Company’s compliance with laws and the Company’s Code of Business Conduct and Ethics, as well as the Anti-Bribery and Foreign Corrupt Practices Act compliance program.
•
Appoints and/or replaces our independent auditor and approves any non-audit work performed for us by the independent auditor.
•
Provides an avenue of communication among the independent auditor, management and our Board.
•
Reviews management's monitoring and reporting of complaints received via ComplianceLine or other compliance hot line, if applicable, as well as any other method of reporting.
•
Reviews compliance with state, federal and international emissions reporting regulations that are applicable to the Company.
•
Conducts and reviews results of annual cybersecurity evaluations.
•
Reviews any specific cybersecurity issues that could affect the adequacy of internal controls.
•
Reviews the Company's use of and policies concerning artificial intelligence, and monitors the adequacy of internal controls.
•
Reviews its charter annually and recommends changes to the Board.

Report

•
The “Report of the Audit Committee” is set forth on page 22 of this Proxy Statement.

COMPENSATION COMMITTEE

Members:

Kathleen M. Shanahan (Chair)

Lawrence R. Dickerson

Earl L. Shipp

Meetings in 2024: 6

Independence:

The Board has determined that all members of the Compensation Committee are independent according to the NASDAQ Marketplace Rules and compensation committee-specific requirements imposed by the Exchange Act, and each is considered to be a “non-employee director” under Rule 16b-3 of the Exchange Act.

Scope

Reviews and approves corporate goals relating to our CEO’s compensation and approves total compensation for our senior executives in a manner that does not encourage excessive risk-taking. May delegate its authority to one or more subcommittees.

Primary Functions

•
Reviews and approves goals and objectives relevant to the compensation of our CEO, evaluates the CEO’s performance according to these goals and objectives and determines and approves the CEO’s compensation level based on the Committee’s evaluation.
•
Approves total compensation for executive officers, including oversight of all executive officer benefit plans in which such executive officers participate.
•
Evaluates and recommends to the full Board appropriate compensation for our directors.
•
Oversees our general cash-based and equity-based incentive plans.

Great Lakes Dredge & Dock Corporation	9	2025 Proxy Statement

•
Retains and obtains the advice of such independent legal, accounting or other consultants or experts, including compensation consultants, as it deems necessary and reviews their independence from management.
•
Produces a Compensation Committee report on executive compensation as required by the SEC to be included in our annual report and/or Proxy Statement.
•
Approves and administers the Company's clawback and recoupment policies.
•
Reviews its charter annually and recommends changes to the Board.

Report

•
The “Report of the Compensation Committee” is set forth on page 35 of this Proxy Statement.

Leadership Structure of the Board of Directors

The Board is led by an independent Board Chair. Pursuant to the Company's Bylaws, the Board is permitted to either separate or combine the positions of CEO and Board Chair as it deems appropriate from time to time. Currently, we separate the roles of CEO and Board Chair in recognition of the differences between the two roles as they are currently defined. At present, the Board believes that separation of the positions of CEO and Board Chair improves the ability of the Board to exercise its oversight role over management, provides opportunities for discussion and evaluation of management decisions and the direction of the Company and ensures a significant role for the Board’s non-management directors in the oversight and leadership of the Company.

The Board understands that maintaining qualified independent and non-management directors on the Board is an integral part of effective corporate governance. There are currently six directors who the Board has affirmatively determined are independent within the meaning of the NASDAQ Marketplace Rules (Ms. Armstrong, Ms. Shanahan and Messrs. Dickerson, Steger, Steuert and Shipp), and one director who serves as CEO (Mr. Petterson). Mr. Levenson, who served on the Board until May 13, 2024, was also determined by the Board to be independent within the meaning of the NASDAQ Marketplace Rules. The Board believes its current leadership structure strikes an appropriate balance between independent directors and directors affiliated with the Company, which allows the Board to effectively represent the best interests of the Company and its stockholders.

The position of the independent Board Chair, or the Lead Director (if a Lead Director is appointed by the Board) when the CEO is concurrently serving as the Board Chair, is intended to provide a check and balance on the role and responsibilities of the CEO. The Board believes that the independent Board Chair is a strategic role that continues to add value to the Company.

INDEPENDENT BOARD CHAIR AND/OR LEAD DIRECTOR DUTIES AND RESPONSIBILITIES

• Chair meetings (including executive sessions) of the independent directors	• Advise and consult on major corporate decisions, including strategy and capital spending initiatives
• Act as principal liaison between the independent directors and our CEO	• Represent the Company at meetings with business partners, industry representatives and potential clients
• Communicate regularly with each director to be certain that every director’s views, competencies and priorities are understood	• Ensure directors and management function as a team in the best interest of all stakeholders
• Help develop Board agendas with our CEO to ensure that topics deemed important by the independent directors are included	• Advise our CEO on quality, quantity and timeliness of information supplied by management to the independent directors

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Governance Documents

COMMITTEE CHARTERS

Each committee operates under a written charter, copies of which are available on our website at www.gldd.com, or which may be obtained by writing to our Corporate Secretary at our principal executive office.

CODE OF business conduct and ETHICS

We have a written Code of Business Conduct and Ethics (the “Code”) that applies to all members of the Board and all of our employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code is reviewed and updated on a regular basis, and the Board adopted an updated version of the Code in November 2024. All of our current salaried employees have reviewed and certified compliance with the Code. In addition, on an annual basis, all of our directors and salaried employees receive mandatory training on the Code. Senior management, as well as individuals with responsibility for foreign operations or purchasing, receive additional training on the Foreign Corrupt Practices Act and other international compliance topics.

Our Code can be found on our website at www.gldd.com. We will post on our website any amendments to or waivers of the Code for executive officers or directors, in accordance with applicable laws, regulations and listing standards. A copy also may be obtained by writing to our Corporate Secretary at our principal executive office. No waivers were requested in 2024.

insider trading policy

The Company has adopted a statement of policy concerning securities trading and disclosure of confidential information (the "Insider Trading Policy") governing the purchase and sale and other disposition of GLDD common stock and the disclosure of confidential information, in each case, by our directors, executive officers and certain non-executive officers, key employees and associated family members, and has implemented related processes for the Company and its subsidiaries. The Company believes that the Insider Trading Policy and the Company's processes are reasonably designed to promote compliance with insider trading laws, rules and regulations, and the Nasdaq listing standards. Please see Item 10 in our 2024 Annual Report on Form 10-K, filed with the SEC on February 20, 2025, for additional information on our Insider Trading Policy.

The Board of Directors Role in Enterprise Risk Management

As part of our risk management process, senior management discusses and identifies major areas of risk on an ongoing basis and periodically reviews these risks with the Board. The Company’s management process is designed to enable the Board to best determine our risk management profile and oversee our risk management strategies. The Board delegated oversight of the enterprise risk management process to the Audit Committee.

The Audit Committee monitors and oversees the Company's enterprise risk management processes. Our processes are intended to identify and assess key strategic, operational, financial, cultural, performance and compliance risks. To effectuate these processes, our enterprise risk management department engages various levels of operations and our senior and executive management teams in identifying enterprise risks which the Company faces, or may face in the future, to identify, assess and prioritize the Company's most significant risks. Reports are given by the Company's Director of Internal Audit to the Audit Committee quarterly. The product of these processes is an enterprise risk management overview that is shared annually with the Audit Committee.

In addition, management, the Audit Committee, the Compensation Committee, the Nominating, Corporate Governance and Sustainability Committee and the Board each consider, as appropriate, current and emerging risks associated with accounting and reporting, project cost estimating, human capital management, information technology, compliance and safety.

ASSESSMENT OF CYBERSECURITY RISKS

We, along with others in our industry, are susceptible to information security breaches and other cybersecurity-related incidents. In alignment with industry standards, our organization prioritizes safeguarding against information security breaches and cybersecurity incidents. Our chief objective is the protection of the integrity, confidentiality and availability of our systems and digital data. This is achieved through a robust security strategy, integrating multiple facets such as business continuity planning, security risk assessments, rigorous testing, continuous surveillance and dynamic incident response services. This strategy is executed by a blend of internal experts and external consultants, ensuring a balanced and objective approach.

Our security measures are under continual scrutiny, with regular enhancements and updates to our policies and operational protocols integrated with feedback-loop from tabletop exercises. We are committed to fostering a culture of security awareness among our employees through ongoing training programs. Our proactive stance includes aligning with both domestic and international information security standards, progressively advancing our preventive and defense mechanisms. Additionally, we carry information security risk insurance policies and implement proactive steps to mitigate potential threats and losses.

The Board's Audit Committee oversees our enterprise risk management framework, with a particular focus on cybersecurity and IT-related risks. This involves collaboration and key personnel, including the Chief Financial Officer, the Chief Information Security Officer and IT operational management and Internal Audit.

ASSESSMENT OF HUMAN CAPITAL MANAGEMENT AND ENVIRONMENTAL RISKS

The Board, the Compensation Committee and the Nominating, Corporate Governance and Sustainability Committee share oversight of risks related to human capital management. Each group regularly receives written and oral reports from, and interacts with, members of our executive management concerning aspects of human capital management.

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ASSESSMENT OF RISKS IN OUR EXECUTIVE COMPENSATION PROGRAM

We do not believe risks arising from our executive and broad-based compensation policies and practices are reasonably likely to have a material adverse effect on the Company or our business, nor do we believe that the executive compensation program encourages unnecessary or excessive risk-taking.

The Compensation Committee reviews and approves corporate goals relating to our CEO’s compensation and approves total compensation for our senior executives. In addition, as part of our risk management process, senior management periodically identifies and discusses major areas of risk with the Board. As part of its regular reports to the Board, the Compensation Committee discusses the potential for unnecessary or excessive risk-taking. For more detail on the process by which executive compensation is set, see “Compensation Philosophy and Objectives,” page 25.

Specifically, the Board and the Compensation Committee control risks arising from executive compensation policies and practices in part by controlling the mix of cash and long-term equity incentives. Executives’ base salaries are fixed in amount. Annual incentives are capped for all named executive officers at 200% of target and annual incentives for all of our named executive officers are tied to overall corporate performance and/or individual objectives. The compensation provided to the executive officers in the form of long-term equity awards helps further align executives’ interests with those of the Company’s stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to the Company's stock price and operating performance and because awards are staggered and subject to long-term vesting schedules and overall payout caps. We believe that our long-term equity awards, in combination with our stock ownership requirements, help ensure that our executives have significant value tied to long-term stock price performance and therefore are cognizant of how short-term decisions impact the long-term health of the organization.

More specifically, the Compensation Committee retains subjective discretion in some instances to adjust short-term incentive formulas, which allows the Compensation Committee to review the results from the fiscal year and determine whether, despite achievement of financial goals, the intents and purposes of the short-term incentive program, the Executive Leadership Annual Incentive Program, were met. In doing so, the Compensation Committee may consider whether activities taken during that fiscal year comport with the Company’s strategic plan and align management objectives with stockholder interests. As a result, the incentive may be adjusted on an individual basis, independent of achievement of formulaic targets.

Finally, the Company has a clawback policy, which requires certain compensation to be repaid to the Company if awarded as a result of misstated earnings. A copy of our clawback policy can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC.

Selection of Nominees for Board of Directors

NOMINATION PROCESS

The Nominating, Corporate Governance and Sustainability Committee is responsible for evaluating potential candidates to serve on our Board and for recommending nominees to be presented for election or reelection to the Board at our Annual Meeting. The Nominating, Corporate Governance and Sustainability Committee does not set specific minimum qualifications for director positions. In evaluating potential director candidates, including incumbent directors, the Nominating, Corporate Governance and Sustainability Committee considers the skills and characteristics possessed by each candidate in the context of the perceived needs of the Board in an effort to ensure there is a blend of skills and experience that will enhance the effectiveness of the Board.

In addition, whenever a new seat or a vacated seat on the Board is being filled, candidates who appear to best fit our needs are identified, and unless such individuals are well known to the Board, they are interviewed and further evaluated by the Nominating, Corporate Governance and Sustainability Committee. Candidates selected by the Nominating, Corporate Governance and Sustainability Committee are then recommended to the Board. After the Board approves a candidate, the Chair of the Nominating, Corporate Governance and Sustainability Committee extends an invitation to the candidate to join the Board.

When evaluating director candidates and considering incumbent directors for re-nomination to the Board, the Nominating, Corporate Governance and Sustainability Committee considers a variety of factors, including the following:

•	the nominee’s independence;
•	the nominee’s ability to read and understand corporate financial statements;
•	the nominee’s relevant professional skills and depth of business experience, including industry knowledge;

•	the nominee’s character, judgment and personal and professional integrity;
•	the nominee’s qualifications for membership on certain committees of the Board;
•	the nominee’s willingness to commit sufficient time to attend to his or her duties and responsibilities as a member of the Board;
•	any potential conflicts of interest involving the nominee; and
•	the composition of our existing Board.

In identifying potential candidates for the Board, the Nominating, Corporate Governance and Sustainability Committee relies on recommendations from a number of possible sources, including current directors and officers. The Nominating, Corporate Governance

Great Lakes Dredge & Dock Corporation	12	2025 Proxy Statement

and Sustainability Committee may also retain outside consultants or search firms to help identify potential candidates for membership on the Board. We request that any such firms retained by us consider the factors referenced above in the proposals they present to us.

RECOMMENDATION OF CANDIDATES BY STOCKHOLDERS

The Nominating, Corporate Governance and Sustainability Committee will consider stockholder recommendations for candidates for membership on the Board, provided that a complete description of such proposed nominee’s qualifications, experience and background, together with a statement signed by such proposed nominee in which he or she consents to act as such, accompanies the recommendation and, provided further, that any such recommendation must also be made according to the procedures, and within the required time deadlines, applicable under our Bylaws to director nominations. Such recommendations should be submitted in writing to the Corporate Secretary and should not include self-nominations. Director candidates recommended by stockholders will be evaluated using the same criteria as those applied to other director candidates.

Communicating with the Board of Directors

Stockholders and other interested parties wishing to communicate with our Board can send communications to one or more members of the Board by writing to the Board or to specific directors (including independent directors or committee chairs) or to a group of directors at the following address:

Great Lakes Dredge & Dock Corporation Board of Directors

Great Lakes Dredge & Dock Corporation

c/o Corporate Secretary

9811 Katy Freeway, Suite 1200

Houston, TX 77024

Any such communication will be promptly distributed by the Corporate Secretary to the individual director or directors named in the communication or to all directors if the communication is addressed to the entire Board. Every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.

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PROPOSAL 1:

Election of Directors

Board Composition

Our Board is currently composed of seven members divided into three classes. Mr. Dickerson, Mr. Steger and Mr. Steuert are members of the class whose term expires at the 2025 Annual Meeting. Ms. Armstrong is a member of the class whose term expires at the 2026 Annual Meeting of Stockholders (the "2026 Annual Meeting"). Mr. Petterson, Ms. Shanahan and Mr. Shipp are members of the class whose term expires at the 2027 Annual Meeting of Stockholders. At the 2025 Annual Meeting, the size of the Board will be reduced from seven to six, as Mr. Steuert will not be standing for re-election. Ryan J. Levenson resigned from the Board and its Committees on May 13, 2024 and was a member of the class whose term expires at the 2026 Annual Meeting. At the 2024 Annual Meeting, our stockholders approved an amendment to the Company's certificate of incorporation to phase out the classified Board structure and provide for the annual election of directors, beginning with the class up for election at the 2025 Annual Meeting and applicable to all directors by the 2027 Annual Meeting of Stockholders.

The Board of Directors has nominated Mr. Dickerson and Mr. Steger for re-election at the 2025 Annual Meeting to the Board of Directors. If elected by our stockholders, each such nominee will serve for a one-year term expiring at the 2026 Annual Meeting. Each director will hold office until his respective successor is elected and qualified or until her/his earlier death, disqualification, resignation or removal. Each of Mr. Dickerson and Mr. Steger has indicated a willingness to serve.

The persons named as proxies on the proxy card will vote the proxies received by them for the election of Mr. Dickerson and Mr. Steger, unless otherwise directed. In the event that a nominee becomes unavailable for election at the Annual Meeting, the persons named as proxies in the enclosed proxy card may vote for a substitute nominee at their discretion as recommended by the Board.

Vote Required and Recommendation

The nominees for director will be elected for one-year terms, provided that they receive a plurality of the votes of the shares present at the meeting and entitled to vote on the election of directors. This means that, if a quorum is present, the two persons receiving the greatest number of votes at the Annual Meeting will be elected to serve as directors. As a result, withholding authority to vote for a director nominee and broker non-votes with respect to the election of directors will not affect the outcome of the election of directors. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement, which is two.

The Board of Directors recommends a vote "FOR" the election of the following directors to the Great Lakes Board: ✓ Lawrence R. Dickerson ✓ Ronald R. Steger

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DIRECTOR QUALIFICATIONS

We believe that our director nominees, individually and together with our incumbent directors continuing in service on the Board after the Annual Meeting, possess the requisite experience and skills necessary to carry out their duties and to serve the best interests of the Company and its stockholders.

Knowledge, Skills and Experience

	Armstrong	Dickerson	Petterson	Shanahan	Shipp	Steger
Public Board Experience
Industry Experience
Engineering/Construction Experience
Prior CFO/Audit Committee Member
CEO/Similar C-Suite Experience
Financial & Capital Markets
Environmental/Sustainability Experience
Safety & Risk Management
International Experience
Cybersecurity

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Director Nominees for Election at the 2025 Annual Meeting:

The following paragraphs provide information as of the record date, including a brief biography with experience and a description of certain key qualifications and skills, about each of our director nominees and incumbent directors.

Lawrence R. Dickerson Board Chair Age: 72 Director Since: 2017 Independent: Yes Committees: Compensation; Nominating, Corporate Governance and Sustainability (Chair)

LAWRENCE R. DICKERSON spent 34 years at Diamond Offshore Drilling, Inc. (NYSE:DO), a deepwater oil and gas drilling contractor, where he served as a member of the Board of Directors from 1998, and as President and Chief Executive Officer from 2008 until his retirement in 2014. Prior to his service as President and Chief Executive Officer, Mr. Dickerson served as Chief Financial Officer, during which time he helped take the company public, and as Chief Operating Officer, during which time he gained substantial operating and commercial experience. In addition to being a seasoned executive, Mr. Dickerson has significant board experience. He has been a member of the Board of Directors of Murphy Oil Corporation (NYSE:MUR), an oil and gas exploration and production company, and Oil States International (NYSE:OIS), an oilfield equipment services company, since 2014. Mr. Dickerson is Chair of the Audit Committee and a member of the Nominating and Governance Committee at Murphy Oil Corporation and is Chair of the Compensation Committee and a former member of the Audit Committee at Oil States International. Mr. Dickerson was Non-Executive Chairman of the Board of Directors of Hercules Offshore, Inc. (NASDAQ:HERO), an offshore drilling company, from 2015 - 2016, and served from 2008 - 2012 on the Board of Directors of Global Industries, Ltd. (NASDAQ:GLBL), a subsea construction company sold to Technip in 2011. Mr. Dickerson received a Bachelor of Business Administration Degree from the University of Texas.

KEY QUALIFICATIONS AND SKILLS:
Mr. Dickerson has experience as a President, Chief Executive Officer, Chief Financial Officer and Chief Operating Officer with prior service on several public boards. He served as Chair of another publicly traded company and held memberships on various Audit, Nominating and Governance and Compensation Committees. Mr. Dickerson has extensive operating and commercial experience in capital-intensive businesses in deepwater oil and offshore/gas drilling industries, as well as governmental, international, public market and large-scale vessel construction experience.

Ronald R. Steger Age: 71 Director Since: 2018 Independent: Yes Committees: Audit (Chair); Nominating, Corporate Governance and Sustainability

RONALD R. STEGER previously served on the Boards of Directors of Near Intelligence, Inc. from April – August 2023 where he held the position of Audit Committee Chair; Global Eagle Entertainment Inc., where he held the position of Audit Committee Chair; International Seaways, Inc. (NYSE:INSW) from 2016 - 2017 where he held the positions of Corporate Governance Committee Chair and Risk Management Committee Chair; Overseas Shipholding Group, Inc. (NYSE:OSG) from 2014 - 2018, where he served as Audit Committee Chair, Corporate Governance Committee Chair and Risk Management Committee Chair, and Sentinel Energy Services Inc. (NASDAQ:STNL) from 2018 - 2020. Mr. Steger also served as an Advisory Board Member of ATREG, Inc. from 2014 - 2020. Mr. Steger was a Senior Technical Advisor at Effectus Group, a boutique accounting advisory firm that specializes in serving high-growth technology companies until December 22, 2022. Until December 31, 2013, Mr. Steger worked as an Audit Partner for KPMG LLP, where he served a broad array of clients in the Fortune 1000 and middle market technology, chemical, food service and semiconductor sectors. Additionally, Mr. Steger has gained significant knowledge regarding the marine services industry through his board service. Mr. Steger is a licensed Certified Public Accountant (retired status). Mr. Steger holds a Certificate in Cybersecurity Oversight from the NACD. He received a Bachelor of Science Degree from Villanova University.

KEY QUALIFICATIONS AND SKILLS:
Mr. Steger has expertise as a partner of one of the largest professional services networks in the world, with 37 years of accounting, advisory and consulting experience, including participation in Audit Committee investigations and Public Company Accounting Oversight Board (“PCAOB”) inspections. He has prior service on several public boards, including as Audit Committee Chair and Corporate Governance and Risk Assessment Committee Chair. Mr. Steger has extensive experience with acquisition, divestiture, initial public offering and private equity and debt placement transactions. He seconded with KPMG Munich for a three-year period, and has substantial knowledge regarding international debt and equity transactions.

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Other Directors:

Dana A. Armstrong Age: 53 Director Since: 2025 Independent: Yes Committees: Audit

DANA A. ARMSTRONG Since 2020, Ms. Armstrong has served as Executive Vice President and Chief Financial Officer of Excelerate Energy, Inc. (NYSE:EE), the world’s leading provider of floating storage and regasification units and downstream Liquified Natural Gas ("LNG") infrastructure. Previously, Ms. Armstrong served as Senior Vice President and Chief Financial Officer of Scientific Drilling International, a global energy services provider and manufacturer specializing in high accuracy wellbore placement and drilling solutions from 2015 - 2020. Prior to that, Ms. Armstrong held various financial positions from 2007 - 2015, at Ion Geophysical Corporation, provider of geophysical technology, services, and solutions to the global oil and gas industry, including Vice President and Global Treasurer. Ms. Armstrong holds a Bachelor’s Degree in Accounting and Masters of Business Administration in Finance from the University of Houston, C.T. Bauer College of Business. Ms. Armstrong is also a licensed Certified Public Accountant in the State of Texas.

KEY QUALIFICATIONS AND SKILLS:
Ms. Armstrong has comprehensive experience as a Chief Financial Officer for globally diverse organizations in the energy industry. Ms. Armstrong has extensive financial leadership expertise in the LNG infrastructure industry, as well as in the drilling services and seismic services industries, with specific knowledge in capital markets, corporate finance, strategic planning, investor relations, ESG, cybersecurity, and financial system implementations.

Lasse J. Petterson Chief Executive Officer Age: 68 Director Since: 2016 Independent: No

LASSE J. PETTERSON was named Chief Executive Officer of the Company in May 2017 and assumed the additional title of President in March 2020. He has served as a member of our Board since December 2016. Prior to his employment with the Company, Mr. Petterson served as a private consultant to clients in the oil and gas sector, and was Chief Operating Officer and Executive Vice President at Chicago Bridge and Iron Company N.V. (NYSE:CBI) (“CB&I”), an engineering, procurement and construction company, from 2009 - 2013. Prior to CB&I, Mr. Petterson was Chief Executive Officer of Gearbulk, Ltd., a privately held company that owns and operates one of the largest fleets of gantry craned open hatch bulk vessels in the world. He was also President and Chief Operating Officer of AMEC Inc. Americas, a subsidiary of AMEC plc (NASDAQ:AMFW), a British multinational consulting, engineering and project management company. Prior to joining AMEC, Mr. Petterson served in various executive and operational positions for Aker Maritime, Inc., the deepwater division of Aker Maritime ASA of Norway, over the course of 20 years. He spent the first nine years of his career in various positions at Norwegian Contractors, an offshore oil and gas platform contractor. Mr. Petterson is a National Association of Corporate Directors (“NACD”) Board Leadership Fellow. He received a Master of Science in Engineering, as well as a Bachelor of Science Degree, from Norwegian University of Technology.

KEY QUALIFICATIONS AND SKILLS:
For two decades, Mr. Petterson has served in various executive and operational positions, and most recently has extensive experience as Chief Executive Officer, Chief Operating Officer and President. He has particular capabilities in multinational consulting, engineering and project management; extensive engineering, procurement and construction expertise in the oil and gas sector, including offshore oil and gas platform contracting; and operational experience with maritime companies.

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Kathleen M. Shanahan Age: 66 Director Since: 2018 Independent: Yes Committees: Compensation (Chair); Nominating, Corporate Governance and Sustainability

KATHLEEN M. SHANAHAN joined the Board of Directors of The Mosaic Company (NYSE:MOS) in March 2025. Ms. Shanahan was recently Chief Executive Officer of Turtle & Hughes, Inc., (2018 - 2023) a private, certified women-owned business, which services the industrial, construction, commercial, electrical contracting, export and utility markets. Ms. Shanahan joined the Board of Directors of HireQuest (NASDAQ:HQI) in 2019 and currently serves on the Audit Committee and Chair of the Nom/Governance Committee. Ms. Shanahan previously served as Chair of Ground Works Solutions (previously known as URETEK Holdings, Inc.), which provides foundation lifting and soil stabilization solutions, since 2011 and previously also served as Chief Executive Officer from 2011 - 2016. Ms. Shanahan also previously served as the Chair and Chief Executive Officer of WRS Infrastructure & Environment, Inc. (d/b/a WRScompass), an environmental engineering and civil construction company, as a member of the Board of Directors and Audit Committee of TRC Companies, Inc. (NYSE:TRR) from 2015 - 2017 and as a member of the Board of Directors and Chair of the Executive Compensation Committee of WCI Communities, Inc. (NYSE:WCI) from 2004 - 2007. Additionally, Ms. Shanahan has held numerous positions in government and public policy, having served on the campaigns and administrations as Chief of Staff for Florida Governor Jeb Bush and for Vice President Dick Cheney; Deputy Secretary of the California Trade and Commerce Agency for California Governor Pete Wilson; special assistant to Vice President George H.W. Bush; and as staff assistant on President Ronald W. Reagan’s National Security Council. Ms. Shanahan is a member of Women Corporate Directors and the International Women’s forum. Ms. Shanahan previously served on the board of TerraSea Environmental Solutions LLC, one of the Company’s previous joint ventures and Tampa Bay General Hospital. She received a Master of Business Administration in Executive Business Administration degree from New York University’s Leonard N. Stern School of Business and a Bachelor of Arts Degree in Nutrition Biochemistry and Economics from the University of California, San Diego.

KEY QUALIFICATIONS AND SKILLS:
Ms. Shanahan has served in various executive and operational positions, and most recently has significant experience as Chair and Chief Executive Officer of a company engaged in geotechnical construction and government contracting. She has prior service on private and public boards, including membership on various Audit and Compensation Committees. Ms. Shanahan possesses extensive skills in development, leadership and management of environmental remediation, geotechnical and civil construction operations. She also has expertise in public policy and public affairs matters, involving advisory, communication, development and implementation strategies.

Earl L. Shipp Age: 67 Director Since: 2021 Independent: Yes Committees: Audit; Compensation

EARL L. SHIPP spent 38 years at Dow Inc. (NYSE:DOW), formerly known as The Dow Chemical Company, a materials science leader committed to delivering innovative and sustainable solutions for customers in packaging, infrastructure and consumer care. Mr. Shipp is the former Vice President of Operations for the U.S. Gulf Coast and Vice President for Texas Operations responsible for more than a third of Dow’s global asset base, until his retirement in October 2017. Prior assignments include President of Dow’s India, Middle East and Africa region with board level oversight of several Dow J.V. Companies, and President of Dow’s Basic Chemicals Group, with P&L responsibility for six global business units. Mr. Shipp has domestic and international executive and non-executive leadership experience in manufacturing, operations, large capital program conception and execution and strategic growth. Currently, Mr. Shipp serves on the Board of Directors of National Grid PLC (NYSE:NGG; London:NG), including as Chair of the Safety & Sustainability Committee and member of the People & Governance Committee; and Olin Corporation (NYSE:OLN), including as Chair of the Compensation Committee and as a member of the Audit Committee. Mr. Shipp previously served on the advisory board of St. Luke’s Health System of Texas, a private company. Mr. Shipp holds a Bachelor’s Degree in Chemical Engineering from Wayne State University and graduated from The Consortium for Graduate Study in Management at Indiana University. Additionally, Mr. Shipp is a United States Coast Guard Licensed Captain.

KEY QUALIFICATIONS AND SKILLS:
Mr. Shipp has almost four decades of leadership, capital investment execution and operational experience at one of the largest chemical producers in the world. He has prior service on public boards, including as Board Chair, Safety & Sustainability Committee Chair, and Compensation Committee Chair. He has held memberships on various Audit, and Governance, Nominations and Remuneration Committees. Mr. Shipp has extensive experience in multinational leadership and international operations. His U.S. Coast Guard rating makes him very acquainted with the marine environment where Great Lakes operates.

Great Lakes Dredge & Dock Corporation	18	2025 Proxy Statement

2024 Director Compensation

The compensation of our directors is determined by the Compensation Committee and approved by the Board. Directors who are employees of the Company do not receive separate compensation for their Board service. The annual compensation package for our non-employee directors is designed to attract and retain highly experienced and qualified individuals to serve on the Board and promote a strong alignment of interests between the Company’s non-employee directors and its stockholders.

The Compensation Committee annually reviews the design of the annual compensation package for non-employee directors. The Company believes that the compensation of our non-employee directors fairly reflects the work and skills required for a company of our size and complexity. The compensation package was established following consultation with the Compensation Committee’s independent compensation consultant and was intended to be competitive relative to the Company’s peer group and general industry market data. After reviewing the non-employee director compensation program for 2024, the Compensation Committee determined not to make any changes to the program as compared to 2023.

Each of our non-employee directors receives an annual retainer of $160,000, payable quarterly in arrears. Based on the recommendations of the Compensation Committee's independent compensation consultant, the annual retainer will be paid $80,000 in cash and $80,000 in equity. The retainer is generally payable 50% in cash and 50% in grants of fully vested shares of our common stock at the end of each fiscal quarter. In addition to the annual retainer, our Board approved the annual retainers for committee service and committee chair service, as applicable, as set forth below.

ANNUAL BOARD AND COMMITTEE RETAINERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2024
$100,000	Non-employee Board Chair
$80,000	All non-employee directors (including Board Chair), payable in cash
$80,000	All non-employee directors (including Board Chair), payable in grants of fully vested shares of the Company's common stock
$20,000	Audit Committee Chair
$5,000	Audit Committee Members
$10,000	Compensation Committee Chair
$4,000	Compensation Committee Members
$7,500	Nominating, Corporate Governance and Sustainability Committee Chair
$4,000	Nominating, Corporate Governance and Sustainability Committee Members

The committee annual retainers are paid in cash to the committee members each quarter in arrears. Directors are permitted to elect to receive a greater percentage of their annual retainers in common stock rather than cash. In addition, non-employee directors are also allowed to defer their cash retainers and the equity component of their annual retainers into deferred stock units payable in shares of the Company’s common stock upon the director’s separation from the Board or such other date as selected by the director or mandated by the terms of the Great Lakes Dredge & Dock Corporation Director Deferral Plan. We also reimburse non-employee directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

The table below summarizes the compensation paid by the Company to our non-employee directors for the fiscal year ended December 31, 2024. As our President and Chief Executive Officer, Mr. Petterson does not receive any compensation for his service on the Board of Directors. Please see the "Summary Compensation Table for Year Ended December 31, 2024" on page 36 for the compensation received by Mr. Petterson with respect to the fiscal year ended December 31, 2024.

NAME	FEES EARNED OR PAID IN CASH(1) ($)	STOCK AWARDS(2) ($)	TOTAL ($)
Lawrence R. Dickerson(3)	90,868	183,750	274,618
Ryan J. Levenson(4)	32,396	29,451	61,847
Kathleen M. Shanahan	90,187	83,228	173,415
Earl L. Shipp	89,000	80,000	169,000
Ronald R. Steger	94,500	94,500	189,000
D. Michael Steuert	85,354	81,772	167,126

1.	This column represents the cash portion of non-employee director compensation paid for 2024 service. Mr. Steger elected to receive 50% of his committee member fees in equity.
2.

This column represents the value of fully vested shares of our common stock granted as the equity component of the annual retainer that each director was granted for 2024 service and, for Ms. Shanahan and Mr. Steger, shares of deferred stock units. The annual retainer grant dates occur quarterly on the last trading day of March, June, September and December, payable as four substantially equal installments and prorated for any quarter of partial service. The amounts set forth in this column represent the grant date fair value of stock awards granted during the fiscal year ended December 31, 2024 calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used in determining the FASB ASC Topic 718 values are set forth in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024. As of December 31, 2024, Mr. Dickerson, Ms. Shanahan and Mr. Steger were the only non-employee directors with outstanding equity awards as a result of deferral elections. As of such date, Mr. Dickerson held 56,216 deferred stock units; Ms. Shanahan held 8,547 deferred stock units; and Mr. Steger held 33,592 deferred stock units.

3.	The stock awards column for Mr. Dickerson includes additional quarterly grants of fully vested shares of our common stock equal to $100,000 for Mr. Dickerson’s service as Board Chair.

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4.	Mr. Levenson resigned from the Board, effective May 13, 2024.

Stock Ownership Guidelines for Non-Employee Directors

Non-employee directors are subject to a stock retention requirement and are required to retain common stock in the amount of five times the annual pre-deferral cash retainer received for service as a member of the Board. For 2024, that amount was $400,000 in common stock. Until the required ownership level is achieved, non-employee directors are required to hold at least 50% of the shares received as equity compensation (after taxes). All directors have either achieved the required ownership level or are in compliance with the retention requirement. This retention requirement includes both common stock and deferred stock units in the calculation of the retention requirement.

Great Lakes Dredge & Dock Corporation	20	2025 Proxy Statement

PROPOSAL 2:

Ratification of Independent Registered Public Accounting Firm

We have appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2024. During 2024, Deloitte & Touche LLP also served as our independent registered public accounting firm and, in addition, provided certain tax and other services, see “Matters Related to Independent Registered Public Accounting Firm – Professional Fees” on page 22. Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Vote Required and Recommendation

Deloitte & Touche LLP will be ratified as our independent registered public accounting firm for the year ending December 31, 2025 provided this proposal receives the affirmative vote of a majority of the shares present at the Annual Meeting and entitled to vote thereon, assuming a quorum is present. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of voting against the proposal.

Although we are not required to seek stockholder ratification of this appointment, the Audit Committee and the Board believe it to be sound corporate practice to do so. If the appointment is not ratified, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors and the Audit Committee recommend a vote "FOR" ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2025.

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Matters Related to Independent Registered Public Accounting Firm

We have appointed Deloitte & Touche LLP, referred to as “Deloitte,” to be our independent registered public accounting firm for the year ending December 31, 2025. Each year, the Audit Committee evaluates the qualifications of the Company’s independent auditors and considers: (1) the quality and efficiency of the services provided; (2) the auditor’s technical expertise, knowledge of our Company’s operations and global capabilities; (3) the auditor’s communications and interactions with the Company; (4) the auditor’s independence and objectivity; (5) whether the auditor has recently been the subject of any administrative, criminal or civil investigations or been accused of violating PCAOB policies; and (6) the auditor’s fee proposal. Stockholders are being asked to ratify the appointment of Deloitte at the Annual Meeting pursuant to “Proposal 2” on page 21 of this Proxy Statement.

In addition, in accordance with SEC rules, audit partners for independent registered public accounting firms are subject to rotation requirements that limit the number of consecutive years an individual partner may serve in certain roles. For lead and concurring audit partners, the maximum is five consecutive years of service. We select the lead partner from our independent registered public accounting firm pursuant to this rotation policy following meetings with potential candidates and discussions between the Audit Committee and management.

PROFESSIONAL FEES

We paid the following professional fees to our independent registered public accounting firm, Deloitte and its affiliates, for the years ended December 31, 2024 and 2023:

	PAID FOR THE YEAR ENDED DECEMBER 31,
	2024 (IN THOUSANDS) ($)	2023 (IN THOUSANDS) ($)
Audit Fees(1)	1,727.7	1,589.9
Audit-Related Fees	—	—
Tax Fees(2)	301.4	185.9
All Other Fees(3)	-	4.6
Total:	2,029.1	1,780.4

1.

This category includes audit fees for services related to our annual audits of our financial statements and internal controls over financial reporting, quarterly reviews of our financial statements performed in accordance with accounting standards generally accepted in the United States of America and services that are normally provided by Deloitte related to statutory or regulatory filings or engagements.

2.	This category primarily includes fees for tax advice, tax planning and compliance related to our international operations and other tax advice related to specific non-routine transactions.
3.	This category includes subscription fees to an online accounting research tool.

Audit Committee Pre-Approval Policy for Independent Account Services

The Audit Committee oversees the process for and approves the selection of our registered public accounting firm’s lead engagement partner, which may be rotated from time to time. At the Committee’s instruction, the public accounting firm will recommend candidates to be considered for the lead engagement partner role, who are then interviewed by our management. After considering recommendations made by our management, the Committee then interviews the candidates for lead engagement partner, considers the appointment and approves the selection as a committee. The Committee conducts an annual assessment of our public accounting firm.

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. From time to time, however, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee may also pre-approve services on a case-by-case basis. The Audit Committee may delegate pre-approval authority to one or more of its members. For the year ended December 31, 2024, the Audit Committee pre-approved all such audit and non-audit services, including tax services, provided by the independent registered public accounting firm.

Report of the Audit Committee

With respect to 2024, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;
•	discussed with our independent auditor, Deloitte, the matters required to be discussed by the applicable requirements of the PCAOB and the SEC; and
•

received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and discussed with Deloitte its independence.

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Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for 2024.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

Ronald R. Steger, Chair

Dana A. Armstrong

Earl L. Shipp

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Executive Compensation

Compensation Discussion and Analysis

INTRODUCTION

Our Compensation Discussion and Analysis (“CD&A”) reviews the objectives and elements of Great Lakes’ executive compensation program, describes the related processes of our Compensation Committee (referred to in this section of the Proxy Statement as the “Committee”) and discusses the 2024 compensation earned by our named executive officers.

For fiscal 2024, our named executive officers were:

NAMED EXECUTIVE OFFICER	TITLE
Lasse J. Petterson	President and Chief Executive Officer
Scott L. Kornblau	Senior Vice President and Chief Financial Officer
Vivienne R. Schiffer	Senior Vice President, Chief Legal Officer, Chief Compliance Officer and Corporate Secretary
Christopher G. Gunsten	Senior Vice President, Project Services and Fleet Engineering
David J. Johanson	Senior Vice President, Project Acquisition and Operations

FINANCIAL PERFORMANCE

We believe our 2024 achievements have positioned the Company for future investments and positive growth for our stockholders. Financial metrics for 2024 are:

2024 FINANCIAL REVIEW
NET INCOME		ADJUSTED EBITDA*		NET DEBT
$57.3	MILLION	$136.0	MILLION	$438.0	MILLION
$43.4	MILLION INCREASE	$63.0	MILLION INCREASE	$48.8	MILLION INCREASE

*A reconciliation of Adjusted EBITDA is provided in Appendix A.

“Say-on-Pay” Advisory Vote on Executive Compensation

At the 2024 Annual Meeting, approximately 95% of the votes cast on the 2024 "say-on-pay" vote were in support of the Company’s executive compensation program. The Committee considered this vote during its annual examination of the executive compensation program as one of many factors in deciding the Company’s ongoing executive compensation policies and procedures, and did not make any changes to the Company’s executive compensation program in response to the 2024 “say-on-pay” vote.

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What Guides Our Program

COMPENSATION PHILOSOPHY AND OBJECTIVES

The Company’s executive compensation program is designed to attract, motivate and retain highly skilled, performance-oriented executives and closely align compensation paid to our named executive officers with our operating and financial goals. The Committee regularly discusses the general principles that form the basis of our executive compensation program. The objectives, which guided the Committee’s executive compensation decisions in 2024, are discussed below.

OBJECTIVE	KEY ELEMENTS
Align the interests of our executives with those of our stockholders.
•
Performance-based executive compensation, including annual incentives and grants of performance-based restricted stock units, which are designed to incentivize management actions that support long-term Company performance and achieve selected financial and strategic metrics;
•
Awards of time-vested restricted stock units under our long-term incentive plan, the value of which are dependent upon the Company’s stock price over a period of several years; and
•
Executive stock ownership guidelines pursuant to which executives are expected to maintain significant holdings of our stock.

Reward achievement of both annual and long-term strategic and financial performance.
•
Grants of performance-based restricted stock units, the payout of which is contingent upon our performance, as measured by certain key financial measures, over three annual performance periods;
•
Grants of restricted stock units, the value of which are dependent upon the Company’s stock price over a period of several years; and
•
Annual performance-based incentive awards, with a targeted focus on annual individual and Company-wide strategic and financial goals.

Attract, motivate and retain highly experienced employees in key executive positions.
•
A competitive total direct compensation package consisting of base salary, performance-based annual incentive awards and long-term incentive awards;
•
Employment agreements with certain of our executives, which contain severance and change in control protections; and
•
A Supplemental Savings Plan, a deferred compensation program providing a tax-advantaged method for our executives to save for retirement by deferring salary and annual incentive compensation and to receive matching and profit-sharing contributions.

EMPHASIS ON PERFORMANCE

As discussed in more detail below, a primary goal of our executive compensation program is to achieve accountability for performance by linking the majority of executive compensation to achievement of measurable performance objectives that reflect our strategic plan. Because a significant portion of total direct compensation is in the form of performance-based variable pay awards (annual incentive awards and long-term incentive equity awards), the aggregate total direct compensation of our executives is designed to increase when the Company’s performance exceeds, and to decrease when the Company’s performance falls short of, our strategic and financial goals. Total direct compensation for each of our executives can also increase or decrease based on individual performance.

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KEY COMPENSATION ELEMENTS

The primary elements of our compensation program for named executive officers are base salary, an annual incentive opportunity and long-term incentive awards. Each component is designed to contribute to a total executive compensation package that is competitive, performance-based and supportive of our financial and strategic goals. In determining the total compensation of the named executive officers, the Committee considers our operating and financial performance as a whole as well as each executive’s execution of the responsibilities associated with his or her respective position. The following table outlines the framework of the main elements of our executive compensation program for our named executive officers.

COMPENSATION ELEMENT	PURPOSE	KEY CHARACTERISTICS
Base Salary	Provides a pay opportunity that is designed to be competitive with similarly-sized companies with which we compete for talent without incurring excessive fixed costs.	Determined by responsibility, level of position, assessment of competitive pay, individual performance, experience and other market factors.
Annual Incentives	Motivates performance by delivering rewards for achievement of Company and individual performance goals, while delivering reduced or no awards for Company or individual underperformance.	Annual cash award, with payout subject to achievement of pre-determined financial measures and other key corporate performance objectives.
Long-Term Incentives (Restricted Stock Units ("RSUs"))	Retains key talent and creates stockholder value by aligning with long-term stock price performance.
Long-Term Incentives (Performance-Based Restricted Stock Units ("PSUs"))

Subject to performance criteria based on general & administrative plus overhead ("G&A + OH"), contract margin and year-end dredging backlog goals for each of fiscal years 2024, 2025 and 2026. If earned, vests on the anniversary of the grant date after the applicable performance period.

PAY MIX

A significant portion of our named executive officers’ total direct compensation opportunity is equity-based, variable/at-risk, and/or long-term. The following charts illustrate the relative value of compensation components for our 2024 total direct compensation program (base salary, annual incentive awards and long-term incentive equity awards) as a percentage of total direct compensation.

BREAKDOWN OF CEO AND OTHER NAMED EXECUTIVE OFFICERS' TARGET COMPENSATION OPPORTUNITY

CEO Variable/At-Risk 78%	Other Named Executive Officers Variable/At-Risk 56%

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GOOD COMPENSATION GOVERNANCE PRACTICES

The Committee regularly reviews our executive compensation program and incorporates commonly viewed best practices as it deems appropriate; examples of best practices that we have adopted include:

•
The majority of executive compensation is variable and linked to achieving financial and strategic goals or to the Company’s stock price performance over time
•
Named executive officers have stock ownership requirements
•
Annual incentive compensation and long-term incentive compensation are based on overall performance and/or individual objectives
•
The Committee conducts a regular risk assessment of the executive compensation program
•
Target total direct compensation is designed to be competitive with our peer group and other companies with which we compete for talent
•
Committee engages an independent compensation consultant

•
There are no tax gross-ups for excess parachute payments
•
In addition to being allowed to clawback compensation for financial statement restatements, the Company's clawback policy allows for the recoupment of compensation, including time-based equity awards, as a result of any conduct justifying termination for cause
•
Directors, officers and all other employees are prohibited from hedging or pledging Company securities
•
Grant agreements for restricted stock units prohibit the payment of dividend equivalents prior to the vesting date, and none are paid with respect to restricted stock units that are forfeited
•
We maintain double trigger cash severance and long-term incentive provisions in the event of a change in control
•
Limited perquisites are provided

ROLE OF THE COMPENSATION COMMITTEE

The Committee, composed entirely of independent directors, oversees the executive compensation program for our named executive officers. As part of its annual process, the Committee works closely with executive management and the Committee's independent compensation consultant.

Generally, in the first and fourth quarters of each year, the Committee reviews our historical pay and Company and individual performance information, including our performance relative to the objectives set forth in the prior year’s incentive program. The Committee approves annual incentive awards for executive officers, after considering recommendations from our CEO for executive officers other than himself and our performance. The Committee also determines the executive compensation program for the current year. As part of this process, the Committee reviews the aggregate value of the total compensation opportunities provided to each of the executive officers. Following the review, the Committee approves annual base salaries, target annual incentive compensation and long-term incentive opportunities for each executive officer. The Committee also approves the goals and performance metrics for our annual incentive compensation and the performance-based component of our long-term incentives. In the first quarter of 2024, the Committee set performance goals for the annual incentive and long-term incentive programs.

Throughout the year, the Committee discusses the philosophy for the overall executive compensation packages and decides whether changes should be made in the design of the program. As part of regular Committee meetings, Committee members generally meet in executive session, during which members of management are not present.

From time to time, the Committee considers the effect of one-time or unusual items, if any, that may impact reported financial results. To more accurately reflect the underlying operating performance of our business, the Committee reviews a limited number of potential adjustments to our reported financial results for incentive program purposes. Generally, any adjustments are intended to exclude unbudgeted one-time or unusual items and external factors that are viewed as obscuring the core operational performance of the Company or are otherwise not indicative of the Company’s normal operations, and therefore, not indicative of the underlying Company performance. Standard adjustments may be made: for accounting-related changes or changes in laws or regulations not included in our annual operating plan, such as changes related to U.S. tax reform; to exclude integration costs or make other adjustments related to unbudgeted merger and acquisition activity; and for other items not considered representative of the results of operations for the period, as approved by the Committee. The Committee did not make adjustments when determining payouts under the 2024 annual incentive plan or the PSUs with measurement based on 2024 performance.

ROLE OF MANAGEMENT IN ESTABLISHING COMPENSATION

At the direction of the Committee Chair, management prepares materials for the Committee in advance of its meetings. During the annual evaluation process, the CEO evaluates the performance of our named executive officers (other than himself) and provides a recommendation to the Committee with respect to changes to base salary, annual performance incentives and long-term incentive equity awards. Our CEO provides recommendations regarding the compensation of the other named executive officers but is not involved in setting his own compensation.

ROLE OF COMPENSATION CONSULTANT

Pursuant to its charter, the Committee has the independent authority to engage the services of outside advisors and experts, including executive compensation consultants. The role of the compensation consultant is to provide independent, expert advice to the Committee on the design of the Company’s compensation program and the level of compensation paid to our senior executives. The compensation consultant is engaged by, and reports directly to, the Committee and is not utilized to perform any other services for the Company. The Committee has assessed the independence of the compensation consultant that performed services for the Committee

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during 2024 and concluded that the compensation consultant’s work is independent of management and does not raise any conflicts of interest. The Committee has the authority to hire and dismiss the compensation consultants, as well as to establish new engagements. If requested by the Committee, a representative of the compensation consultant may participate in Committee meetings.

The Committee retained Pearl Meyer to serve as the Company’s independent executive compensation consultant for the 2024 program, during which time Pearl Meyer worked with the Committee to review the executive compensation program and make recommendations for improvements to the program for 2024.

ROLE OF BENCHMARKING AND PEER COMPANIES

The Committee considers salary, annual incentive compensation and long-term incentive compensation for the named executive officers against competitive market information. For purposes of setting 2024 compensation, the peer group consisted of the following 20 companies (“Peer Group”):

Fiscal 2024 Peer Group
Ameresco, Inc.	Limbach Holdings, Inc.	Oil States International, Inc.
Argan, Inc.	Logistec Corporation	Orion Group Holdings, Inc.
Badger Infrastructure Solutions Ltd.	Matrix Service Company	ProPetro Holding Corp.
Construction Partners, Inc.	Mistras Group, Inc.	Sterling Infrastructure, Inc.
Forum Energy Technologies, Inc.	Newpark Resources, Inc.	Team, Inc.
Helix Energy Solutions Group, Inc.	Northwest Pipe Company	Tidewater Inc.
KLX Energy/Services Holdings, Inc.	NV5 Global, Inc.

The Committee selected this Peer Group in the fourth quarter of 2023 with the assistance of its compensation consultant, after considering U.S.-based public companies in the same and similar Global Industry Classification System Industry Group with comparable revenues, total assets and enterprise value. The compensation consultant considered companies with similar lines of business as the Company, namely asset-intensive companies that provide infrastructure and engineering services, research and consulting services, environmental and facilities services, marine ports and services and oil and gas equipment and services, and are of similar size to the Company.

The compensation consultant recommended adding Forum Energy Technologies, Inc., KLX Energy/Services Holdings, Inc., Newpark Resources, Inc., Oil States International, Inc., and ProPetro Holding Corp. from the offshore oil and gas industry to reflect the Company's expanded talent pool and adding Northwest Pipe Company due to comparability to the Company from a size and industry perspective. The compensation consultant recommended removing Hill International, Inc. and Infrastructure and Energy Alternatives, Inc. based on M&A/privatization activity over the past year and removing Helmerich & Payne, Inc., IES Holdings, Inc., MYR Group, Inc. and Oceaneering International, Inc. as each was no longer deemed comparable to the Company in terms of revenue size. The Committee accepted the recommendations for 2024 compensation decisions. Select comparative financial measures for the Peer Group are summarized below:

	PEER GROUP		GREAT LAKES
	MEDIAN ($)	75TH PERCENTILE (IN MILLIONS) ($)	COMPANY DATA ($)	PERCENTILE RANK (%)
Revenue	$791	$969	$596	14%
Total Assets	$754	$1,224	$1,008	62%
Enterprise Value	$599	$1,746	$1,044	64%

Median/Percentiles determined by Pearl Meyer using Standard & Poor’s Capital IQ. The financial information referenced above was derived from data as of August 1, 2023 and used by the Committee to determine the appropriateness of the Peer Group in the fourth quarter of 2023 for 2024 executive compensation decisions.

The Committee utilizes the Peer Group as a reference point for decisions relating to our executive compensation program involving our named executive officers. Executive compensation data from the Peer Group is aggregated by the compensation consultant and presented to the Committee in summary form. The Committee reviews the aggregated data to obtain a general understanding of current executive compensation practices utilized by our Peer Group. The Committee also utilizes the data as a market check that the Company’s pay practices are generally competitive and to fulfill the Committee’s stated goal of attracting and retaining its named executive officers. The Committee does not target specific levels of executive compensation as compared to the Peer Group.

On an annual basis, the compensation consultant provides a competitive market assessment which includes a report on the compensation of our named executive officers relative to a market median (developed based on an analysis of the compensation elements from the Peer Group, along with executive compensation data from published compensation surveys). The Committee considers the competitive market assessment when making its final executive compensation decisions.

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2024 Executive Compensation Program in Detail

BASE SALARY

We seek to provide competitive base salaries that allow us to attract and retain executive talent without incurring excessive fixed costs. Accordingly, we consider a variety of factors such as:

•	the salaries of executives in similar positions in our Peer Group;
•	our executives’ skills, experience and knowledge;
•	each executive's individual performance;
•	the responsibilities required of the executives in their roles;
•	the importance of the position to the Company; and
•	the difficulty of replacement.

Decisions regarding individual salary levels were based upon a review of multiple criteria including market data of our Peer Group, the individual’s performance, the Company’s performance and the advice of the compensation consultant.

Name	2024 Base Salary	2023 Base Salary	% Increase
Lasse J. Petterson	$816,400	$785,000	4.00%
Scott L. Kornblau	$452,400	$435,000	4.00%
Vivienne R. Schiffer	$416,000	$400,000	4.00%
Christopher G. Gunsten	$364,000	$350,000	4.00%
David J. Johanson	$364,000	$350,000	4.00%

ANNUAL INCENTIVE COMPENSATION

The Company’s annual incentive compensation program is designed to be supportive of the Company’s short-term operating objectives and to provide competitive target total annual executive compensation opportunities. In 2024, the Company granted annual incentive compensation pursuant to the Executive Leadership Annual Incentive Program. All of our named executive officers participated in the program.

In 2024, the formula for calculating annual incentive compensation payouts was as follows:

Each named executive officer has quantitative and qualitative performance goals that are established annually. For 2024, the Committee set adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") as the financial goal for the named executive officers. The Committee established the financial target based on the Company’s budget plan for the year and set threshold and stretch goals for the Company at 50% and 120% of budget, respectively.

The Committee also set qualitative individual goals for each named executive officer other than the CEO, as described below. The qualitative goals are set at the beginning of the performance period and are designed to motivate performance with respect to other stated strategic, operational, financial and corporate objectives.

Performance for the CEO was measured based solely on the financial results of the Company as a whole. The Committee also considered, but did not assign a specific weight to, the individual qualitative goals listed below when determining whether to modify the CEO’s actual award. Performance for the other named executive officers was measured based on the financial results of the Company as a whole and on individual goals according to the weights set forth below.

NAME	FINANCIAL MEASUREMENT WEIGHT (%)	INDIVIDUAL STRATEGIC GOAL WEIGHT (%)
Lasse J. Petterson	100	0
Scott L. Kornblau	70	30
Vivienne R. Schiffer	70	30
Christopher G. Gunsten	70	30
David J. Johanson	70	30

The Committee retains subjective discretion to adjust payout results as it deems appropriate and in accordance with the terms of the Executive Leadership Annual Incentive Program. Under the Executive Leadership Annual Incentive Program, the Committee may modify calculated payouts from 0% - 115% based on individual performance, although individual modifications are expected to be

Great Lakes Dredge & Dock Corporation	29	2025 Proxy Statement

generally +/- 10% of calculated amounts. In addition, as detailed above in "Role of the Compensation Committee," adjustments may be made to mitigate the effects of events that, unless excluded, would be inconsistent with the intent of the annual incentive compensation program. For 2024, the Committee did not make adjustments when determining payouts under the Executive Leadership Annual Incentive Program.

2024 GOAL DETAIL

Below is the summary of annual incentive compensation goals for 2024. Weighting of each goal varied based on each named executive officer’s role with the Company.

ANNUAL INCENTIVE COMPENSATION METRIC	HOW MEASURED	WHY CHOSEN?
Adjusted EBITDA*

Achievement of Adjusted EBITDA, which rewards the achievement of strategic objectives in supporting the Company’s annual and strategic plan.

Under the annual incentive plan, Adjusted EBITDA is calculated in the same manner as for external reporting purposes, as described in Appendix A to this Proxy Statement.

Adjusted EBITDA allows us to evaluate our operational efficiency and success in generating profit from revenues. An adjusted metric is chosen to measure performance within the control of management.
HSE/ESG**	Achievement of improvements of leading and laggings results and monitor impacts of multicat investments in Man Overboard incidents. Compliance with proposed requirements from SEC and FAR regulations.	Our goal is to be Incident and Injury Free®, sending our employees home safe and injury-free every day. Each member of the Company, including executives, is responsible for driving our safety culture.
People and Organization**	Headcount adjustment to support an active dredging fleet.	While the Company can operate more efficiently with fewer employees, attracting, retaining and developing talented team members is critical to the Company’s short- and long-term success.
Operational Improvement**	IT/IS modernization using modern tools and systems to reduce IT costs. Execution of dry dock projects on time and budget.	Execution of objectives in alignment with the Company’s strategic plan, including continued cost savings, is the primary focus of our executive team.
Market Development**	Maintain year-end backlog and communication to support Jones Act enforcement in dredging and offshore wind.	Execution of objectives in alignment with the Company’s strategic plan.
Offshore Wind Strategy**	Secure backlog of projects and focus on project execution.	A backlog of offshore wind projects is key to the successful operation of our offshore wind vessel and execution of projects.
Dredging Fleet Renewal and Rationalization**	Achieve delivery of our new vessels and adjust fleet capacity and cost to current market.	Putting our new, efficient vessels into operation allows us to retire older, less efficient equipment.
Budget**	Achievement of individual operating plans.

While all executives’ performance targets are tied to Company-wide financial metrics, each individual is also measured on his or her individual operating budget to ensure efficient management of his or her department or division.

* A reconciliation of Adjusted EBITDA is provided in Appendix A.

** Component used to assess individual performance, weighted at 30% for named executive officers other than the CEO.

FINANCIAL GOAL ACHIEVEMENT FOR 2024

The table below sets forth the Adjusted EBITDA goal for the 2024 Executive Leadership Annual Incentive Program.

	ADJUSTED EBITDA VS. BUDGET (AS ADJUSTED BELOW) PERFORMANCE LEVEL	POOL FUNDING (% TARGET)
<Threshold	$65 MM	0
Threshold	$65 MM	50
Target	$130 MM	100
Maximum	$156 MM	200

Performance between threshold and target and target and maximum are linearly interpolated. The performance levels disclosed above include budgeted incentive pay (excluded for calculation of achievement of performance goals).

Great Lakes Dredge & Dock Corporation	30	2025 Proxy Statement

Actual Adjusted EBITDA for incentive purposes was $162.5 million, which exceeded the target achievement levels and the named executive officers were eligible for a payout for the portion of the short-term incentive plan paid based on Company performance.

INDIVIDUAL GOAL ACHIEVEMENT FOR 2024

To assess individual goals, each named executive officer submits a self-appraisal regarding the achievement of his or her pre-established goals for the year. For the named executive officers other than the CEO, the appraisals are reviewed by the CEO. The CEO provides performance appraisals for each of the named executive officers, which are then discussed with the Committee. Although the CEO does not have a weighted individual component in the annual incentive program, the self-appraisal for the CEO is discussed with the Committee for purposes of determining whether to adjust the annual incentive determined based on the financial portion of the short-term incentive plan.

The following factors were considered when assessing the performance of the named executive officers (other than the CEO):

•	Successful execution of the 2024 operating plan;
•	Headcount adjustment to support an active dredging fleet;
•	Execution of our Offshore Energy strategy, including new build progress of our Jones Act-compliant subsea rock installation vessel, secure backlog of projects and focus on project execution;
•	Achieve delivery of new vessels and adjust fleet capacity and cost to current market;
•	Improvements in leading and lagging results and Man Overboard ("MOB") incidents;
•	Maintain year-end backlog and communication to support Jones Act enforcement in dredging and offshore energy; and
•	Execution of dry dock projects on time and budget.

ACTUAL PAYOUTS FOR 2024

Based on the financial goal achievement (for all of the named executive officers) and the assessment of qualitative goals (for named executive officers other than the CEO) for 2024, the Committee awarded annual incentive awards to each of our named executive officers as reflected in the following table:

	TARGET AWARD OPPORTUNITY		ACTUAL AWARD	OPPORTUNITY EARNED
NAME	% SALARY	$	$	% OF TARGET
Lasse J. Petterson	100	816,400	1,632,800	200%
Scott L. Kornblau	70	316,680	633,360	200%
Vivienne R. Schiffer	55	228,800	457,600	200%
Christopher G. Gunsten	55	200,200	400,400	200%
David J. Johanson	55	200,200	400,400	200%

Long-Term Incentive Awards

OVERVIEW

Long-term incentives in 2024 were awarded pursuant to the Company's 2021 Long Term Incentive Plan (the "2021 LTIP"). Every year, the Committee reviews the mix of types of incentives and the percentage of each type of incentive granted. In 2024, the Committee granted restricted stock units with a combination of performance-based and service-based vesting conditions. The Committee believes this mix of grant types motivates key executives to drive business results against the Company’s goals, further aligns management’s interests with those of our stockholders over the long-term and retains individuals deemed critical to the Company’s future success.

The aggregate value of a named executive officer’s long-term incentive equity award is determined by the Committee in conjunction with its consideration of the 2024 competitive market assessment and is based, in part, upon the contribution that the named executive officer is expected to make to the overall growth, strategic and financial performance of the Company during the vesting period. The Committee also considers equity compensation levels of our Peer Group and the annual competitive market assessment.

2024 LONG-TERM INCENTIVE GRANTS

The Committee considers and reviews many factors in determining the appropriate mix of long-term incentive awards. These factors include the prevalence and composition of equity awards reported in the competitive market assessment, as well as the mix of awards deemed necessary to effectively incentivize management and reward the creation of value for stockholders and strong overall strategic and financial performance. Additional information regarding the long-term incentives selected by the Committee for 2024 is set forth in the following table:

Great Lakes Dredge & Dock Corporation	31	2025 Proxy Statement

TYPE	FEATURES	HOW MEASURED	WHY CHOSEN?
Performance-Based Restricted Stock Units (“PSUs”)	• Fifty percent (50%) of the regular long-term incentive grant. • Target number of PSUs is based on the stock price on the date of grant.
•
Number of PSUs that may be earned range from 0% - 200% of target based on achievement of G&A + OH, contract margin and year-end dredging backlog goals for 2024, 2025 and 2026 (one-year performance periods).
•
Earned PSUs for the applicable fiscal year vest on the anniversary of the grant date after the applicable performance period.

•
Align long-term compensation for named executive officers with the Company's performance.
•
Goals were selected to focus participants on the Company's profitability, cost management and achievement of strategic operating goals.
•
Encourage retention and align interests of management with stockholders through benefits and risks of stock.

Restricted Stock Units ("RSUs")	• Fifty percent (50%) of the regular long-term incentive grant. • Number of RSUs is based on the stock price on the date of grant.	• Time-based; vests in three equal annual installments.	• Encourage retention and align interests of management with stockholders through benefits and risks of stock.
Special Performance Based Restricted Stock Units
•
Special PSU grant awarded to Chief Financial Officer; Senior Vice President, Project Acquisition & Operations; and Senior Vice President, Project Services and Fleet Engineering with vesting tied to certain financial metrics and retention through June 30, 2028 (rather than a more standard three-year vesting period) to receive full vesting of the award.

•
20,000 PSUs with vesting contingent on the Company meeting its budgeted EBITDA within 10% plus or minus for fiscal year 2025. These PSUs are scheduled to vest 100% after the achievement of the specified performance goal and the executive's continued employment with the Company in his current capacity through June 30, 2026.
•
30,000 PSUs with vesting contingent on the Company meeting its budgeted EBITDA within 10% plus or minus for fiscal year 2026. These PSUs are scheduled to vest 100% after the achievement of the specified performance goal and the executive's continued employment with the Company in his current capacity through June 30, 2028.
•
Goal designed to be challenging but achievable with successful execution of the Company's operating plan.

•
Incentivize the successful execution of the Company's financial initiative.
•
Further align long-term compensation for Chief Financial Officer; Senior Vice President, Project Acquisition & Operations and Senior Vice President, Project Services and Fleet Engineering with Company performance.
•
Encourage retention and align interests of management with stockholders through benefits and risks of stock.
•
Over a majority of the PSUs were structured to require service through June 30, 2028 to provide a longer retention period and longer-term alignment with stockholders.

The Committee sets the threshold, target and maximum performance criteria for the annual PSUs vesting in each of the three one-year performance periods in the program.

Great Lakes Dredge & Dock Corporation	32	2025 Proxy Statement

The total grants and grant fair values for the long-term incentive awards granted under the 2024 program are set forth below. The Committee determined the grant size after considering market practices, individual performance and input from the Committee’s compensation consultant, with the target opportunities remaining the same as those established in 2023 for the named executive officers, except for the CEO with the target opportunity increased from 200% to 250% to further align the CEO's compensation with the competitive market.

		RESTRICTED STOCK UNITS		PERFORMANCE-BASED RESTRICTED STOCK UNITS
NAME	TARGET OPPORTUNITY (AS A % OF BASE SALARY)	SHARES (#)	GRANT DATE FAIR VALUE(1) ($)	SHARES (#)	GRANT DATE FAIR VALUE(1) ($)	TOTAL LTI VALUE AT TARGET ($)
Lasse J. Petterson	250	118,388	$1,020,505	118,388	$1,020,505	$2,041,009
Scott L. Kornblau(2)	85	22,305	$192,269	72,305	$647,769	$840,038
Vivienne R. Schiffer	65	15,684	$135,196	15,684	$135,196	$270,392
Christopher G. Gunsten(2)	60	12,668	$109,198	62,668	$564,698	$673,896
David J. Johanson(2)	60	12,668	$109,198	62,668	$564,698	$673,896

1.	Grant date fair value is calculated in accordance with ASC Topic 718.
2.

As noted above, Mr. Kornblau, Mr. Gunsten and Mr. Johanson received a special PSU grant on July 30, 2024 with respect to 50,000 shares in connection with the Company exceeding or meeting its budgeted EBITDA within 10% plus or minus for fiscal years 2025 and 2026, subject to a post-performance period vesting requirement.

Grant timing practice

The Compensation Committee and senior management monitor the Company's equity grant practices to evaluate whether such policies comply with governing regulations and are consistent with good corporate practices. When making regular annual equity grants, the Compensation Committee's practice is to approve them as its meeting in February of each year as part of the annual compensation review and after results for the preceding fiscal year become available. In addition, the Compensation Committee may make grants at any time during the year it deems appropriate, including with respect to new hires or transitions. It is the Committee's policy to authorize, but not necessarily grant, equity awards as of the date of the Committee meeting at which such awards are approved by the independent directors who serve on the Committee, based upon the fair market value of our common stock as of the grant date of the award.

LONG-TERM INCENTIVE ACHIEVEMENT FOR FISCAL YEAR 2024

The Committee reviewed the Company’s performance for fiscal year 2024 for long-term incentives granted under the 2022 program, the 2023 program and the 2024 program. The table below identifies adjusted earnings before interest and taxes ("EBIT") (2022 program), Adjusted EBITDA (2023 program), and G&A + OH (20%), contract margin (40%) and year-end dredging backlog (40%) (2024 program) performance criteria for the outstanding PSU grants based on fiscal year 2024 performance. The 2024 performance goals for the outstanding PSUs were determined based on the Company's operating budget, factoring in assumptions regarding our productivity gains, capital expenditures and investments, with each of the assumptions based on the operating environment at the time.

	ADJUSTED EBIT VS. BUDGET	ADJUSTED EBITDA VS. BUDGET	G&A + OH (%)	Contract Margin (%)	Year-End Dredging Backlog ($)
	PERFORMANCE LEVEL (2022 GRANT) ($)	PERFORMANCE LEVEL (2023 GRANT) ($)	PERFORMANCE LEVEL (2024 GRANT)			FUNDING (% TARGET) (%)
<Threshold	<83.4 MM	< 65.0 MM	13.8%	19.3%	<499.4 MM	0
Threshold	83.4 MM	65.0 MM	13.8%	19.3%	499.4 MM	50
Target	119.2 MM	130.0 MM	12.8%	23.3%	624.2 MM	100
Maximum	158.9 MM	169.0 MM	11.8%	27.3%	749.0 MM	200

The Committee determined that the minimum required threshold adjusted EBIT goal for 2024 was achieved for the 2022 PSU grants with actual results of $93.3 million for incentive purposes, the target adjusted EBITDA goal for 2024 was exceeded for the 2023 PSU grants with actual results of $162.5 million for incentive purposes, and the target GA+OH, contract margin and year-end dredging back-log goals for 2024 was exceeded for the 2024 PSU grants based on the Company's actual results for incentive purposes of 10.9%, 27.2% and $1.2 billion, respectively. As a result, the portion of the annual PSU grants with vesting tied to 2024 performance vested on March 15, 2025, subject to the named executive officer's satisfaction of the service-based vesting requirement.

The performance criteria for a special PSU grant awarded to Mr. Kornblau in March 2023 with vesting tied to certain financing and equity goals were achieved upon entering into a second lien credit agreement in early 2024. As a result, Mr. Kornblau earned 50,000 PSUs, which vested on April 25, 2024, and 30,000 PSUs, which vested on March 17, 2025.

Great Lakes Dredge & Dock Corporation	33	2025 Proxy Statement

Other Compensation Practices, Policies and Related Matters

STOCK OWNERSHIP AND RETENTION GUIDELINES

The Company maintains guidelines for stock ownership with respect to its named executive officers, senior executives and vice presidents. The purpose of the guidelines is to encourage our named executive officers, senior executives and vice presidents to demonstrate a commitment to the Company and its stockholders by retaining a required value of Company stock. Each participant is provided with a reasonable period of time to attain the required ownership level. The guidelines provide that each named executive officer retain a number of eligible shares with a value at least equal to a multiple of the executive’s base annual salary as follows:

NAME	RETENTION REQUIREMENT
Lasse J. Petterson	5.0x salary
Scott L. Kornblau	3.0x salary
Vivienne R. Schiffer	3.0x salary
Christopher G. Gunsten	3.0x salary
David J. Johanson	3.0x salary

All net shares of common stock count toward the retention requirement, with the shares of common stock valued using an average of the closing stock price over the prior month. Each named executive officer must retain 50% of net profit shares realized upon the: (i) exercise of stock options, (ii) settlement of PSUs and (iii) vesting of RSUs until the required retention value is attained. As of December 31, 2024, each of our named executive officers was in compliance with the guidelines through meeting the retention requirement or complying with the retention ratio. The Committee does not consider existing stock ownership levels of individual executives in determining the amount of long-term incentive equity awards.

ADDITIONAL BENEFITS

The Company has adopted benefit programs that are designed to be supportive of business and human resource strategies and that provide for the delivery of equitable value to executives relative to lower-level employees. The Company strives to avoid programs that do not support an identifiable business objective.

Accordingly, the named executive officers generally participate in the same benefits program that is provided to other employees, including life and medical insurance and 401(k) matching and profit sharing. Our 401(k) plan provides that we will match, dollar for dollar, up to 6% of an employee’s salary and incentive compensation that is contributed to his or her 401(k) account. We also may provide a profit sharing contribution to an employee’s 401(k) account as a percentage (between 0% and 7%) of the employee’s salary. However, the IRS limits the total annual contribution for an employee into a qualified plan. This amount was $23,000 for 2024 and an additional $7,500 for anyone age 50 or over.

SUPPLEMENTAL SAVINGS PLAN

In addition, our named executive officers and other eligible employees may contribute to a Supplemental Savings Plan (“SSP”), a nonqualified deferred compensation plan that allows eligible employees to elect to defer salary and annual incentive compensation and to receive matching and profit sharing contributions in excess of the maximum amounts that they can defer or receive under the 401(k) plan due to IRS limits. Although the SSP is unfunded, participants may elect to notionally invest deferred amounts in most of the investment alternatives that are available under the qualified 401(k) plan. Participants also elect when to receive distributions of deferred amounts under the SSP. No tax gross-ups are provided to participants under the SSP.

COMPENSATION CLAWBACK POLICY

We have an incentive compensation clawback policy, which was revised on September 6, 2023 to comply with NASDAQ listing rules implementing the compensation recovery requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act. This clawback policy requires certain cash and equity incentive compensation to be repaid to the Company if awarded based on inaccurate financial results. The policy applies to current and former executive officers of the Company, as well as other employees designated by the Board or the Committee. In addition, the policy allows the Committee to recoup compensation paid to an employee as a result of any conduct justifying termination for cause of that employee. In addition, the policy allows the Committee to recoup severance payments or gains realized from equity-based compensation (including time-based equity awards) paid to an employee as a result of any conduct justifying termination for cause of that employee.

RISK ASSESSMENT

We designed our executive compensation program to drive performance toward the achievement of our short-term and long-term goals and to increase stockholder value, while appropriately balancing risk and reward. In February 2024, the Committee conducted its annual review and risk assessment of the Company’s executive compensation policies and practices. Following this review, the Committee concluded that our executive compensation program was appropriately designed for the size and complexity of the Company and does not encourage excessive risk-taking.

Great Lakes Dredge & Dock Corporation	34	2025 Proxy Statement

EMPLOYMENT AGREEMENTS

As of December 31, 2024, certain of our named executive officers had written employment agreements, which would entitle each such executive to severance benefits depending upon the circumstances of resignation or termination. The Committee believes that these agreements provide essential protections to both the named executive officers and the Company. Agreements providing for severance and change-in-control payments assist us in attracting and retaining qualified executives who have job alternatives. At the same time, the applicable agreements are structured to preserve our valuable assets by imposing upon certain of the executives non-competition and non-solicitation restrictions, confidentiality obligations and cooperation covenants. The Board and the Committee believe that retention of key personnel is an important goal. Employment agreements are one vehicle for retaining top talent. The Board and Committee believe that the severance benefits agreed to in the case of termination events are reasonable in light of the potential value delivered to stockholders in return. Our executives’ agreements do not provide excise tax gross-ups.

Please see the "Potential Payments Upon Termination or Change in Control" section for a description of the amounts payable to the named executive officers for a qualifying termination as of December 31, 2024.

PROHIBITION ON HEDGING AND PLEDGING

We believe that equity ownership fosters an atmosphere where directors, officers and other employees “think like owners” and are motivated to increase the long-term value of the Company by aligning their interests with those of the Company’s stockholders. Accordingly, we prohibit directors, officers and all other employees from the trading of derivative securities related to shares of our stock, including hedging strategies, puts, calls or other types of derivative securities. Our insider trading policy also prohibits all directors, officers and employees from pledging shares of our stock.

Compensation Committee Interlocks with Insider Participation

During fiscal year 2024, the Compensation Committee was composed of Kathleen M. Shanahan (Chair), Earl L. Shipp, and D. Michael Steuert, and Lawrence R. Dickerson joined the Compensation Committee in 2025. None of Ms. Shanahan, Messrs. Ship, Steuert or Dickerson is an employee or current or former officer of our Company, or any of the Company’s subsidiaries, nor had any relationship with our Company requiring disclosure. The Board has determined that Ms. Shanahan and Messrs. Shipp, Steuert and Dickerson are independent in accordance with NASDAQ Marketplace Rules.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions with the Company’s management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

Kathleen M. Shanahan, Chair

Lawrence R. Dickerson

Earl L. Shipp

Great Lakes Dredge & Dock Corporation	35	2025 Proxy Statement

Executive Compensation Tables

SUMMARY COMPENSATION TABLE FOR YEAR ENDED DECEMBER 31, 2024

The following table summarizes the compensation of our named executive officers for the years ended December 31, 2024 and December 31, 2023 and, to the extent required by applicable SEC disclosure rules, the year ended December 31, 2022:

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	STOCK AWARDS ($)(1)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(2)	ALL OTHER COMPENSATION ($)(3)	TOTALS ($)
Lasse J. Petterson	2024	816,400	—	2,041,010	1,632,800	80,148	4,570,358
President & Chief Executive Officer	2023	785,000	—	1,570,000	800,700	62,064	3,217,764
	2022	785,000	—	2,971,996	—	44,964	3,801,960
Scott L. Kornblau	2024	452,400	—	840,038	633,360	68,240	1,994,038
Senior Vice President, Chief Financial Officer	2023	435,000	—	755,350	310,590	47,241	1,548,181
	2022	435,000	—	369,738	—	29,358	834,096
Vivienne R. Schiffer	2024	416,000	—	270,400	457,600	51,266	1,195,266
Senior Vice President, Chief Legal Officer, Chief Compliance Officer & Corporate Secretary	2023	369,266	—	236,028	207,159	39,438	851,891
	2022	363,120	—	236,034	—	31,908	631,062
Christopher G. Gunsten	2024	364,000	—	673,896	400,400	48,483	1,486,779
Senior Vice President, Project Services & Fleet Engineering	2023	350,000	—	210,000	196,350	38,640	794,990
David J. Johanson	2024	364,000	—	673,896	400,400	52,120	1,490,416
Senior Vice President, Project Acquisition & Operations	2023	350,000	—	210,000	196,350	38,640	794,990

1.

Represents the aggregate grant date fair value for RSUs and PSUs granted in 2024. The amounts reported in this column are calculated in accordance with FASB ASC Topic 718. The amounts included for the PSUs granted during 2024 are calculated based on the probable outcome of the performance conditions for such awards at the time of grant, which was achievement of the target performance conditions for the annual PSU grants. If the highest level of performance is achieved for these PSUs, the grant date fair value of these awards would be as follows: Mr. Petterson, $2,041,010; Mr. Kornblau, $840,038; Ms. Schiffer, $270,400; Mr. Gunsten, $673,896; and Mr. Johanson, $673,896. The assumptions used in determining the FASB ASC Topic 718 values are set forth in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, see “Grants of Plan Based Awards Table in 2024” on page 37 for more information regarding the equity compensation granted in 2024 to our named executive officers.

2.	Represents annual incentive compensation paid under the annual incentive program based upon the achievement of performance-based targets and individual qualitative goals.

3.	The dollar value of the amounts shown in this column for 2024 consists of the following:

NAME	SUPPLEMENTAL SAVINGS PLAN ($)	MATCHING CONTRIBUTIONS TO 401(K) ($)	PROFIT SHARING ($)	TOTAL ($)
Lasse J. Petterson	2,300	20,700	57,148	80,148
Scott L. Kornblau	15,872	20,700	31,668	68,240
Vivienne R. Schiffer	1,446	20,700	29,120	51,266
Christopher G. Gunsten	2,300	20,700	25,483	48,483
David J. Johanson	5,940	20,700	25,480	52,120

Great Lakes Dredge & Dock Corporation	36	2025 Proxy Statement

Grants of Plan-Based Awards in 2024

The following table provides additional information about our long-term incentive equity awards, which consist of performance-based restricted stock unit awards (“PSUs”), restricted stock unit awards (“RSUs”), and non-equity incentive plan awards, in each case, granted to our named executive officers in 2024 from the 2021 LTIP:

			ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK	GRANT DATE FAIR VALUE
NAME	AWARD TYPE	GRANT DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)	UNITS(3) (#)	OF STOCK(4) ($)
Lasse J. Petterson	Annual Incentive		$408,200	$816,400	$1,632,800
	RSUs	March 15, 2024							118,388	$1,020,505
	PSUs	March 15, 2024				59,194	118,388	236,776		$1,020,505
Scott L. Kornblau	Annual Incentive		$158,340	$316,680	$633,360
	RSUs	March 15, 2024							22,305	$192,269
	PSUs	March 15, 2024				11,153	22,305	44,610		$192,269
	PSUs	July 30, 2024				20,000	50,000	50,000		$455,500
Vivienne R. Schiffer	Annual Incentive		$114,400	$228,800	$457,600
	RSUs	March 15, 2024							15,684	$135,196
	PSUs	March 15, 2024				7,842	15,684	31,368		$135,196
Christopher G. Gunsten	Annual Incentive		$100,100	$200,200	$400,400
	RSUs	March 15, 2024							12,668	$109,198
	PSUs	March 15, 2024				6,334	12,668	25,336		$109,198
	PSUs	July 30, 2024				20,000	50,000	50,000		$455,500
David J. Johanson	Annual Incentive		$100,100	$200,200	$400,400
	RSUs	March 15, 2024							12,668	$109,198
	PSUs	March 15, 2024				6,334	12,668	25,336		$109,198
	PSUs	July 30, 2024				20,000	50,000	50,000		$455,500

1.

As described above, annual incentive awards under the annual incentive program are based on the achievement of certain performance metrics, see “Annual Incentive Compensation” on page 29 for further information regarding the 2024 annual incentive program.

2.

Represents the threshold, target and maximum payment opportunities for the 2024 PSUs granted under the 2021 LTIP. The PSUs granted on March 15, 2024 are subject to performance criteria based on G&A + OH, contract margin and year-end dredging backlog for fiscal years 2024, 2025 and 2026. Subject to achievement of the respective performance goal, PSUs vest on the anniversary of the grant date after the applicable performance period. The PSUs granted on July 30, 2024 to Messrs. Kornblau, Gunsten and Johanson are subject to performance criteria based on Adjusted EBITDA for fiscal years 2025 and 2026, with 20,000 PSUs vesting on June 30, 2026, and the remaining 30,000 PSUs vesting on June 30, 2028, subject to the executive's employment through the applicable vesting date and after the achievement of the underlying performance goals. See “Long-Term Incentive Awards” on page 31 for further information regarding the 2024 PSUs and achievement of the performance criteria for 2024.

3.	Represents RSUs described under “Long-Term Incentive Awards” on page 31. RSUs vest in annual one-third installments on each anniversary of the grant date.
4.

Represents the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The amounts included in this column for the PSUs granted during 2024 are calculated based on the probable satisfaction of the target performance conditions for such awards. The assumptions used in determining the FASB ASC Topic 718 values are set forth in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024.

Great Lakes Dredge & Dock Corporation	37	2025 Proxy Statement

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table provides information on outstanding equity awards held by our named executive officers as of December 31, 2024. The equity awards reported in the Stock Awards column consist of RSUs and PSUs. As of December 31, 2024, none of our named executive officers held any outstanding option awards.

	STOCK AWARDS
NAME	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(1)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(1)
Lasse J. Petterson	90,370	(2)	1,020,277	—		—
	18,084	(3)	204,168	—		—
	50,908	(4)	574,751	—		—
	78,926	(5)	891,075	—		—
	93,414	(6)	1,054,644	—		—
	78,529	(7)	886,592	—		—
	11,538	(8)	130,264	—		—
	—		—	101,820	(9)	1,149,548
	—		—	157,852	(10)	1,782,149
Scott L. Kornblau	19,424	(2)	219,297	—		—
	4,259	(3)	48,084	—		—
	11,990	(4)	135,367	—		—
	14,870	(5)	167,882	—		—
	22,000	(6)	248,380	—		—
	14,794	(7)	—	—		—
	2,718	(8)	—	—		—
	30,000	(11)	338,700	—		—
	—		—	23,980	(9)	270,734
	—		—	29,742	(10)	335,787
	—		—	50,000	(12)	564,500
Vivienne R. Schiffer	12,881	(2)	145,426	—		—
	2,719	(3)	30,698	—		—
	7,654	(4)	86,414	—		—
	10,456	(5)	118,048	—		—
	14,043	(6)	158,545	—		—
	10,402	(7)	117,439	—		—
	1,735	(8)	19,588	—		—
	—		—	15,308	(9)	172,827
	—		—	20,914	(10)	236,119
Christopher G. Gunsten	11,031	(2)	124,540	—		—
	2,624	(3)	29,625	—		—
	6,810	(4)	76,885	—		—
	8,446	(5)	95,355	—		—
	12,495	(6)	141,069	—		—
	8,402	(7)	94,859	—		—
	738	(8)	8,332	—		—
	—		—	13,620	(9)	153,770
	—		—	16,892	(10)	190,711
	—		—	50,000	(12)	564,500
David J. Johanson	11,031	(2)	124,540	—		—
	2,645	(3)	29,862	—		—
	6,810	(4)	76,885	—		—
	8,446	(5)	95,355	—		—
	12,495	(6)	141,069	—		—
	8,402	(7)	94,859	—		—
	734	(8)	8,287	—		—
	—		—	13,620	(9)	153,770
	—		—	16,892	(10)	190,711
	—		—	50,000	(12)	564,500

1.	Based on the closing price of our common stock as reported on the NASDAQ Global Select Market of $11.29 per share on December 31, 2024.
2.	RSUs vested on March 15, 2025.
3	RSUs vest on May 5, 2025.
4.	RSUs vested in one equal installment on March 15, 2025 and vest in the remaining equal installment on March 15, 2026.

Great Lakes Dredge & Dock Corporation	38	2025 Proxy Statement

5.	RSUs vested in one equal installment on March 15, 2025 and vest in the remaining equal installment on March 15, 2026.
6.	PSUs earned and vested at 182.8% of target on March 15, 2025.
7.	PSUs earned and vested at 199.0% of target on March 15, 2025.
8.	PSUs earned at 63.8% of target and vest on May 5, 2025.
9.

If earned, PSUs vest on March 15, 2026 based on performance goals for fiscal year 2025. Subject to the achievement of the respective performance goal, PSUs vest on the anniversary of the grant date following the applicable performance period. In accordance with the SEC executive compensation disclosure rules, the amounts reported are based on achieving the maximum performance goals.

10.

If earned, PSUs vest in two equal installments beginning on March 15, 2026 based on performance goals for each of fiscal year 2025 and 2026. Subject to achievement of the respective performance goal, PSUs vest on the anniversary of the grant date following the applicable performance period. In accordance with the SEC executive compensation disclosure rules, the amounts reported are based on achieving the maximum performance goals.

11.	PSUs vested on March 17, 2025 based on the achievement of performance goals specific to certain financing and equity initiatives.
12.

If earned, PSUs vest July 30, 2026 and July 30, 2028 based on performance goals for fiscal years 2025 and 2026. Subject to achievement of the respective performance goal, PSUs vest on the anniversary of the grant date following the applicable performance period. In accordance with the SEC executive compensation disclosure rules, the amounts reported are based on achieving the threshold performance goals.

13.	PSUs earned based on performance goal specific to offshore wind and vest on April 24, 2025.

Stock Vested in 2024

The following table provides information on the value realized by our named executive officers with respect to RSUs and PSUs that vested during 2024. During 2024, none of our named executive officers held outstanding option awards.

	STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)*
Lasse J. Petterson	220,560	1,900,656
Scott L. Kornblau	78,393	597,518
Vivienne R. Schiffer	18,124	151,933
Christopher G. Gunsten	16,331	136,627
David J. Johanson	16,352	136,775

*Amounts reflect the value of the vested stock based on the closing price of our stock on the vesting date.

Nonqualified Deferred Compensation in 2024

We maintain a nonqualified Supplemental Savings Plan (“SSP”) for certain of our employees on United States payroll, including each of our named executive officers. Under the SSP, participants may defer up to 50% of their salaries, including commissions and incentive compensation (other than annual incentives) and may make a separate election to defer up to 100% of any annual performance-based cash incentives (after applicable taxes) they may earn. The SSP also provides participants the opportunity to receive credits for matching contributions equal to the difference between the matching contributions that a participant could receive under the Company’s 401(k) Plan but for the contribution and compensation limitations imposed by the Internal Revenue Code, and the matching contributions allowable to the participant under the Company’s 401(k) Plan, excluding in each case any such elective deferrals that exceed 6% of such participant’s compensation for such Plan Year, as defined in the Company’s 401(k) Plan. Participants are generally permitted to choose from among the investment funds available under the Company’s 401(k) Plan for purposes of determining the imputed earnings, gains and losses applicable to their SSP accounts.

Participants may specify the timing of the payment of their accounts by choosing either a specified payment date or electing payment upon separation from service (or a date up to five years following separation from service), and in either case may elect to receive their accounts in a lump sum or in annual or quarterly installments over a period of up to ten years. With respect to each year’s contributions and imputed earnings, the participant may make a separate distribution election. Subject to the requirements of Section 409A of the Internal Revenue Code, applicable Internal Revenue Service guidance, and the terms of the SSP, participants may receive an early payment in the event of a severe financial hardship and may make an election to delay the timing of their scheduled payment by a minimum of five years.

The following table sets forth the details of the SSP:

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($)(1)	REGISTRANT CONTRIBUTIONS IN LAST FY ($)(2)	AGGREGATE EARNINGS IN LAST FY ($)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT FYE ($)(3)
Lasse J. Petterson	—	35,298	688	—	2,955,631
Scott L. Kornblau	32,573	23,390	1,411	—	74,575
Vivienne R. Schiffer	70,720	19,416	1,845	—	109,100
Christopher G. Gunsten	—	3,633	75	—	4,311
David J. Johanson	3,640	7,560	378	—	25,613

Great Lakes Dredge & Dock Corporation	39	2025 Proxy Statement

1.

The amounts reported in the Executive Contributions in Last FY column represent elective contributions of a portion of the executive’s base salary and/or annual incentive to the SSP (which amounts are also included in the Salary and Non-Equity Incentive Compensation column, respectively, of the 2024 Summary Compensation Table).

2.

The amounts reported in the Registrant Contributions in Last FY column represent the Company’s contributions to each executive’s SSP (which amounts are also included in the All Other Compensation column of the 2024 Summary Compensation Table as SSP contributions and a portion of profit sharing contributions).

3.

The amounts reported in the Aggregate Balance at FYE column represent the balance from the SSP as of December 31, 2024 and include various amounts previously reported in the Summary Compensation Table as Salary, Non-Equity Incentive Compensation or All Other Compensation.

Potential Payments Upon Termination or Change in Control

OVERVIEW

The following describes the estimated payments that would be made to the named executive officers pursuant to an employment agreement or other plans or individual award agreements in the event of the named executive officer’s termination of employment under the circumstances described below, assuming such termination took place on December 31, 2024. Neither Mr. Gunsten nor Mr. Johanson were subject to an employment agreement as of December 31, 2024 and, accordingly, if they had terminated as of December 31, 2024, they would have received severance under the terms of the Company's general severance policy, as described below.

Actual values would reflect specific circumstances at the time of any termination, the plans and provisions effective if and when a termination event occurs and any other applicable factors. Mr. Petterson is also eligible for certain payments and benefits under his employment agreement in the event of a termination of employment due to voluntary retirement.

Payment of severance benefits is conditioned upon the executive’s execution of a release of claims in favor of the Company and its related entities. In addition to the release, certain executives must uphold certain restrictive covenants, including confidentiality of information, non-competition and non-solicitation.

Under the terms of the named executive officers’ employment agreements, if the payments and benefits to the named executive officers under the agreements would subject the named executive officers to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such payments will be reduced by the minimum amount necessary to avoid such excise tax, but only if such reduction will result in the named executive officer receiving a higher net after-tax amount.

Under each named executive officer’s employment agreement, if the named executive officer’s employment is terminated by the Company for “cause” (as defined in the applicable employment agreement) or by the named executive officer other than for “good reason” (within the meaning of the applicable employment agreement), the named executive officer will be entitled to his or her base salary and employee benefits through the termination date.

Other than Mr. Gunsten and Mr. Johanson, if the named executive officer’s employment is terminated by the Company without cause or in the event of the named executive officer’s resignation for good reason, the named executive officer will be entitled to his or her base salary and employee benefits through the termination date, and also receive (i) 12 months of his or her base pay and, in the case of Mr. Petterson, target annual incentive compensation amount, payable according to the Company’s scheduled payroll pay dates; (ii) the pro rata portion of his or her annual incentive compensation and the SSP benefits earned through the termination date, paid at the same time as continuing executives; (iii) 12 months of subsidized medical and dental coverage; (iv) 12 months or, in the case of Mr. Petterson, 18 months of vesting credit for outstanding equity awards; and (v) in the case of the named executive officers other than Mr. Petterson, outplacement services of up to $15,000, provided such services are rendered within one year of his or her termination.

If within a specified period (24 months for Mr. Petterson and 12 months for Mr. Kornblau and Ms. Schiffer) following a “change in control” (as defined in the applicable employment agreement), the Company terminates the employment of the named executive officer other than for cause or if the named executive officer voluntarily resigns his or her employment for good reason, the named executive officer will receive, in lieu of the benefits described above: (i) (x) in the case of Mr. Petterson, an amount equal to two times the sum of his then current base salary plus the average of his target annual incentive over the three-year period immediately preceding his termination and (y) in the case of Mr. Kornblau and Ms. Schiffer, an amount equal to one and one-quarter (1 ¼) times his or her then-current base salary; (ii) (x) in the case of Mr. Petterson, the pro rata portion of his annual incentive and SSP benefits earned through the termination date and (y) in the case of Mr. Kornblau and Ms. Schiffer, an amount equal to his or her target annual bonus for the year that includes the termination date (the payments described in clauses (i) and (ii), the “Change in Control Payment”); (iii) full vesting of any outstanding unvested equity awards (excluding performance-based equity awards, which vest based on the terms of the underlying award agreements, as described below); (iv) 12 months in the case of Mr. Kornblau and Ms. Schiffer (24 months in the case of Mr. Petterson) of subsidized medical and dental coverage; and (v) in the case of Mr. Kornblau and Ms. Schiffer outplacement services of up to $15,000, provided such services are rendered within one year of his or her termination. The Change in Control Payment will be made in a lump-sum cash payment.

If the Company elects not to renew the employment agreement during any renewal term and if the named executive officer's employment is terminated without cause or for good reason within the twelve (12) month period immediately following a non-renewal of a renewal term by the Company, then any unvested equity awards the named executive officer has as of the date on which the then current renewal term expires shall continue to vest on the Company’s regular vesting schedule until the date on which all such awards are fully vested.

If Mr. Petterson provides the Board with at least 12 months written advance notice of his intent to retire and remains employed by the Company for at least 12 months after providing such notice, Mr. Petterson will receive full vesting of any of his outstanding equity awards as of the termination date; and Mr. Petterson will not be entitled to and will be ineligible to receive any new equity awards following the date on which Mr. Petterson notifies the Board of his retirement. Assuming Mr. Petterson had provided written notice

Great Lakes Dredge & Dock Corporation	40	2025 Proxy Statement

12-months in advance of December 31, 2024, if Mr. Petterson had retired as of December 31, 2024, the value of the vesting of Mr. Petterson's outstanding equity awards would have been $5,380,554, based on the closing stock price of $11.29 per share reported on the NASDAQ Global Select Market on December 31, 2024.

The employment agreements for the named executive officers do not provide for the continuance of any compensation or benefit obligations upon death or disability or, other than as described above for Mr. Petterson, retirement. However, pursuant to the RSU agreements, they would be entitled to (i) full vesting of any unvested RSU awards in the event of a termination of their employment due to death or disability, and (ii) continued vesting of any unvested RSU awards upon their retirement if they satisfied the requirements for retirement vesting. In addition, pursuant to their PSU agreements, they would be entitled to (i) in the event of a termination of their employment due to death or disability, the number of shares earned during the one-year performance period during which such termination occurs, based on actual performance, and (ii) in the event of their qualifying retirement, the number of shares earned (A) with respect to any one-year performance period that concluded prior to such retirement and (B) with respect to the one-year performance period in which the retirement occurs, prorated based on the number of days he/she was employed during such performance period. The equity award agreements also provide that the awards will vest upon a change in control in the event they are not assumed by the acquiror.

The Great Lakes Dredge & Dock Company Severance Pay Plan (the “Severance Plan”) provides for discretionary payments of severance benefits under limited circumstances. Under the Severance Plan, a Participant (as defined in the Severance Plan) may receive salary continuation payments, generally in an amount equal to his or her Base Salary (as defined in the Severance Plan) in effect on the date of his or her termination, based upon the number of years of the Participant’s employment by the Company as well as continuation of medical and dental benefits. Payments made under the Severance Plan are discretionary on the part of the plan administrator. For a termination as of December 31, 2024 for each of Mr. Gunsten and Mr. Johanson, the amount for salary continuation would be $280,000; and the amount for medical and dental benefits would be $7,634 for Mr. Gunsten and $8,832 for Mr. Johanson.

termination without cause or resignation for good reason

NAME	BASE SALARY	ANNUAL INCENTIVE (a)	LONG-TERM INCENTIVES (b)	HEALTH BENEFITS (c)	OUTPLACEMENT (d)	TOTAL:
Lasse J. Petterson	816,400	816,400	4,489,469	15,027	—	6,137,296
Scott L. Kornblau	452,400	316,680	873,462	23,831	15,000	1,681,373
Vivienne R. Schiffer	416,000	228,800	352,248	7,520	15,000	1,019,568
Christopher G. Gunsten	—	—	—	—	—	—
David J. Johanson	—	—	—	—	—	—

termination FOLLOWING A CHANGE IN CONTROL

In the case of a Change in Control in which the awards are not assumed, PSUs will accelerate and vest based on either actual or targeted performance, as the case may be. RSUs will not accelerate automatically, but the Compensation Committee may elect, in its sole discretion, to accelerate vesting.

NAME	BASE SALARY	ANNUAL INCENTIVE (a)	LONG-TERM INCENTIVES (b)	HEALTH BENEFITS (c)	OUTPLACEMENT (d)	TOTAL: (e)
Lasse J. Petterson	1,570,000	816,400	5,380,544	30,055	—	7,796,999
Scott L. Kornblau	565,500	316,680	2,079,912	23,831	—	2,985,923
Vivienne R. Schiffer	520,000	228,800	761,183	7,520	—	1,517,503
Christopher G. Gunsten	—	—	1,200,737	—	—	1,200,737
David J. Johanson	—	—	1,200,895	—	—	1,200,895

DeATH OR DISABILITY

NAME	BASE SALARY	ANNUAL INCENTIVE (a)	LONG-TERM INCENTIVES (b)	HEALTH BENEFITS (c)	OUTPLACEMENT (d)	TOTAL:
Lasse J. Petterson	—	—	5,380,544	—	—	5,380,544
Scott L. Kornblau	—	—	2,079,912	—	—	2,079,912
Vivienne R. Schiffer	—	—	761,183	—	—	761,183
Christopher G. Gunsten	—	—	1,200,737	—	—	1,200,737
David J. Johanson	—	—	1,200,895	—	—	1,200,895

Notes:

a)
Under the employment agreement for Mr. Petterson, Mr. Petterson receives (i) 100% of his target annual incentive and (ii) the pro rata portion of his actual annual incentive compensation and SSP benefits earned through the termination date, in the case of termination without cause or resignation due to good reason. For a termination following a change in control, Mr. Petterson receives (i) two times the average of his target annual incentive over the three-year period preceding his termination and (ii) the pro rata portion of his actual annual incentive. As the performance period for Mr. Petterson’s annual incentive is the fiscal year, a termination event that occurred on the last day of the fiscal year would not result in any additional or accelerated benefits. Under the respective employment agreements, for Mr. Kornblau and Ms. Schiffer, he or she will receive a pro rata percentage of his or her target annual incentive and SSP benefits in the case of a termination without cause or resignation for good reason and 100% of his or her target annual incentive in the case of such termination of employment following a change in control.
b)
Represents the value of unvested long-term incentives calculated by multiplying the number of unvested RSUs plus earned but unvested PSUs held by each named executive officer by the $11.29 per share closing price of our stock on the NASDAQ Global Select Market on December 31, 2024. As of December 31, 2024, Mr. Petterson would have received, (i) with respect to his outstanding RSU awards, 18 months of vesting credit for a termination without cause or resignation due to good reason and full vesting credit for a termination due to death or

Great Lakes Dredge & Dock Corporation	41	2025 Proxy Statement

disability or a termination without cause or resignation due to good reason, in each case, within 12 months following non-renewal by the Company or 24 months after a change in control, and (ii) with respect to his outstanding PSU awards, the number of shares earned during the one-year performance period during which such termination occurs, based on actual performance, in the event of a termination of his employment due to death or disability. As of December 31, 2024, Mr. Kornblau and Ms. Schiffer would have received (i) with respect to their outstanding RSU awards, 12 months of vesting credit for a termination without cause or resignation for good reason, continued vesting credit for the duration of the applicable vesting periods for a termination without cause or resignation for good reason following non-renewal by the Company, and full vesting for a termination without cause or resignation for good reason following a change in control or as a result of death or disability, and (ii) with respect to their outstanding PSU awards, the number of shares earned during the one-year performance period during which such termination occurs, based on actual performance, in the event of a termination of their employment due to death or disability. None of the named executive officers were eligible for retirement vesting as of December 31, 2024.
c)
In the event of a termination without cause or resignation due to good reason, Mr. Kornblau and Ms. Schiffer are entitled to continued coverage under the Company’s medical and dental plans for up to 12 months (24 months in the event of a termination following a change in control in the case of Mr. Petterson) following the termination date.
d)
Mr. Kornblau and Ms. Schiffer are also entitled to payment of outplacement services of up to $15,000 provided such services are rendered within one year of his or her termination without cause or resignation for good reason.
e)
Under the terms of the named executive officers’ employment agreements, if the payments and benefits to the named executive officers under the agreements would subject the named executive officers to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such payments will be reduced by the minimum amount necessary to avoid such excise tax, but only if such reduction will result in the named executive officer receiving a higher net after-tax amount. The amounts reflected in this table do not reflect the application of any reduction in compensation or benefits pursuant to the terms of the employment agreements.

CEO Pay Ratio

BACKGROUND

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Form and Consumer Protection Act, and in accordance with the adoption of Item 402(u) of Regulation S-K, the SEC requires the disclosure of our CEO to median employee pay ratio.

To understand this disclosure, we think it is important to give context to our operations. Our corporate headquarters are located in Houston, Texas, and we operate dredges, vessels and ancillary equipment to perform dredging projects domestically and internationally.

IDENTIFICATION OF MEDIAN EMPLOYEE

We selected December 31, 2024 as the date on which to determine our median employee. As of that date, we had approximately 1,119 employees, including our CEO. For purposes of identifying the median employee, we considered all domestic employees and international employees, whether employed on a full-time, part-time, or seasonal basis, but excluding our CEO.

We identified the median employee by examining the 2024 total wages and incentives less non-taxable compensation for all individuals, excluding our CEO, who were employed by the Company on December 31, 2024, the last day of the Company’s fiscal year. To provide a more uniform comparison between domestic and international employees, we excluded from the consistently applied compensation measure allowances for housing, subsistence, safety bonuses, and transportation provided for employees working in the Middle East. Compensation paid in foreign currencies was converted to U.S. dollars based on exchange rates in effect on December 31, 2024.

Other than as described above, we did not make any assumptions, adjustments, or estimates with respect to compensation, and we did not annualize the compensation for any full-time employees that were not employed by the Company for all of 2024. In determining the annual total compensation of the median employee, we calculated such employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the Summary Compensation Table for the Year Ended December 31, 2024 on page 36 with respect to each of the named executive officers.

RATIO

For fiscal year 2024:

•	The median of the annual total compensation of all of our employees, other than Mr. Petterson, was $98,792.
•	Mr. Petterson’s annual total compensation was $4,570,358.

Based on this information, the ratio of the annual total compensation of Mr. Petterson to the median of the annual total compensation of all employees is estimated to be 46 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Great Lakes Dredge & Dock Corporation	42	2025 Proxy Statement

pay-versus-performance

			AVERAGE SUMMARY	AVERAGE	VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON: (4)
YEAR(1)	SUMMARY COMPENSATION TABLE TOTAL FOR PEO ($)(2)	COMPENSATION ACTUALLY PAID TO PEO ($)(3)	COMPENSATION TABLE TOTAL FOR NON-PEO NAMED EXECUTIVE OFFICERS ($)(2)	COMPENSATION ACTUALLY PAID TO NON-PEO NAMED EXECUTIVE OFFICERS ($)(3)	TOTAL SHAREHOLDER RETURN ($)	PEER GROUP TOTAL SHAREHOLDER RETURN ($)(5)	NET INCOME ($ IN MM)	ADJUSTED EBITDA ($ IN MM) (6)
2024	4,570,358	5,602,927	1,541,625	1,786,473	99.6	153.3	57.3	136.0
2023	3,217,764	3,742,351	967,579	1,121,492	67.8	104.3	13.9	75.3
2022	3,801,960	(307,784)	899,163	308,911	52.5	77.8	(34.1)	17.0
2021	3,103,804	3,587,147	1,125,138	1,114,133	138.8	71.7	49.4	127.4
2020	3,300,791	5,711,252	1,226,647	1,571,869	116.2	83.3	66.1	151.1

(1)
Lasse J. Petterson served as the Company’s principal executive officer (“PEO”) for the entirety of 2020, 2021, 2022, 2023 and 2024 and the Company’s other named executive officers for the applicable years were as follows:
-
2024: Christopher G. Gunsten; David J. Johanson; Scott L. Kornblau; and Vivienne R. Schiffer.
-
2023: Eleni Beyko; Christopher G. Gunsten; David J. Johanson; Scott L. Kornblau; and Vivienne R. Schiffer.
-
2022: Eleni Beyko; Scott L. Kornblau; Vivienne R. Schiffer; David E. Simonelli; and James J. Tastard.
-
2021: Scott L. Kornblau; Mark W. Marinko; Vivienne R. Schiffer; David E. Simonelli; and James J. Tastard.
-
2020: Mark W. Marinko; David E. Simonelli; James J. Tastard; William H. Hanson; Kathleen M. LaVoy; and Annette W. Cyr.

(2)
Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of Mr. Petterson and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for the named executive officers for the applicable year other than Mr. Petterson.

(3)
To calculate compensation actually paid, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for Mr. Petterson and for the average of the other named executive officer is set forth following the footnotes to this table.

(4)
Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2019. Historic stock price performance is not necessarily indicative of future stock price performance.
(5)
The TSR Peer Group consists of Ameresco, Inc., Argan, Inc., Badger Infrastructure Solutions Ltd., Construction Partners, Inc., Forum Energy Technologies, Inc., Helix Energy Solutions Group, Inc., KLX Energy/Services Holdings, Inc., Limbach Holdings, Inc., Logistec Corporation, Matrix Service Company, Mistras Group, Inc., Newpark Resources, Inc., Northwest Pipe Company, NV5 Global, Inc., Oil States International, Inc., Orion Group Holdings, Inc., ProPetro Holding Corp., Sterling Infrastructure, Inc., Team, Inc. and Tidewater Inc. The differences in the TSR Peer Group from the previous year include adding Forum Energy Technologies, Inc., KLX Energy/Services Holdings, Inc., Newpark Resources, Inc., Oil States International, Inc., and ProPetro Holding Corp. from the offshore oil and gas industry to reflect the Company's expanded talent pool and also adding Northwest Pipe Company due to comparability to the Company from a size and industry perspective; and removing Hill International, Inc. and Infrastructure and Energy Alternatives, Inc. based on M&A/privatization activity over the past year and also removing Helmerich & Payne, Inc., IES Holdings, Inc., MYR Group, Inc. and Oceaneering International, Inc. as each was no longer deemed comparable to the Company in terms of revenue size. If we had continued using the same benchmarking peer group, the cumulative peer group TSR, assuming $100 invested in such peer group including reinvestment of dividends, would have been $106.0 for 2020, $103.7 for 2021, $111.1 for 2022, $167.3 for 2023 and $253.4 for 2024.
(6)
As noted in the CD&A, for 2024, the Compensation Committee determined that Adjusted EBITDA continues to be viewed as a core driver of the Company’s performance and stockholder value creation and, accordingly, was utilized as a component in the Company’s 2024 annual incentive compensation program. Adjusted EBITDA is a non-GAAP financial measure that represents net income excluding certain items which we do not believe are indicative of our ordinary results of operations. A reconciliation of Adjusted EBITDA is provided in Appendix A, with Adjusted EBITDA for incentive purposes further adjusted to exclude the write-down for unbudgeted advisory and financing fees for strategic initiatives; unbudgeted equipment write downs/retirements; solely at the discretion of the Committee.

reconciliation of compensation actually paid adjustments

YEAR	TOTAL COMPENSATION REPORTED IN SUMMARY COMPENSATION TABLE	(MINUS) VALUE OF STOCK AWARDS REPORTED	PLUS YEAR-END FAIR VALUE OF OUTSTANDING AND UNVESTED STOCK AWARDS GRANTED IN FISCAL YEAR	PLUS/(MINUS) CHANGE IN FAIR VALUE OF OUTSTANDING AND UNVESTED STOCK AWARDS GRANTED IN PRIOR FISCAL YEARS	PLUS FAIR VALUE AT VESTING OF STOCK AWARDS GRANTED AND VESTED DURING FISCAL YEAR	PLUS/(MINUS) CHANGE IN FAIR VALUE OF STOCK AWARDS GRANTED IN PRIOR FISCAL YEARS AND VESTED DURING FISCAL YEAR	(MINUS) PRIOR YEAR-END FAIR VALUE OF STOCK AWARDS GRANTED IN PRIOR FISCAL YEAR AND WERE FORFEITED DURING FISCAL YEAR	COMPENSATION ACTUALLY PAID
	($)(a)	($)(b)	($)(c)	($)(d)	($)(e)	($)(f)	($)(g)	($)
Lasse J. Petterson
2024	4,570,358	(2,041,010)	2,223,193	627,945	—	222,441	—	5,602,927
2023	3,217,764	(1,570,000)	2,345,841	293,458	—	(6,231)	(538,481)	3,742,351
2022	3,801,960	(2,971,996)	1,132,981	(731,570)	—	(113,768)	(1,425,391)	(307,784)
2021	3,103,804	(1,366,286)	1,033,610	454,725	—	1,176,741	(815,447)	3,587,147
2020	3,300,791	(1,160,000)	3,222,199	368,870	—	115,069	135,677	5,711,252
Average other named executive officer(h)
2024	1,541,625	(614,558)	720,660	128,578	—	10,168	—	1,786,473
2023	967,579	(331,276)	471,439	39,956	—	(985)	(25,221)	1,121,492
2022	899,163	(500,712)	189,048	(108,345)	—	(26,446)	(143,798)	308,911
2021	1,125,138	(406,642)	400,649	55,170	—	45,478	(105,660)	1,114,133
2020	1,226,647	(206,647)	521,995	44,331	—	8,095	(22,552)	1,571,869
(a)
Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year. With respect to the Average Other Named Executive Officers, amounts shown represent averages.
(b)
Represents the grant date fair value of the stock awards granted during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(c)
Represents the fair value as of the indicated fiscal year-end of the outstanding and unvested stock awards granted during such fiscal year, computed in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(d)
Represents the change in fair value during the indicated fiscal year of the outstanding and unvested stock awards held by the applicable named executive officer as of the last day of the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(e)
Represents the fair value at vesting of the stock awards that were granted and vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(f)
Represents the change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

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(g)
Represents the fair value as of the last day of the prior fiscal year of the stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(h)
See footnote 1 above for the named executive officers included in the average for each year.

PERFORMANCE MEASURES USED TO LINK COMPANY PERFORMANCE AND COMPENSATION ACTUALLY PAID TO THE NEOS

The following is a list of performance measures, which in our assessment represent the most important performance measures used by the Compensation Committee to link compensation actually paid to the named executive officers for 2024. Please see the “CD&A” for a further description of the metrics used in the Company’s executive compensation program.

•
Adjusted EBITDA
•
Adjusted EBIT
•
G&A + OH
•
Contract margin
•
Year-end dredging backlog (40%)
•
Stock Price

reLATIONSHIP BETWEEN PAY AND PERFORMANCE

We believe the compensation actually paid in each of the years reported above and over the five-year cumulative period are reflective of the Compensation Committee’s emphasis on “pay-for-performance” as the compensation actually paid fluctuated year-over-year, primarily due to the result of our stock performance and our varying levels of achievement against pre-established performance goals under our 2024 annual incentive compensation program and 2024 long-term incentive awards, including our Adjusted EBITDA performance.

The illustrations below provide a graphical description of CAP (as calculated in accordance with the SEC rules) and the following measures:

•
the Company’s cumulative TSR and the Peer Group’s cumulative TSR;
•
the Company’s Net Income; and
•
the Company Selected Measure, which for the Company is Adjusted EBITDA.

CAP and Cumulative TSR / Cumulative TSR of the Peer Group

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CAP and Company Net Income

CAP and Company Adjusted EBITDA

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PROPOSAL 3:

Advisory Vote to Approve Executive Compensation

In accordance with Section 14A of the Exchange Act, the Board provides stockholders with the opportunity to cast an annual advisory vote to approve executive compensation. This proposal, commonly known as a “say-on-pay” proposal, gives you the opportunity to endorse or not endorse our fiscal year 2024 executive compensation program and policies for the named executive officers, as follows:

Resolved, that the stockholders of Great Lakes Dredge & Dock Corporation approve, on an advisory basis, the compensation of the Company's named executive officers, as described in the compensation discussion and analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company's 2025 annual meeting proxy statement.

The advisory vote on executive compensation is not a vote on our general compensation policies, compensation of our Board of Directors or our compensation policies as they relate to risk management.

We are required to hold the advisory vote on executive compensation at least once every three years. At the Company’s 2024 Annual Meeting, a majority of the shares cast voted, on an advisory basis, to hold future advisory votes on executive compensation on an annual basis. After consideration of the voting results, the Board determined that the Company will hold an advisory vote on executive compensation each year until the next required stockholder advisory vote on frequency of executive compensation occurs or until the Board otherwise determines that a different frequency for advisory votes on executive compensation is in the best interests of stockholders.

Our executive compensation program is designed to attract, motivate and retain highly qualified executive officers who are able to achieve short-term and long-term corporate objectives and create stockholder value. The Compensation Committee believes our executive compensation program reflects a strong pay-for-performance philosophy and are well aligned with our stockholders’ long-term interests.

The Compensation Committee and the Board believe our executive compensation program is effective at incentivizing the achievement of outstanding financial performance and superior returns to stockholders. We believe that our commitment to align executive compensation with Company performance and stockholder interests is exhibited by the Company’s executive compensation decisions during the last 12 months. For example, under our Executive Leadership Annual Incentive Program, annual incentive payouts are primarily determined based on our Adjusted EBITDA. The formulaic annual incentive payouts to individuals may be adjusted based on the Compensation Committee’s assessment of individual performance achievements. In addition, the Compensation Committee grants PSUs to our named executive officers that are only earned upon achievement of performance goals.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which more thoroughly discusses how our executive compensation policies and procedures implement our executive compensation philosophy.

Although the annual advisory stockholder vote on executive compensation is non-binding, the Compensation Committee has considered, and will continue to consider, the outcome of the vote each year when making executive compensation decisions for our named executive officers. The Compensation Committee, which is composed of independent directors, values constructive dialogue with our stockholders on executive compensation and other important governance topics and encourages all stockholders to vote their shares on this matter. At our 2024 Annual Meeting, approximately 95% of the votes cast on the “say-on-pay” proposal were voted in favor of the compensation of our named executive officers. The Compensation Committee believes that this vote represents strong stockholder support of the Company’s approach to executive compensation.

Vote Required and Recommendation

Adoption of this resolution will require the affirmative vote of the majority of the shares present at the Annual Meeting and entitled to vote thereon, assuming a quorum is present. Abstentions will be treated as being present and entitled to vote on the matter, and therefore, will have the effect of a vote against the proposed resolution.

The Board of Directors recommends a vote "FOR" adoption of the resolution approving the compensation of our named executive officers, as described in the compensation discussion and analysis section and the related tabular and narrative disclosure set forth in this proxy statement.

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PROPOSAL 4:

Approval of the First Amendment to the Great Lakes Dredge & Dock Corporation 2021 Long-Term Incentive Program

Background

As of March 12, 2025, there were 733,851 shares of common stock that remained available for future issuances under the Great Lakes Dredge & Dock Corporation 2021 Long-Term Incentive Plan (the “2021 Plan”) (assuming outstanding performance-based restricted stock units are counted at target). Given the limited number of shares that currently remain available under the 2021 Plan, the Board and management believe it is important that the Company adopt the Plan Amendment (as defined below), in order to maintain the Company’s ability to attract and retain key personnel and continue to provide them with strong incentives to contribute to the Company’s future success. The Board believes that the Company has used equity in a reasonable manner under the 2021 Plan and its prior equity plans, with a three-year average burn rate of approximately 1.27% of the Company’s outstanding shares of common stock.

Proposed Amendment

On February 25, 2025, the Board approved an amendment to the 2021 Plan, subject to approval by the Company’s stockholders, that would increase the available shares authorized for issuance under the 2021 Plan by 3,000,000 shares of common stock (the “Plan Amendment”). After adding the current shares of common stock that remained available for future issuances under the 2021 Plan as of March 12, 2025, to the additional shares approved by the Plan Amendment, there will be a total of 3,733,851 shares available for future issuance under the 2021 Plan.

If the Plan Amendment is not approved by stockholders, we will continue to operate the 2021 Plan in accordance with its terms.

The purposes of the 2021 Plan are to:

•	align the interests of our stockholders and recipients of awards under the 2021 Plan by increasing the proprietary interest of such recipients in the Company’s growth and success;
•

advance the interests of the Company by attracting and retaining non-employee directors, officers, other employees, consultants, independent contractors and agents of the Company and its subsidiaries and affiliates; and

•	motivate award recipients to act in the long-term best interests of the Company and its stockholders.

Under the 2021 Plan, the Company may grant:

•	nonqualified stock options;
•	incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) (collectively, with nonqualified stock options, “Options”);
•	stock appreciation rights (“SARs”), in the form of free-standing SARs or SARs granted in tandem with an Option (“Tandem SARs”);
•	stock awards in the form of restricted stock, restricted stock units, or other stock awards (“Stock Awards”); and
•	performance awards.

As of March 12, 2025, approximately 1,126 employees and six non-employee directors are eligible to participate in the 2021 Plan, if selected for participation by the Compensation Committee. However, our historical practice has been to limit participation to only certain key personnel, representing approximately 70 employees and six non-employee directors.

Plan Highlights

Some of the key features of the 2021 Plan, as proposed to be amended by the Plan Amendment, are as follows:

•

The 2021 Plan is administered by a committee of the Board (the Compensation Committee or, with respect to grants to non-employee directors, the Nominating and Corporate Governance Committee) or a subcommittee thereof, composed entirely of independent directors;

•	No repricing or replacement of underwater options or SARs without stockholder approval;
•	Dividend equivalent rights with respect to options and SARs are prohibited;
•	Distributions, dividends or dividend equivalent rights with respect to stock awards and performance awards are subject to the same vesting conditions as the underlying awards;
•

“Liberal share recycling” with respect to options and SARs is prohibited - meaning that the 2021 Plan does not recycle shares that were not issued or delivered upon the net settlement or net exercise of an option or SAR, shares delivered to or withheld by the Company to pay the exercise price of an option or withholding taxes relating to the exercise of an option or SAR, or shares repurchased by the Company on the open market with the proceeds of an option exercise;

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•

Under the 2021 Plan, the maximum number of shares of common stock that was initially available for awards was (i) 1,500,000 plus (ii) the number of shares of common stock available for issuance under the Great Lakes Dredge & Dock Corporation 2017 Long‑Term Incentive Plan (the “2017 Plan”) as of the effective date of the 2021 Plan subject to adjustment in connection with certain capitalization events in accordance with the 2021 Plan; however, the available shares of common stock under the 2021 Plan will be increased by 3,000,000 if our stockholders approve the Plan Amendment; and

•

Except with respect to substitute awards granted in connection with a corporate transaction, the purchase price of options and the base price for SARs may not be less than the fair market value of a share of common stock on the date of grant.

Additional Information on Outstanding Awards and Historical Grants

The following provides additional information on the total equity compensation awards outstanding and total grants made in prior years.

Overhang

The following table provides certain additional information regarding total awards outstanding at December 31, 2024 (fiscal year-end) and March 12, 2025.

	As of March 12, 2025	As of December 31, 2024
Number of outstanding Options	0	0
Weighted average exercise price of outstanding Options	$-	$-
Weighted average remaining term of outstanding Options	-	-
Number of outstanding full-value awards under 2021 Plan and prior plans	1,811,728	1,642,147
Shares available for grant under 2021 Plan and prior plans	733,851	737,826

As of March 12, 2025 Record Date
Total number of shares of common stock outstanding	66,360,696
Per-share closing price of common stock as reported on NASDAQ	$7.92

Burn Rate

The following table provides detailed information regarding our equity compensation activity for the prior three fiscal years.

	Fiscal Year 2022	Fiscal Year 2023	Fiscal Year 2024
Number of options granted	-	-	-
Number of restricted shares/RSUs/director shares granted	342,665	576,667	434,958
Number of performance shares granted at target	313,826	451,016	419,319
Total Share Usage	656,491	1,027,683	854,277
Weighted-average number of shares of common stock outstanding	66,051,261	66,469,597	67,084,709
Burn Rate	0.99%	1.55%	1.27%

Description of the 2021 Plan

The following description is qualified in its entirety by reference to the plan document, as proposed to be amended by the Plan Amendment. For ease of reference, the marked copy of the 2021 Plan in Appendix B shows the proposed changes of the Plan Amendment with the deleted text in strikethrough format and added text underlined. The plan document, as amended by the Plan Amendment, is incorporated herein by reference.

Administration

The 2021 Plan is administered by a committee (the “Committee”) designated by the Board, or a subcommittee of such committee, consisting of two or more members of the Board, each of whom is intended to be (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of the NASDAQ. The Nominating and Corporate Governance Committee administers the 2021 Plan for grants to non-employee directors, and the Compensation Committee administers the 2021 Plan for all other grants.

Subject to the terms of the 2021 Plan, the Committee has the authority to select eligible persons to receive awards and determine all of the terms and conditions of each award. The Committee has the authority to establish rules and regulations for administering the 2021 Plan and to decide questions of interpretation or application of any provision of the 2021 Plan.

The Committee may delegate some or all of its power and authority under the 2021 Plan to the Board (or a member of the Board) or, subject to applicable law, to the Chief Executive Officer or such other executive officer of the Company as the Committee deems appropriate, except that it may not delegate its power and authority to a member of the Board, the Chief Executive Officer or any other executive officer with regard to the selection for participation in this Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer, director or other person.

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Available Shares

Subject to the capitalization adjustment provisions included in the 2021 Plan, the number of shares of common stock initially available for awards under the 2021 Plan was (i) 1,500,000 plus (ii) the number of shares of common stock available for issuance under the 2017 Plan as of the effective date of the 2021 Plan. If the Plan Amendment is approved by stockholders, the maximum number of shares of common stock authorized to be issued under the 2021 Plan will increase by 3,000,000 shares. The number of shares of common stock that remain available for future grants under the 2021 Plan will be reduced by the sum of the aggregate number of shares of common stock which become subject to outstanding options, outstanding free-standing SARs, outstanding stock awards and outstanding performance awards denominated in shares of common stock.

Shares of common stock subject to an outstanding Option, free-standing SAR, stock award, or performance award granted under the 2021 Plan, 2017 Plan or the Great Lakes Dredge & Dock Corporation 2007 Long-Term Incentive Plan (the “2007 Plan”) that are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (excluding shares of common stock subject to an option canceled upon settlement of a related tandem SAR or subject to a tandem SAR canceled upon exercise of a related option), or (ii) the settlement of such award in cash, will again be available under the 2021 Plan. Shares of common stock subject to an award under the 2021 Plan, the 2017 Plan or the 2007 Plan will not again be available for issuance under the 2021 Plan if such shares are (a) shares that were subject to an option or SAR and were not issued or delivered upon the net settlement or net exercise of such option or SAR, (b) shares delivered to or withheld by the Company to pay the purchase price or withholding taxes relating to an option or SAR or (c) shares repurchased by the Company on the open market with the proceeds of an option exercise. Shares of common stock subject to an award granted under the 2021 Plan, the 2017 Plan or the 2007 Plan that were delivered to or withheld by the Company to pay the withholding taxes related to a stock award or performance award under the 2021 Plan, the 2017 Plan or the 2007 Plan (including performance units, as contemplated under the 2007 Plan) will again be available for issuance under the 2021 Plan.

The aggregate value of cash compensation and the grant date fair value of shares of common stock that may be granted during any fiscal year of the Company to any non-employee director will not exceed $500,000; provided, however, that the per person limit set forth in this sentence will be multiplied by two with respect to compensation and awards granted to any non-executive Chairman of the Board; provided, further, that this limit will not apply to distributions of previously deferred compensation under a deferred compensation plan maintained by the Company. On March 12, 2025, the closing sale price per a share of common stock as reported on the NASDAQ was $7.92.

Change of Control

In the event of a Change of Control (defined below) pursuant to which the outstanding awards are not replaced with replacement awards, the following will occur upon such Change of Control with respect to any such awards outstanding as of such Change in Control: (i) each outstanding option and SAR held by such holder will become fully vested and exercisable and will remain exercisable for the term; (ii) the restriction period applicable to each outstanding stock award held by such holder will lapse; (iii) performance awards will vest or become exercisable or payable in accordance with the applicable award agreements; and (iv) the Board may require that the awards be settled in cash, shares of the surviving company or other property.

Under the terms of the 2021 Plan, a Change of Control is generally defined as: (i) any person is or becomes the beneficial owner of more than 33-1/3% of the then outstanding voting shares of the Company; (ii) an unapproved change in the majority composition of the Board; (iii) the consummation of certain mergers or consolidations of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Effective Date, Termination and Amendment

The 2021 Plan became effective on the date it was approved by the Company’s stockholders at the 2021 Annual Meeting, May 5, 2021. The 2021 Plan will terminate as of the first annual meeting of the Company’s stockholders to occur on or after the tenth anniversary of the effective date, unless earlier terminated by the Board.

The Board may amend the 2021 Plan as it deems advisable, subject to stockholder approval if (i) required by applicable law, rule or regulation, or any rule of the NASDAQ or (ii) the Board seeks to modify the non-employee director compensation limit or the option and SAR repricing or discounting provisions in the 2021 Plan. No amendment may materially impair the rights of a holder of an outstanding award without the consent of such holder.

ELIGIBILITY

Participants in the 2021 LTIP will consist of such officers, other employees, non-employee directors, consultants, independent contractors and agents of the Company and its subsidiaries (and such persons who are expected to become any of the foregoing) as selected by the Committee in its discretion.

Non-Transferability

The 2021 Plan restricts the ability of an award holder from transferring awards granted under the 2021 Plan other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the award agreement, to the holder’s family members, a trust or entity established by the holder for estate planning purposes or a charitable organization designated by the holder, in each case, without consideration.

Options and SARs

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The 2021 Plan provides for the grant of nonqualified stock options, incentive stock options and SARs. The Committee will determine the conditions to the exercisability of each option and SAR.

Each option will be exercisable for no more than ten (10) years after its date of grant, unless the option is an incentive stock option and the optionee owns at the time of grant greater than ten percent (10%) of the voting power of all shares of capital stock of the Company (a “ten percent holder”), in which case the option will be exercisable for no more than five (5) years after its date of grant; provided, however, that if an option exercise would violate applicable securities laws, the nonqualified stock option will be exercisable no more than 30 days after the exercise of the option first would no longer violate applicable securities laws. The Committee may, in its discretion, establish performance measures which may be satisfied or met, in each case as a condition to the grant or exercisability of an option. Except in the case of substitute awards granted in connection with a corporate transaction, the purchase price of an option will not be less than 100% of the fair market value of a share of common stock on the date of grant, unless the option is an incentive stock option and the optionee is a ten percent holder, in which case the option purchase price will be the price required by the Code. The Committee will determine whether an option is exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only with respect to whole shares of common stock.

Each SAR will be exercisable for no more than ten (10) years after its date of grant, except that no tandem SAR may be exercised later than the expiration, cancellation, forfeiture or other termination of the related option; provided, however, that if a SAR exercise would violate applicable securities laws, the SAR will be exercisable no more than 30 days after the exercise of the SAR first would no longer violate applicable securities laws. The Committee may, in its discretion, establish performance measures which may be satisfied or met, in each case as a condition to the grant or exercisability of a SAR. Except in the case of substitute awards granted in connection with a corporate transaction, the base price of a SAR will not be less than 100% of the fair market value of a share of common stock on the date of grant, provided that the base price of a tandem SAR will be the purchase price of the related option. The Committee will determine in an award agreement whether a SAR will be stock or cash-settled and whether the SAR will be exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable SAR, or portion thereof, may be exercised, in the case of a tandem SAR, only with respect to whole shares of common stock and, in the case of a free-standing SAR, only with respect to a whole number of SARs. If an SAR is exercised for shares of restricted stock, a certificate will be issued in accordance with the terms of the plan governing restricted stock awards, or such shares shall be transferred to the holder in book entry form with restrictions on the shares duly noted. Prior to the exercise of a stock-settled SAR, the holder of the SAR will have no rights as a stockholder of the Company with respect to the shares of common stock subject to the SAR.

Subject to the adjustment provisions set forth in the 2021 Plan, neither the Board nor the Committee may, without the approval of the Company’s stockholders, (i) reduce the purchase price or base price of any previously granted option or SAR, (ii) cancel any previously granted option or SAR in exchange for another option or SAR with a lower purchase price or base price or (iii) cancel any previously granted option or SAR in exchange for cash or another award if the purchase price of such option or the base price of such SAR exceeds the fair market value of a share of common stock on the date of such cancellation, other than in connection with a change of control or the adjustment provisions of the 2021 Plan. The holder of an option or SAR will not be entitled to receive dividend equivalents with respect to the number of shares of common stock subject to the option or SAR.

Stock Awards

The 2021 Plan provides for the grant of stock awards. The Committee may grant a stock award either as a restricted stock award, restricted stock unit award or other stock award.

The Committee will determine the number of shares of common stock subject to a restricted stock unit award or a restricted stock award and the restriction period, performance period and performance measures applicable to such award (if any). The agreement relating to a restricted stock award or a restricted stock unit award will provide, in a manner determined by the Committee, in its discretion and subject to the provisions of the 2021 Plan, for the vesting of shares of common stock subject to such restricted stock award or the vesting of such restricted stock unit award, (i) if the holder of such award remains continuously in the employment or service of the Company during the specified restriction period and (ii) if specified performance measures (if any) are satisfied or met during a specified performance period, and for the forfeiture of the shares of common stock subject to such award (x) if the holder of such award does not remain continuously in the employment or service of the Company during the specified restriction period or (y) if specified performance measures are not satisfied or met during a specified performance period.

Unless otherwise set forth in a restricted stock award agreement, the holder of shares of restricted stock will have rights as a stockholder of the Company, including the voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of shares of common stock. Notwithstanding the foregoing, distributions or dividends with respect to shares of common stock, including a regular cash dividend, will be deposited with the Company and subject to the same restrictions as the shares of common stock with respect to which such distribution or dividend was made.

The agreement awarding restricted stock units will specify (i) whether such award may be settled in shares of common stock or cash or a combination thereof, and (ii) whether the holder will be entitled to receive dividend equivalents, and, if determined by the Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents. Any dividend equivalents with respect to restricted stock units will be subject to the same restrictions as such restricted stock units. Prior to settlement of a restricted stock unit award, the holder of a restricted stock unit will have no rights as a stockholder of the Company.

The Committee is authorized to grant other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of common stock, including without limitation shares of common stock granted as a bonus and not subject to any vesting conditions, dividend equivalents, deferred stock units, stock purchase rights and shares of common stock issued in lieu of obligations of the Company to pay cash under any compensatory plan or arrangement, subject to such terms as will be determined by the Committee. The Committee will determine the terms and conditions of such awards, which may include the right to

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elective deferral thereof, subject to such terms and conditions as the Committee may specify in its discretion. Any dividend equivalents with respect to an award will be subject to the same vesting conditions as the underlying award.

Performance Awards

The 2021 Plan also provides for the grant of performance awards. The agreement relating to a performance award will specify whether such award may be settled in shares of common stock (including restricted stock), cash or a combination thereof. The agreement relating to a performance award will provide, in the manner determined by the Committee, for the vesting of such performance award, if the specified performance measures are satisfied or met during the specified performance period, and for the forfeiture of such award if the specified performance measures are not satisfied or met during the specified performance period. An award agreement will specify whether the holder will be entitled to dividends or dividend equivalents, provided that dividends and dividend equivalents will be deposited with the Company and subject to the same restrictions as the shares subject to the performance award with respect to which such distribution was made. Prior to the settlement of a performance award in common stock (including restricted stock); the holder of such award will have no rights as a stockholder of the Company with respect to such shares.

Performance Measures

Under the 2021 Plan, the grant, vesting, exercisability or payment of certain awards may be made subject to the satisfaction of performance measures. The performance measures applicable to a particular award will be determined by the Committee at the time of grant. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, business or geographical units or operating areas of the Company (except with respect to the total stockholder return and earnings per share criteria) or individual basis, may be used by the Committee in establishing performance measures under the 2021 Plan: (a) net earnings (including EBITDA); (b) operating earnings, income or margin; (c) earnings growth; (d) net income; (e) net income applicable to shares; (f) gross revenue or revenue by predefined business; (g) revenue backlog; (h) gross profit or margin; (i) margins realized on delivered services; (j) cash flow, including operating cash flow, cash flow per share, free cash flow, discounted cash flow return on investment, cash flow in excess of cost of capital and cash flow margin; (k) earnings per share; (l) return on stockholders’ or common stockholders’ equity; (m) stock price; (n) return on investments; (o) return on capital or invested capital; (p) return on assets; (q) total stockholder return; (r) economic value added (income in excess of cost of capital); (s) customer satisfaction; (t) operating expenses, cost control or expense reduction; (u) ratio of operating expenses to operating revenues, (v) market share; (w) interest expense; (x) accounts receivables; (y) market penetration; (z) business expansion; (aa) cost targets; (bb) reductions in errors or omissions; (cc) management of employment practices and employee benefits; (dd) supervision of litigation; (ee) efficiency, in each case, absolute or relative to peer-group comparative or (ff) such other goals as the Committee may determine whether or not listed in the 2021 Plan. The applicable performance measures may be applied on a pre- or post-tax basis and may be adjusted to include or exclude components of any performance measure, including, without limitation, foreign exchange gains and losses, asset writedowns, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Corporation or its financial statements or changes in law or accounting principles (“Adjustment Events”). In the sole discretion of the Committee, the Committee may amend or adjust the performance measures or other terms and conditions of an outstanding award in recognition of any Adjustment Events. The performance measures will be subject to such other special rules and conditions as the Committee may establish.

Clawback of Awards

Awards granted under the 2021 Plan and any cash payment or shares of common stock delivered pursuant to an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable award agreement or any clawback or recoupment policy which the Company may adopt from time to time, including the Great Lakes Dredge & Dock Corporation Statement of Policy Regarding Incentive Compensation Recoupment.

New Plan Benefits

In general, benefits that will be awarded or paid under the 2021 Plan, if stockholder approval of this Proposal 4 is obtained, cannot currently be determined as such future awards are within the discretion of the Committee. Although future benefits cannot be determined, in May 2025, the Committee intends to grant restricted stock unit awards to certain employees of the Company following stockholder approval of an increase in the available shares under the 2021 Plan. In the event stockholders do not approve this Proposal 4, such restricted stock unit grants will not occur.

The following table shows information regarding the number of shares subject to restricted stock unit awards that are expected to be granted in May 2025 under the 2021 Plan, subject to stockholder approval of Proposal 4. The effectiveness of these awards is expressly made subject to stockholder approval of Proposal 4 at the Annual Meeting.

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Name and Position	Restricted Stock Units
Lasse J. Petterson, President & Chief Executive Officer	125,145
Scott L. Kornblau, Senior Vice President & Chief Financial Officer	25,058
Vivienne R. Schiffer, Senior Vice President, Chief Legal Officer, Chief Compliance Officer & Corporate Secretary	18,035
Christopher G. Gunsten, Senior Vice President, Project Services & Fleet Engineering	13,179
David J. Johanson, Senior Vice President, Project Acquisition & Operations	13,179
All Current Executive Officers as a Group (approximately 7 persons)	218,028
All Non-Executive Officer Directors as a Group (approximately 6 persons)	-
All Non-Executive Officer Employees as a Group (approximately 61 persons)	235,293

Historical Equity Awards Table

The following table sets forth the number of shares subject to awards granted over the lifetime of the 2021 Plan to the individuals and groups as indicated as of March 12, 2025:

	Restricted Stock Units	Performance-Based Restricted Stock Units(1)
Lasse J. Petterson, President & Chief Executive Officer	332,117	829,772
Scott L. Kornblau, Senior Vice President & Chief Financial Officer	86,049	287,036
Vivienne R. Schiffer, Senior Vice President, Chief Legal Officer, Chief Compliance Officer & Corporate Secretary	46,800	104,086
Christopher G. Gunsten, Senior Vice President, Project Services & Fleet Engineering	40,968	137,578
David J. Johanson, Senior Vice President, Project Acquisition & Operations	41,031	137,570
All Current Executive Officers as a Group (approximately 7 persons)	618,868	1,730,366
All Non-Executive Officer Directors as a Group (approximately 6 persons)	281,730	-
All Non-Executive Officer Employees as a Group (approximately 80 persons)	607,363	396,420

(1) Assumes maximum level of performance, though achievement for certain grants may have been below the maximum level.

No awards have been granted under the 2021 Plan over its lifetime to the following categories of persons: (i) our new nominees for election as a director; (ii) any associates of our non-employee directors, executive officers or nominees; or (iii) any other person who received or who is to receive 5% of such options, warrants or rights.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the 2021 Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the 2021 Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the 2021 Plan. Each participant is advised to consult his or her personal tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any awards.

Section 162(m) of the Code

Section 162(m) of the Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation’s chief executive officer, the corporation’s chief financial officer and certain other current and former executive officers of the corporation.

Options

A participant will not recognize taxable income at the time an option is granted and the Company will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a nonqualified stock option equal to the excess of the fair market value of the shares purchased over their purchase price, and the Company (or, if applicable, the subsidiary employer) will be entitled to a corresponding deduction (except to the extent the deduction limits of Section 162(m) of the Code apply). A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for at least two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, such shares are disposed of within the above-described period, then in the year of that disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon that disposition, and (ii) the fair market value of those shares on the date of exercise, over the purchase price, and the Company (or, if applicable, the subsidiary employer) will be entitled to a corresponding deduction (except to the extent the deduction limits of Section 162(m) of the Code apply).

SARs

A participant will not recognize taxable income at the time SARs are granted and the Company will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the

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Company. This amount is deductible by the Company (or, if applicable, the subsidiary employer) as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

Stock Awards

A participant will not recognize taxable income at the time stock subject to restrictions constituting a substantial risk of forfeiture (“restricted stock”) is granted and the Company will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at that time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value for the shares at such time over the amount, if any, paid for those shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions is deductible by the Company (or, if applicable, the subsidiary employer) as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

A participant will not recognize taxable income at the time a restricted stock unit is granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of restricted stock units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by the Company. The amount of ordinary income recognized is deductible by the Company (or, if applicable, the subsidiary employer) as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

The tax treatment, including the timing of taxation, of any other type of stock award will depend on the terms of such award at the time of grant.

Performance Awards

A participant will not recognize taxable income at the time performance award grants are made and the Company will not be entitled to a tax deduction at that time. Upon settlement of performance awards, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount is deductible by the Company (or, if applicable, the subsidiary employer) as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

Vote Required and Recommendation

Adoption of this proposal will require the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon, assuming a quorum is present. Abstentions will be treated as being present and entitled to vote on the matter, and therefore, will have the effect of a vote against the proposed resolution.

The Board of Directors unanimously recommends a vote "FOR" the approval of the First Amendment to the Great Lakes Dredge & Dock Corporation 2021 Long-Term Incentive Plan.

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PROPOSAL 5:

Approval of the Great Lakes Dredge & Dock Corporation 2025 Employee Stock Purchase Plan

Background

On February 25, 2025, the Board adopted, subject to stockholder approval at the 2025 Annual Meeting, the Great Lakes Dredge & Dock Corporation 2025 Employee Stock Purchase Plan (the “ESPP”). The Company has reserved a total of 2,500,000 shares of common stock for issuance under the ESPP, subject to adjustment upon certain changes in the Company’s capitalization. On March 12, 2025, the closing sale price per a share of common stock as reported on the NASDAQ was $7.92.

The purpose of the ESPP is to provide employees of the Company and its Designated Subsidiaries (as defined below) with an opportunity to purchase common stock of the Company through accumulated payroll deductions and other contributions. The Board believes that the opportunity to acquire a proprietary interest in the success of the Company through the acquisition of shares of common stock pursuant to the ESPP is an important aspect of the Company’s ability to attract and retain highly qualified and motivated employees. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.

Description of the ESPP

The following description is a summary of the basic terms and provisions of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, which is attached as Appendix C to this proxy statement. As used herein, the term “Designated Subsidiaries” refers to the subsidiaries of the Company specified by the Board or the Plan Administrator (as defined below), if different, from time to time in its sole discretion.

administration

The ESPP will be administered by the Board or a committee comprised of members of the Board or members of management appointed by the Board to administer the ESPP (the “Plan Administrator”). The Plan Administrator has broad authority to control and manage the operation and administration of the ESPP, including the power and authority to interpret and administer the ESPP, to establish rules and regulations relating to the ESPP and to make all other determinations it deems appropriate for the proper administration of the ESPP. Every finding, decision and determination made by the Plan Administrator is, to the fullest extent permitted by law, final and binding.

Persons eligible to participate in the ESPP. All employees of the Company or a Designated Subsidiary who have been continuously employed for at least two months and scheduled to work at least 20 hours per week are eligible to participate in the ESPP, excluding employees who are on a non-working notice period or garden leave or are represented by a collective bargaining representative that has declined participation in the ESPP. Employees who are regularly scheduled to work 20 or fewer hours per week may be eligible to participate in the ESPP if required under applicable law. As of March 12, 2025 there were 1,120 employees who would be eligible to participate in the ESPP.

Eligibility is determined on the enrollment date for each offering period. The ESPP provides for two six-month offering periods annually (or such other offering period determined by the Plan Administrator not to exceed 27 months), with enrollment dates on the first day of each offering period.

In certain cases, an employee may be excluded from an offering period although he or she would otherwise be eligible to participate in the ESPP due to restrictions under Section 423 of the Code. Under the Code, no employee is permitted to purchase any shares in the ESPP if such employee, immediately after such purchase, owns shares possessing 5% or more of the total combined voting power of all classes of stock of the Company. In addition, an employee’s right to purchase shares under the ESPP with respect to any offering period may not accrue at a rate that exceeds $25,000 (determined by reference to the fair market value of the shares at the beginning of the offering period) for each calendar year during which such offering period is outstanding.

enrollment

Eligible employees may enroll in the ESPP as participants by delivering the subscription agreement provided by the Company at least twelve business days prior to the applicable enrollment date. Participation in the ESPP is voluntary and is dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions or other contributions. Unless a participant withdraws from the ESPP before the beginning of the next offering period, such participant will automatically be re-enrolled for the next offering period.

contributions

Eligible employees may elect to contribute by means of payroll deduction up to 10% of their compensation during each pay period. The contributions of individual employees may be decreased during any applicable offering period if necessary to comply with Section 423 of the Code.

purchases

At the end of each offering period, the purchase price per share is determined and the accumulated funds are used to automatically purchase shares of common stock, up to a maximum of 5,000 shares for any one participant in any offering period. The purchase price

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per share is equal to 85% of the lesser of (a) the fair market value of the common stock on the enrollment date of the offering period or (b) the fair market value on the last day of the offering period; provided, that the Plan Administrator may establish a higher price for one or more offerings under the ESPP prior to the beginning of an offering period. As long as the Company’s common stock is listed on the NASDAQ Stock Market, the fair market value of the common stock is the closing sale price as reported by the National Association of Securities Dealers on the applicable day. If no such prices were reported on that day, the prices reported on the last preceding trading day will apply.

payroll deduction changes and withdrawal

A participant may change his or her payroll deduction percentage or withdraw from participation in the ESPP at any time by properly accessing the website designated by the Company and electronically amending or terminating his or her subscription agreement, by delivering to the Company’s designated office an amended subscription agreement authorizing such a change, or by such other means as the Plan Administrator may provide and communicate to participants, with such change in election to be effective in the next offering period. Upon a participant’s withdrawal, all of the participant’s payroll deductions and other contributions credited to his or her account will be paid to such participant in a lump-sum as soon as practicable after receipt of notice of withdrawal. If a participant withdraws from an offering period, payroll deductions (or contributions) will not recommence at the beginning of the succeeding offering period unless the participant timely enrolls in that offering period.

madatory holding period

Any shares of common stock purchased under the ESPP may not be sold until the date that is at least six months following the date on which such shares were purchased, provided that the Plan Administrator may waive such holding period with respect to offerings to non-U.S. employees if the Plan Administrator determines that such holding period could result in adverse tax or other consequences or would be prohibited under applicable law.

transferability and termination of employment

Neither shares nor cash credited to a participant’s account nor any rights with regard to the purchase of shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way by the participant (other than by will, the applicable laws of descent and distribution, or to a designated beneficiary). Upon termination of a participant’s employment for any reason, the payroll deductions and other contributions credited to the participant’s account will be returned to the participant.

amendment and termination

The Board has broad authority to amend or terminate the ESPP, subject to certain amendments requiring the consent of participants or stockholder approval. Unless earlier terminated by the Board, the ESPP shall continue in effect until the tenth anniversary of the date on which stockholders approve the ESPP.

New Plan Benefits

The benefits that might be received by participating employees under the ESPP cannot be determined because the benefits depend upon the degree of participation by employees and the trading price of the Company’s common stock in future offering periods.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain United States federal income tax consequences generally arising with respect to the ESPP. This discussion does not address all aspects of the United States federal income tax consequences of participating in the ESPP that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the ESPP. Each participant is advised to consult his or her personal tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to the ESPP.

The ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under Section 423 of the Code, an eligible employee who elects to participate in the ESPP will not recognize any taxable income at the time shares of common stock are purchased for the employee under the ESPP. If an employee disposes of the common stock purchased under the ESPP within two years after the first day of the applicable offering period or one year after the date such common stock is purchased under the ESPP (if later), the employee will recognize compensation taxable as ordinary income, and the Company (or, if applicable, the subsidiary employer) will be entitled to a corresponding deduction, in an amount equal to the excess of the fair market value of the shares on the date the shares were purchased over the purchase price for such shares. The employee’s cost basis in the shares will be increased by the amount of ordinary income recognized by the employee, and the employee will recognize capital gain or loss equal to the difference between the price at which the shares are later sold (or otherwise disposed) and the cost basis for the shares, as so increased. The Company will not be entitled to any deduction with respect to the amount recognized by such participant as capital gain.

If an employee does not dispose of the common stock purchased under the ESPP until after the date that is two years from the first day of the offering period and one year after the date such common stock is purchased (if later), the employee will recognize compensation taxable as ordinary income in an amount equal to the lesser of (a) 15% of the fair market value of the shares on the first day of the offering period, and (b) the excess, if any, of the fair market value of the shares on the date of disposition over the purchase price. The employee’s cost basis in the shares will be increased by the amount of ordinary income recognized by the employee. The portion of the gain that is in excess of the amount recognized as ordinary income, if any, is taxed as long term capital gain. If the shares are sold (or otherwise disposed) at a price below the purchase price under the ESPP, the loss will be treated as long term capital loss. Neither the

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Company nor, if applicable, the subsidiary employer will be entitled to any deduction with respect to a disposition of shares occurring under these circumstances.

The foregoing general tax discussion is intended for the information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the ESPP. Participants are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of participating in the ESPP.

Vote Required and Recommendation

The ESPP will be approved provided this proposal receives the affirmative vote of a majority of the shares present at the Annual Meeting, whether in person or by proxy. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved.

The Board of Directors unanimously recommends a vote "FOR" the approval of the Great Lakes Dredge & Dock Corporation 2025 Employee Stock Purchase Plan.

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Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and all persons who beneficially own more than 10% of outstanding shares of common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock.

Based solely on our review of filings with the SEC and/or written representations and materials furnished to us from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and persons who own more than 10% of our common stock were complied with in 2024 and 2025 to date, except for certain delinquent filings that the company disclosed in last year's Proxy Statement.

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Security Ownership of Certain Beneficial Owners and Management

The following table is based on 67,360,696 shares of common stock outstanding as of the record date, and sets forth certain information with respect to the beneficial ownership of our common stock as of the same date by:

•	each person who we know to own beneficially more than five percent of the outstanding shares of our common stock;
•	each of our directors, director nominees and named executive officers; and
•	all of our current directors and executive officers as a group.

Unless otherwise stated, each of the persons in the table has sole voting and investment power with respect to the securities beneficially owned.

	BENEFICIALLY OWNED
	NUMBER OF SHARES OF COMMON STOCK (#)	PERCENTAGE OF COMMON STOCK (%)
BlackRock, Inc.(1)	7,403,096	11.0
Prudential Financial, Inc.(2)	4,304,824	6.4
Jennison Associates LLC(2)	4,299,418	6.4
Dimensional Fund Advisors LP(3)	4,356,468	6.5
Harvey Partners, LLC(4)	3,419,000	5.1
The Vanguard Group(5)	3,364,913	5.0
Christopher G. Gunsten(6)(7)	42,401	—
David J. Johanson(6)(7)	64,077	—
Scott L. Kornblau(6)(7)	89,897	—
Lasse J. Petterson(6)(7)	772,558	1.1
Vivienne R. Schiffer(6)(7)	32,435	—
Dana A. Armstrong(6)	-	—
Lawrence R. Dickerson(6)	86,217	—
Kathleen M. Shanahan(6)	70,524	—
Earl L. Shipp(6)	34,060	—
Ronald R. Steger(6)	25,404	—
D. Michael Steuert(6)	86,450	—
All directors, director nominees and executive officers as a group (12 persons)	1,356,160	2.0

- Denotes less than 1%

1.

BlackRock, Inc. (“BlackRock”) may be deemed to be the beneficial owner of 7,403,096 shares of our common stock. BlackRock has the sole power to vote or direct the voting of 7,253,384 of such shares, no shared voting power, and sole power to dispose or direct the disposition of all beneficially owned shares. The principal business address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001. The information in this FN(1) was derived from a Schedule 13G/A filed by BlackRock with the SEC on January 23, 2024 reporting ownership as of December 31, 2023.

2.

Jennison Associates LLC (“Jennison”) may be deemed to be the beneficial owner of 4,299,418 shares of our common stock. Jennison has the sole power to vote or direct the voting of all such shares and the shared power to dispose or direct the disposition of all such shares. Jennison furnishes investment advice to several investment companies, insurance separate accounts and institutional clients (“Managed Portfolios”). As a result of its role as investment adviser of the Managed Portfolios, Jennison may be deemed to be the beneficial owner of the shares of the Company’s common stock held by such Managed Portfolios. Prudential Financial, Inc. (“Prudential”) indirectly owns 100% of equity interests of Jennison. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to the Company’s common stock held by the Managed Portfolios. Jennison does not file jointly with Prudential, as such, shares of the Company’s common stock reported on Jennison’s Schedule 13G may be included in the shares reported on any Schedule 13G that may be filed by Prudential. Prudential may be deemed the beneficial owner of 4,304,824 shares of our common stock. Prudential has the sole power to vote or direct the voting of 132,237 shares, shared voting power over 4,172,587 shares, sole power to dispose or direct the disposition of 132,237 shares and shared dispositive power over 4,172,587 shares. The principal business address of Jennison Associates LLC is 466 Lexington Avenue, New York, New York 10017. The principal business address of Prudential Financial, Inc. is 751 Broad Street, Newark, New Jersey 07102-3777. The information in this FN(3) was derived from a Schedule 13G/A filed by Jennison with the SEC on February 9, 2024; and also from a Schedule 13G/A filed by Prudential with the SEC on February 14, 2024, each reporting ownership as of December 31, 2023.

3.

Dimensional Fund Advisors LP (“Dimensional”) may be deemed to be the beneficial owner of 4,356,468 shares of our common stock. Dimensional has sole power to vote or direct the voting of 4,281,307 of such shares, no shared voting power, and the sole power to dispose or direct the disposition of all beneficially owned shares. Dimensional, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional or its subsidiaries (collectively, the “Dimensional Group”) may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Schedule 13G/A referenced below are owned by the Funds. The Dimensional Group disclaims beneficial ownership of such securities. The principal business address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, Texas 78746. The information in this FN(4) was derived from the Schedule 13G/A filed by Dimensional with the SEC on February 9, 2024 reporting ownership as of December 29, 2023.

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4.

Harvey Partners, LLC (“Harvey Partners”) may be deemed to be the beneficial owner of 3,419,000 shares of our common stock. Harvey Partners has the sole power to vote or direct the voting of all beneficially owned shares and sole power to dispose or direct the disposition of all beneficially owned shares. The principal business address of Harvey Partners, LLC is 120 White Plains Road, Suite 430, Tarrytown, NY 10591. The information in this FN(5) was derived from a Schedule 13G/A filed by Harvey Partners with the SEC on February 14, 2024 reporting ownership as of December 31, 2023.

5.

The Vanguard Group (“Vanguard”) may be deemed to be the beneficial owner of 3,364,913 shares of our common stock. Vanguard has the sole power to vote or direct the voting of no shares, sole power to dispose or direct the disposition of 3,260,007 shares, shared voting power over 40,911 shares and shared dispositive power over 104,906 shares. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The information in this FN(5) was derived from a Schedule 13G/A filed by Vanguard with the SEC on February 13, 2024 reporting ownership as of December 29, 2023.

6.	The address for each of our executive officers, director nominees and directors, unless otherwise noted, is c/o Great Lakes Dredge & Dock Corporation, 9811 Katy Freeway, Suite 1200, Houston, TX 77024.
7.

Includes shares of common stock due to vest within 60 days of the record date for each of our named executive officers as follows: Mr. Gunsten, 35,290; Mr. Johanson, 35,307; Mr. Kornblau, 93,195; Mr. Petterson, 291,935; and Ms. Schiffer, 41,780.

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Certain Relationships and Related Transactions

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

Related Party Transaction Policies and Procedures. All interested transactions with related parties are subject to our Related Party Transaction Policies and Procedures, which are set forth in writing (the “Related Party Transaction Policy”). The Audit Committee is responsible for applying the Related Party Transaction Policy. For purposes of the Related Party Transaction Policy, the terms “interested transaction” and “related parties” are defined as follows:

•

“interested transaction” means any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

	•	the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year;
	•	we or any of our consolidated subsidiaries is or will be a participant; and
•

any related party has or will have a direct or indirect interest, other than solely as a result of being a director or from holding, together with any other potentially related parties, a less than ten percent (10%) equity interest in another party to the transaction.

•	“related party” means any:
•

person who is or was, since the beginning of the last fiscal year for which we have filed an annual report on Form 10-K and Proxy Statement, even if they do not currently serve in that role, an executive officer, director or nominee for election as a director;

	•	greater than five percent (5%) beneficial owner of our common stock; or
•

immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

Pursuant to the Related Party Transaction Policy, the Audit Committee reviews any interested transaction subject to the policy and will either approve or disapprove of the entry into the interested transaction, subject to the pre-approvals described below. In determining whether to approve or ratify an interested transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Our Board has delegated to the Chair of the Audit Committee the authority to pre-approve or ratify (as applicable) any interested transaction with a related party in which the aggregate amount involved is expected to be less than $500,000, provided that the Chair is not party to such transaction. The Audit Committee has reviewed the types of interested transactions described below in "Standing Pre-Approval for Certain Interested Transactions" and determined that each such type of interested transaction shall be deemed to be pre-approved or ratified under the terms of the Related Party Transaction Policy.

If an interested transaction will be ongoing, the Audit Committee may establish guidelines for our management to follow in its ongoing dealings with the related party.

standing pre-approval for certain interested transactions

The Audit Committee has reviewed the types of interested transactions described below and determined that each of the following interested transactions shall be deemed to be pre-approved by the Committee, even if the aggregate amount involved will exceed $120,000.

1.	Employment of executive officers. Any employment by us of an executive officer if:
a.

the related compensation is required to be reported in our Proxy Statement under the compensation disclosure requirements set forth in Item 402 of Regulation S-K under the Exchange Act, which are generally applicable to named executive officers; or

b.

the executive officer is not an immediate family member of another executive officer or director, the related compensation would be reported in our Proxy Statement under the compensation disclosure requirements of Item 402 of Regulation S-K if the executive officer was a named executive officer, and our Compensation Committee approved (or recommended that our Board approve) such compensation.

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2.

Director compensation. Any compensation paid to a director if the compensation is required to be reported in our Proxy Statement under Item 402 of Regulation S-K and the Compensation Committee approved (or recommended that the Board of Directors approve) such compensation.

3.

Certain transactions with other companies. Any transaction with another company at which a related party’s only relationship is (a) as a director of that company or (b) as a beneficial owner (directly or indirectly and together with the ownership of any related party) of less than ten percent (10%) of such company’s equity.

4.

Certain charitable contributions. Any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a related party’s only relationship is as a director, if the aggregate amount involved does not exceed the lesser of $1,000,000 or two percent (2%) of the charitable organization’s total annual receipts.

5.

Transactions where all stockholders receive proportional benefits. Any transaction where the related party’s interest arises solely from the ownership of our common stock, and all holders of our common stock received the same benefit on a pro rata basis (e.g., dividends).

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Equity Compensation Plan Information

The following table sets forth information as of December 31, 2024 regarding the number of securities which could be issued upon the exercise of outstanding options, the weighted average exercise price of those options in the 2021 LTIP, and the number of securities then remaining for future issuance under the 2021 LTIP.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (A)		WEIGHTED AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (B)		NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN A)
Equity Compensation Plans Approved By Security Holders	1,646,122	(1)	—	(2)	986,491
Equity Compensation Plans Not Approved By Security Holders	—		—		—
Total:	1,646,122	(1)	—	(2)	986,491

1.	Represents shares of common stock issuable pursuant to RSUs under our 2021 plan.
2.	As of December 31, 2024, the Company had no outstanding options, warrants or rights.

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Information About the Annual Meeting and Voting

VIRTUAL ATTENDANCE

A live audio webcast of the meeting will be available to stockholders beginning on May 8, 2025 at 12:30 p.m. CDT at www.virtualshareholdermeeting.com/GLDD2025. We encourage you to access the Annual Meeting prior to the start time.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or the meeting, please call the technical support number that will be posted on the virtual meeting platform login page.

To participate virtually in the Annual Meeting, including voting your shares electronically and submission of questions, you will need the 16-digit control number included on your proxy card or on your Notice. If you do not have your control number at the time of the meeting, you will still be able to attend virtually, but you will not be able to vote or ask questions.

Beginning 15 minutes prior to the meeting start time and throughout the meeting, you will be able to vote and submit questions to management through the virtual meeting website at: www.virtualshareholdermeeting.com/GLDD2025. Management will try to respond to questions from stockholders in the same way as the in-person option of the meeting. We do not place restrictions on the type or form of questions that may be asked; however, we reserve the right to edit or reject redundant questions or questions that we deem inappropriate. Stockholders will be limited to one question each, unless time otherwise permits.

Great Lakes’ tabulator, Broadridge Financial Solutions, Inc., will count the votes. A representative of American Election Services, LLC will act as inspector of election at the meeting. If you plan to attend the Annual Meeting and vote your street name shares online, you should contact your broker or obtain a broker’s proxy card and bring it to the Annual Meeting.

SHARES ENTITLED TO VOTE

Only stockholders of record of our common stock, par value $0.0001 per share, at the close of business on the record date (March 12, 2025) will be entitled to vote at the 2025 Annual Meeting. As of the record date, there were a total of 67,360,696 shares of our common stock outstanding, each share being entitled to one vote. There is no cumulative voting.

A list of stockholders entitled to notice of, and to vote at, the 2025 Annual Meeting of Stockholders and any adjournments or postponements thereof will be available for examination during ordinary business hours 10 days prior to the Annual Meeting. To review the list of stockholders for any purpose germane to the Annual Meeting, please contact our Corporate Secretary by writing to our principal executive office.

QUORUM REQUIREMENT

The presence at the 2025 Annual Meeting, online or by proxy, of the holders of a majority of the shares of our outstanding common stock will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, holders of a majority of shares of our outstanding common stock entitled to vote at the Annual Meeting and present will have the power to adjourn the Annual Meeting without notice, other than the announcement at the Annual Meeting of such adjournment, until a quorum shall be present.

Even if you plan to attend the Annual Meeting, in order to ensure the presence of a quorum at the Annual Meeting, please vote your shares in accordance with the instructions described below. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

BENEFICIAL OWNERS

If you are the registered holder of shares, then you are the record holder of those shares, and you should vote your shares as described in the next section.

If you own shares through a broker, the registered holder of those shares is the broker or its nominee. Such shares are often referred to as being held in “street name,” and you, as the beneficial owner of those shares, do not appear in our stock register. For street name shares, there is a two-step process for distributing our proxy materials and tabulating votes. Brokers inform us as to how many of their clients own common stock in street name, and the broker forwards our proxy materials to those beneficial owners. If you receive our proxy materials from your broker, including a voting instruction form, you should vote your shares by following the procedures specified on the voting instruction form. Shortly before the Annual Meeting, your broker will tabulate the votes it has received and submit a proxy card to us reflecting the aggregate votes of the street name holders. If you plan to attend the Annual Meeting and vote your street name shares online, you should contact your broker to obtain a broker’s proxy card and bring it to the Annual Meeting.

DISCRETIONARY VOTING BY BROKERS

A broker non-vote occurs with respect to a proposal when a broker, trustee, or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders but is not permitted to vote on other proposals without instructions from the beneficial owner. Under the rules of the NYSE, brokers, trustees, or other nominees may generally vote on routine matters without instructions from a beneficial owner but cannot vote on non-routine matters. Under current rules governing registered brokers, if you do not instruct your broker on how to vote, your broker will have discretionary voting power for ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal 2), but would not have discretionary voting power for the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 3), the vote on the approval of the amendment to the 2021 Great Lakes Dredge & Dock Corporation Long-Term Incentive Plan (Proposal 4), or the vote on the approval of the Great Lakes Dredge &

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Dock Corporation 2025 Employee Stock Purchase Plan (Proposal 5), and thus, a broker non-vote may exist in connection with such proposals.

HOW TO VOTE

You can vote at the virtual Annual Meeting or in advance of the Annual Meeting by proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. You can always attend the Annual Meeting and revoke your proxy by voting online.

There are three ways to vote by proxy:

•	By Telephone – You can vote by touch-tone telephone by calling toll-free 1-800-690-6903 and following the instructions on our proxy card or the Notice;
•	By Internet – You can vote by internet by going to the website www.proxyvote.com and following the instructions on our proxy card or the Notice; or
•

By Mail – If you have requested or receive paper copies of our proxy materials by mail, you can vote by mail by completing, signing, dating and mailing our enclosed proxy card in the pre-addressed, postage-paid envelope provided.

Votes submitted by telephone or electronically over the internet must be received by 11:59 p.m., Eastern Time, on May 7, 2025.

By giving us your proxy, you are authorizing the individuals named on our proxy card, the proxies, to vote your shares in the manner you indicate. You may:

•	vote FOR the election of one or more director nominees; or
•	WITHHOLD authority to vote for one or more director nominees.

You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2024, the approval of the non-binding resolution to approve the Company’s executive compensation, the approval of the First Amendment to the Great Lakes Dredge & Dock Corporation 2021 Long-Term Incentive Plan and the approval of the Great Lakes Dredge & Dock Corporation 2025 Employee Stock Purchase Plan.

VOTES BY PROXY

All shares that have been properly voted by proxy and not revoked will be voted at the Annual Meeting in accordance with the instructions contained in the proxy. Shares represented by proxy cards that are signed and returned but do not contain any voting instructions will be voted consistent with the Board’s recommendations:

•	(Proposal 1) FOR the election of all director nominees named in the Proxy Statement;
•	(Proposal 2) FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2025;

•	(Proposal 3) FOR the approval, on an advisory basis, of the Company’s executive compensation;
•

(Proposal 4) FOR the approval of the First Amendment to the Great Lakes Dredge & Dock Corporation 2021 Long-Term Incentive Plan to increase the number of available shares of Company common stock under the plan by 3,000,000 shares; and

•	(Proposal 5) FOR the approval of the Great Lakes Dredge & Dock Corporation 2025 Employee Stock Purchase Plan;
•	In the discretion of the proxy holders, on such other business as may properly come before the Annual Meeting.

HOW TO REVOKE YOUR VOTE

A stockholder may revoke a properly submitted proxy at any time prior to its exercise:

•	by giving to our Corporate Secretary a written notice of revocation of the proxy’s authority, such notice to be delivered to our principal executive office;
•	by submitting a duly executed proxy bearing a later date; or
•	by attending the virtual 2025 Annual Meeting at www.virtualshareholdermeeting.com/GLDD2025 and voting.

A stockholder may also revoke a proxy at any time prior to its exercise by telephone or electronically over the internet provided that it must be received by 11:59 p.m., Eastern Time, on May 7, 2025:

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•	by calling toll-free 1-800-690-6903; or
•	by visiting the website www.proxyvote.com.

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Other Matters

OTHER BUSINESS AT THE ANNUAL MEETING

The Board of Directors knows of no other matters that will be presented for consideration at the 2025 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

PROPOSALS FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

Pursuant to federal securities laws, any proposal by a stockholder proposed to be included in our Proxy Statement for the 2026 Annual Meeting must be received at our principal executive office at 9811 Katy Freeway, Suite 1200, Houston, TX 77024, no later than November 26, 2025. Proposals should be sent to the attention of our Corporate Secretary at our principal executive office. Pursuant to our Bylaws, in order for a stockholder’s nominee for election as a director or any other business to be properly brought before the 2026 Annual Meeting, the stockholder must give written notice of such stockholder’s intent to bring a matter before the 2026 Annual Meeting no earlier than November 26, 2025, and no later than December 26, 2025. If the 2026 Annual Meeting is called for a date that is not within 60 days of the anniversary of the 2025 Annual Meeting, written notice of such stockholder’s intent to bring a matter before the 2026 Annual Meeting must be received not earlier than 120 days prior to such 2026 Annual Meeting date and not later than the close of business on the later of the 90th day prior to such 2026 Annual Meeting date or the 10th day following the date on which the first public disclosure of the date of the 2026 Annual Meeting is made. Each such notice should be sent to the attention of our Corporate Secretary at our principal executive office, and must set forth certain information with respect to the stockholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in our Bylaws.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 9, 2026.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers, and other record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one Notice, or if you requested paper copies, one copy of our Proxy Statement and 2024 Annual Report on Form 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you if you contact the Broadridge Householding Department at the following address or phone number:

Broadridge Financial Solutions, Inc.

Householding Department

51 Mercedes Way, Edgewood, New York 11717

1-800-542-1061

If you want to receive separate copies of Notices of Internet Availability, or paper copies of our proxy statements and annual reports on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other record holder, or you may contact Broadridge at the address and phone number shown.

SOLICITATION OF PROXIES

We will bear the costs and expenses of preparing and mailing proxy solicitation materials for the Annual Meeting and will reimburse brokerage firms and others for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to stockholders. Proxies may also be solicited in person, by telephone, or by facsimile by our directors, officers and employees without additional compensation being paid to these persons.

By Order of the Board of Directors,

Vivienne Schiffer

Corporate Secretary

March 26, 2025

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APPENDIX A

Reconciliation of Non-GAAP Financial Measures to GAAP Measures

We report our financial results in conformity with U.S. generally accepted accounting principles (“GAAP”). We use certain non-GAAP financial measures as part of our compensation program, including Adjusted EBITDA.

In our “Compensation Discussion and Analysis” (“CD&A”) on page 24, we include information regarding notable financial achievements in 2024, including a non-GAAP measure, Adjusted EBITDA. In our CD&A on page 24, we include our performance targets based on 2024 Adjusted EBITDA, as compared to our 2023 financial results for those measures. We provide below a reconciliation for each of these 2024 measures.

We use non-GAAP performance measures in our compensation program because we believe growth in these measures is important to the Company’s short and long-term success. Our non-GAAP financial measures should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Other companies may calculate similar non-GAAP financial measures differently than we do, limiting the usefulness of the measure for comparisons with other companies.

ADJUSTED EBITDA RECONCILIATION ($ IN THOUSANDS)	TWELVE MONTHS ENDED DECEMBER 31, 2024 ($)	TWELVE MONTHS ENDED DECEMBER 31, 2023 ($)
Net income	57,265	13,906
Adjusted for:
Interest expense—net	17,880	12,140
Income tax provision	18,120	4,406
Depreciation expense	42,699	42,525
Adjusted EBITDA	135,964	72,977

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APPENDIX B

GREAT LAKES DREDGE & DOCK CORPORATION

2021 LONG-TERM INCENTIVE PLAN

I. INTRODUCTION

1.1 Purposes. The purposes of the Great Lakes Dredge & Dock Corporation 2021 Long Term Incentive Plan (this “Plan”) are (i) to align the interests of the Corporation’s stockholders and the recipients of awards under this Plan by increasing the proprietary interest of such recipients in the Corporation’s growth and success, (ii) to advance the interests of the Corporation by attracting and retaining Non-Employee Directors, officers, other employees, consultants, independent contractors and agents and (iii) to motivate such persons to act in the long term best interests of the Corporation and its stockholders.

1.2 Certain Definitions.

“Affiliate” means any corporation that is a parent or subsidiary corporation (as defined in Sections 424(e) and (f) of the Code) with respect to the Corporation.

“Agreement” shall mean the written or electronic agreement evidencing an award hereunder between the Corporation and the recipient of such award.

“Board” shall mean the Board of Directors of the Corporation.

“Business Combination” shall have the meaning set forth in Section 5.8(b)(3).

“Change in Control” shall have the meaning set forth in Section 5.8(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board or, with respect to grants to Non-Employee Directors, the Nominating and Corporate Governance Committee of the Board, or subcommittees thereof, or such other committee designated by the Board, in each case, consisting of two or more members of the Board, each of whom is intended to be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of Nasdaq or, if the Common Stock is not listed on Nasdaq, within the meaning of the rules of the principal stock exchange on which the Common Stock is then traded.

“Common Stock” shall mean the common stock, par value $0.0001 per share, of the Corporation, and all rights appurtenant thereto.

“Corporation” shall mean Great Lakes Dredge & Dock Corporation, a corporation organized under the laws of the State of Delaware, or any successor thereto.

“Corporation Voting Securities” shall have the meaning set forth in Section 5.8(b)(1).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean the closing sales price of a share of Common Stock as reported on Nasdaq on the date as of which such value is being determined or, if the Common Stock is not listed on Nasdaq, the closing sales price of a share of Common Stock on the principal national stock exchange on which the Common Stock is traded on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided, however, that if the Common Stock is not listed on a national stock exchange or if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate and in compliance with Section 409A of the Code.

“Free-Standing SAR” shall mean an SAR which is not granted in tandem with, or by reference to, an option, which entitles the holder thereof to receive, upon exercise, shares of Common Stock (which may be Restricted Stock) or, to the extent set forth in the applicable Agreement, cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.

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“Incentive Stock Option” shall mean an option to purchase shares of Common Stock that meets the requirements of Section 422 of the Code, or any successor provision, which is intended by the Committee to constitute an Incentive Stock Option.

“Incumbent Board” shall have the meaning set forth in Section 5.8(b)(2).

“Non-Employee Director” shall mean any director of the Corporation who is not an officer or employee of the Corporation or any Affiliate.

“Nonqualified Stock Option” shall mean an option to purchase shares of Common Stock which is not an Incentive Stock Option.

“Other Stock Award” shall mean an award granted pursuant to Section 3.4 of the Plan.

“Performance Award” shall mean a right to receive an amount of cash, Common Stock, or a combination of both, contingent upon the attainment of specified Performance Measures within a specified Performance Period.

“Performance Measures” shall mean the criteria and objectives, established by the Committee, which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an option or SAR or (ii) during the applicable Restriction Period or Performance Period as a condition to the vesting of the holder’s interest, in the case of a Restricted Stock Award, of the shares of Common Stock subject to such award, or, in the case of a Restricted Stock Unit Award, Other Stock Award or Performance Award, to the holder’s receipt of the shares of Common Stock subject to such award or of payment with respect to such award. One or more of the following business criteria for the Corporation, on a consolidated basis, and/or for specified subsidiaries, business or geographical units or operating areas of the Corporation (except with respect to the total shareholder return and earnings per share criteria) or individual basis, may be used by the Committee in establishing Performance Measures under this Plan: (a) net earnings (including EBITDA); (b) operating earnings, income or margin; (c) earnings growth; (d) net income; (e) net income applicable to shares; (f) gross revenue or revenue by predefined business; (g) revenue backlog; (h) gross profit or margin; (i) margins realized on delivered services; (j) cash flow, including operating cash flow, cash flow per share, free cash flow, discounted cash flow return on investment, cash flow in excess of cost of capital and cash flow margin; (k) earnings per share; (l) return on stockholders’ or common stockholders’ equity; (m) stock price; (n) return on investments; (o) return on capital or invested capital; (p) return on assets; (q) total stockholder return; (r) economic value added (income in excess of cost of capital); (s) customer satisfaction; (t) operating expenses, cost control or expense reduction; (u) ratio of operating expenses to operating revenues, (v) market share; (w) interest expense; (x) accounts receivables; (y) market penetration; (z) business expansion; (aa) cost targets; (bb) reductions in errors or omissions; (cc) management of employment practices and employee benefits; (dd) supervision of litigation; (ee) efficiency, in each case, absolute or relative to peer-group comparative or (ff) such other goals as the Committee may determine whether or not listed herein. Each such goal may be expressed on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of the Corporation (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies or market indices (or a combination of such past and current performance). In addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, sales, or any combination thereof. The applicable performance measures may be applied on a pre- or post-tax basis and may be adjusted to include or exclude components of any performance measure, including, without limitation, foreign exchange gains and losses, asset writedowns, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Corporation or its financial statements or changes in law or accounting principles (“Adjustment Events”). In the sole discretion of the Committee, the Committee may amend or adjust the Performance Measures or other terms and conditions of an outstanding award in recognition of any Adjustment Events. Performance goals shall be subject to such other special rules and conditions as the Committee may establish at any time.

“Performance Period” shall mean any period designated by the Committee during which (i) the Performance Measures applicable to an award shall be measured and (ii) the conditions to vesting applicable to an award shall remain in effect.

“Prior Plan” shall mean the Great Lakes Dredge & Dock Corporation 2017 Long‑Term Incentive Plan, the Great Lakes Dredge & Dock Corporation 2007 Long‑Term Incentive Plan and each other equity plan maintained by the Corporation under which awards are outstanding as of the effective date of this Plan.

“Replacement Award” means an award granted in place of outstanding awards in connection with a Change in Control if: (i) it is of the same type as the replaced award; (ii) it has a value intended to preserve the value of the replaced award; (iii) it relates to publicly traded equity securities of the Corporation or its successor in the Change in Control or another entity that is affiliated with the Corporation or its successor following the Change in Control; and (iv) its other terms and conditions are not less favorable to the participant than the terms and conditions of the replaced award (including the provisions that would apply in the event of a subsequent Change in Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the replaced award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions for Replacement Awards are satisfied shall be made by the Board, as constituted immediately before the Change in Control, in its sole discretion.

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“Restricted Stock” shall mean shares of Common Stock which are subject to a Restriction Period and which may, in addition thereto, be subject to the attainment of specified Performance Measures within a specified Performance Period.

“Restricted Stock Award” shall mean an award of Restricted Stock under this Plan.

“Restricted Stock Unit” shall mean a right to receive one share of Common Stock or, in lieu thereof and to the extent set forth in the applicable Agreement, the Fair Market Value of such share of Common Stock in cash, which shall be contingent upon the expiration of a specified Restriction Period and which may, in addition thereto, be contingent upon the attainment of specified Performance Measures within a specified Performance Period.

“Restricted Stock Unit Award” shall mean an award of Restricted Stock Units under this Plan.

“Restriction Period” shall mean any period designated by the Committee during which (i) the Common Stock subject to a Restricted Stock Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Agreement relating to such award, or (ii) the conditions to vesting applicable to a Restricted Stock Unit Award or Other Stock Award shall remain in effect.

“SAR” shall mean a stock appreciation right which may be a Free‑Standing SAR or a Tandem SAR.

“Stock Award” shall mean a Restricted Stock Award, Restricted Stock Unit Award or Other Stock Award.

“Substitute Award” shall mean an award granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an option or SAR.

“Surviving Corporation” shall have the meaning set forth in Section 5.8(b)(3).

“Tandem SAR” shall mean an SAR which is granted in tandem with, or by reference to, an option (including a Nonqualified Stock Option granted prior to the date of grant of the SAR), which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such option, shares of Common Stock (which may be Restricted Stock) or, to the extent set forth in the applicable Agreement, cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of shares of Common Stock subject to such option, or portion thereof, which is surrendered.

“Tax Date” shall have the meaning set forth in Section 5.5.

“Ten Percent Holder” shall have the meaning set forth in Section 2.1(a).

1.3 Administration. This Plan shall be administered by the Committee. Any one or a combination of the following awards may be made under this Plan to eligible persons: (i) options to purchase shares of Common Stock in the form of Incentive Stock Options or Nonqualified Stock Options; (ii) SARs in the form of Tandem SARs or Free‑Standing SARs; (iii) Stock Awards in the form of Restricted Stock, Restricted Stock Units or Other Stock Awards; and (iv) Performance Awards. The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan and determine the form, amount and timing of each award to such persons and, if applicable, the number of shares of Common Stock subject to an award, the number of SARs, the number of Restricted Stock Units, the dollar value subject to a Performance Award, the purchase price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form of the Agreement evidencing the award. In addition, the Committee shall have discretion to: (i) modify the terms of any award, and authorize the exchange or replacement of Awards; provided, however, that (x) no such modification, exchange or substitution will materially impair the rights of a participant with respect to any Award previously granted without the affected participant’s written consent, (y) in no event will the Committee be permitted to reduce the purchase price of any outstanding option or SAR or to exchange or replace an outstanding option or SAR with a new option or SAR with a lower purchase or take any other action that would constitute a repricing under Section 2.4, except pursuant to Section 5.7 or in connection with a Change in Control, and (z) the Committee shall use reasonable efforts to ensure that any such modification, exchange or substitution will not violate Code Section 409A; and (ii) determine whether a participant has engaged in the operation or management of a business that is in competition with the Corporation or any of its Affiliates, or whether a participant has violated the restrictive covenants of Section 5.13. The Committee may, in its sole discretion and for any reason at any time, take action such that (i) any or all outstanding options and SARs shall become exercisable in part or in full, (ii) all or a portion of the Restriction Period applicable to any outstanding awards shall lapse, (iii) all or a portion of the Performance Period applicable to any outstanding awards shall lapse and (iv) the Performance Measures (if any) applicable to any outstanding awards shall be deemed to be satisfied at the target, maximum or any other level. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions shall be conclusive and binding on all parties.

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The Committee may delegate some or all of its power and authority hereunder to the Board (or any members thereof) or, subject to applicable law, to a subcommittee of the Board, a member of the Board, the Chief Executive Officer or other executive officer of the Corporation as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority to a member of the Board, the Chief Executive Officer or other executive officer of the Corporation with regard to the selection for participation in this Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer, director or other person.

No member of the Board or Committee, and neither the Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and the Chief Executive Officer or other executive officer shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Corporation’s Certificate of Incorporation and/or By-laws) and under any directors’ and officers’ liability insurance that may be in effect from time to time.

1.4 Eligibility. Participants in this Plan shall consist of such officers, other employees, Non-Employee Directors, consultants, independent contractors, agents, and persons expected to become officers, other employees, Non-Employee Directors, consultants, independent contractors and agents of the Corporation and its Affiliates as the Committee in its sole discretion may select from time to time. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. Except as otherwise provided for in an Agreement, for purposes of this Plan, references to employment by the Corporation shall also mean employment by an Affiliate, and references to employment shall include service as a Non-Employee Director, consultant, independent contractor or agent. The Committee shall determine, in its sole discretion, the extent to which a participant shall be considered employed during an approved leave of absence. The aggregate value of cash compensation and the grant date fair value of shares of Common Stock that may be paid or granted during any fiscal year of the Corporation to any Non-Employee Director shall not exceed $500,000; provided, however, that the per person limit set forth in this sentence shall be multiplied by two with respect to compensation and awards granted to any Non-Executive Chairman of the Board; provided, further, that this limit shall not apply to distributions of previously deferred compensation under a deferred compensation plan maintained by the Corporation.

1.5 Shares Available. Subject to adjustment as provided in Section 5.7 and to all other limits set forth in this Plan, the number of ~~Shares initially~~ shares of Common Stock available under this Plan, other than Substitute Awards, shall be the sum of (i) ~~1,500,000~~ 3,000,000 and (ii) the number of shares of Common Stock that ~~remain~~ remained available for issuance under the Great Lakes Dredge & Dock Corporation 2017 Long Term Incentive Plan as of ~~the effective date of this Plan~~ May 5, 2021.[1] Subject to adjustment as provided in Section 5.7, no more than 1,500,000 shares of Common Stock in the aggregate may be issued under the Plan in connection with Incentive Stock Options. The number of shares of Common Stock that remain available for future grants under the Plan shall be reduced by the sum of the aggregate number of shares of Common Stock which become subject to outstanding options, outstanding Free-Standing SARs, outstanding Stock Awards and outstanding Performance Awards denominated in shares of Common Stock.

To the extent that shares of Common Stock subject to an outstanding option, SAR, Stock Award or Performance Award granted under the Plan or a Prior Plan, other than Substitute Awards, are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (excluding shares subject to an option cancelled upon settlement in shares of a related Tandem SAR or shares subject to a Tandem SAR cancelled upon exercise of a related option) or (ii) the settlement of such award in cash, then such shares of Common Stock shall again be available under this Plan; provided, however, that shares of Common Stock subject to an award under this Plan or a Prior Plan shall not again be available for issuance under this Plan if such shares are (x) shares that were subject to an option or stock-settled SAR and were not issued or delivered upon the net settlement or net exercise of such option or SAR, (y) shares delivered to or withheld by the Corporation to pay the purchase price or the withholding taxes related to the exercise of an option or SAR or (z) shares repurchased by the Corporation on the open market with the proceeds of an option exercise. Shares of Common Stock subject to an award granted under this Plan or the Prior Plan that were delivered to or withheld by the Corporation to pay the withholding taxes related to a Stock Award or Performance Award under this Plan or the Prior Plan (including Performance Units, as contemplated under the Prior Plans) shall again be available for issuance under this Plan.

The number of shares of Common Stock available for awards under this Plan shall not be reduced by (i) the number of shares of Common Stock subject to Substitute Awards or (ii) available shares under a stockholder approved plan of a company or other entity which was a party to a corporate transaction with the Corporation (as appropriately adjusted to reflect such corporate transaction) which become subject to awards granted under this Plan (subject to applicable stock exchange requirements).

Shares of Common Stock to be delivered under this Plan shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.

[1] Marked changes reflect the impact of the Plan Amendment if approved by stockholders at the Annual Meeting.

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II. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

2.1 Stock Options. The Committee may, in its discretion, grant options to purchase shares of Common Stock to such eligible persons as may be selected by the Committee. Each option, or portion thereof, that is not an Incentive Stock Option, shall be a Nonqualified Stock Option. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock with respect to which options designated as Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Corporation or any Affiliate) exceeds the amount (currently $100,000) established by the Code, such options shall constitute Nonqualified Stock Options.

Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a) Number of Shares and Purchase Price. The number of shares of Common Stock subject to an option and the purchase price per share of Common Stock purchasable upon exercise of the option shall be determined by the Committee; provided, however, that the purchase price per share of Common Stock purchasable upon exercise of an option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such option; provided further, that if an Incentive Stock Option shall be granted to any person who, at the time such option is granted, owns capital stock possessing more than 10 percent of the total combined voting power of all classes of capital stock of the Corporation (or of any Affiliate) (a “Ten Percent Holder”), the purchase price per share of Common Stock shall not be less than the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option.

Notwithstanding the foregoing, in the case of an option that is a Substitute Award, the purchase price per share of the shares subject to such option may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate purchase price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Corporation, over (y) the aggregate purchase price of such shares.

(b) Option Period and Exercisability. The period during which an option may be exercised shall be determined by the Committee; provided, however, that no option shall be exercised later than ten years after its date of grant; provided further, that if an exercise would violate applicable securities laws, the Nonqualified Stock Option will be exercisable no more than 30 days after the exercise of the option first would no longer violate applicable securities laws. Notwithstanding anything herein to the contrary, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an option or to the exercisability of all or a portion of an option. The Committee shall determine whether an option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only with respect to whole shares of Common Stock.

(c) Method of Exercise. An option may be exercised (i) by giving written notice to the Corporation specifying the number of whole shares of Common Stock to be purchased and accompanying such notice with payment therefor in full (or arrangement made for such payment to the Corporation’s satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Corporation) of shares of Common Stock having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Corporation to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (D) in cash by a broker-dealer acceptable to the Corporation to whom the participant has submitted an irrevocable notice of exercise or (E) a combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the option, (ii) if applicable, by surrendering to the Corporation any Tandem SARs which are cancelled by reason of the exercise of the option and (iii) by executing such documents as the Corporation may reasonably request. Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the participant. No shares of Common Stock shall be issued and no certificate representing Common Stock shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 5.5, have been paid (or arrangement made for such payment to the Corporation’s satisfaction).

2.2 Stock Appreciation Rights. The Committee may, in its discretion, grant SARs to such eligible persons as may be selected by the Committee. The Agreement relating to an SAR shall specify whether the SAR is a Tandem SAR or a Free-Standing SAR.

SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a) Number of SARs and Base Price. The number of SARs subject to an award shall be determined by the Committee. Any Tandem SAR related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted. The base price of a Tandem SAR shall be the purchase price per share of Common Stock of the related option. The base price of a Free-Standing SAR shall be determined by the Committee; provided, however, that such base price shall not be less than 100% of the

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Fair Market Value of a share of Common Stock on the date of grant of such SAR (or, if earlier, the date of grant of the option for which the SAR is exchanged or substituted).

Notwithstanding the foregoing, in the case of an SAR that is a Substitute Award, the base price per share of the shares subject to such SAR may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate base price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Corporation, over (y) the aggregate base price of such shares.

(b) Exercise Period and Exercisability. The period for the exercise of an SAR shall be determined by the Committee; provided, however, that (i) no Tandem SAR shall be exercised later than the expiration, cancellation, forfeiture or other termination of the related option and (ii) no Free-Standing SAR shall be exercised later than ten years after its date of grant; provided, however, that if an exercise would violate applicable securities laws, the Free-Standing SAR will be exercisable no more than 30 days after the exercise of the Free-Standing SAR first would no longer violate applicable securities laws. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an SAR or to the exercisability of all or a portion of an SAR. The Committee shall determine whether an SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. An exercisable SAR, or portion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole shares of Common Stock and, in the case of a Free Standing SAR, only with respect to a whole number of SARs. If an SAR is exercised for shares of Restricted Stock, a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c), or such shares shall be transferred to the holder in book entry form with restrictions on the shares duly noted, and the holder of such Restricted Stock shall have such rights of a stockholder of the Corporation as determined pursuant to Section 3.2(d). Prior to the exercise of a stock-settled SAR, the holder of such SAR shall have no rights as a stockholder of the Corporation with respect to the shares of Common Stock subject to such SAR.

(c) Method of Exercise. A Tandem SAR may be exercised (i) by giving written notice to the Corporation specifying the number of whole SARs which are being exercised, (ii) by surrendering to the Corporation any options which are cancelled by reason of the exercise of the Tandem SAR and (iii) by executing such documents as the Corporation may reasonably request. A Free-Standing SAR may be exercised (A) by giving written notice to the Corporation specifying the whole number of SARs which are being exercised and (B) by executing such documents as the Corporation may reasonably request. No shares of Common Stock shall be issued and no certificate representing Common Stock shall be delivered until any withholding taxes thereon, as described in Section 5.5, have been paid (or arrangement made for such payment to the Corporation’s satisfaction).

2.3 Termination of Employment or Service. All of the terms relating to the exercise, cancellation or other disposition of an option or SAR (i) upon a termination of employment with or service to the Corporation of the holder of such option or SAR, as the case may be, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable award Agreement.

2.4 No Repricing. The Committee shall not, without the approval of the stockholders of the Corporation, (i) reduce the purchase price or base price of any previously granted option or SAR, (ii) cancel any previously granted option or SAR in exchange for another option or SAR with a lower purchase price or base price or (iii) cancel any previously granted option or SAR in exchange for cash or another award if the purchase price of such option or the base price of such SAR exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation, in each case, other than in connection with a Change in Control or the adjustment provisions set forth in Section 5.7.

2.5 No Dividend Equivalents. Notwithstanding anything in an Agreement to the contrary, the holder of an option or SAR shall not be entitled to receive dividend equivalents with respect to the number of shares of Common Stock subject to such option or SAR.

III. STOCK AWARDS

3.1 Stock Awards. The Committee may, in its discretion, grant Stock Awards to such eligible persons as may be selected by the Committee. The Agreement relating to a Stock Award shall specify whether the Stock Award is a Restricted Stock Award, a Restricted Stock Unit Award or, in the case of an Other Stock Award, the type of award being granted.

(a) Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Restricted Stock Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of the shares of Common Stock subject to such award (i) if the holder of such award remains continuously in the employment of the Corporation during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment of the Corporation during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.

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(c) Stock Issuance. During the Restriction Period, the shares of Restricted Stock shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing a Restricted Stock Award shall be registered in the holder’s name and may bear a legend, in addition to any legend which may be required pursuant to Section 5.6, indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Agreement relating to the Restricted Stock Award. All such certificates shall be deposited with the Corporation, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Corporation of all or a portion of the shares of Common Stock subject to the Restricted Stock Award in the event such award is forfeited in whole or in part. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of applicable Performance Measures), subject to the Corporation’s right to require payment of any taxes in accordance with Section 5.5, the restrictions shall be removed from the requisite number of any shares of Common Stock that are held in book entry form, and all certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such award.

(d) Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the holder of such award shall have all rights as a stockholder of the Corporation, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock. Notwithstanding the foregoing, all distributions and dividends with respect to shares of Common Stock, including a regular cash dividend, shall be deposited with the Corporation and shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution or dividend was made.

3.3 Terms of Restricted Stock Unit Awards. Restricted Stock Unit Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Unit Award, including the number of shares that are earned upon the attainment of any specified Performance Measures, and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Unit Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Restricted Stock Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Restricted Stock Unit Award (i) if the holder of such award remains continuously in the employment of the Corporation during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment of the Corporation during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.

(c) Settlement of Vested Restricted Stock Unit Awards. The Agreement relating to a Restricted Stock Unit Award shall specify (i) whether such award may be settled in shares of Common Stock or cash or a combination thereof and (ii) whether the holder thereof shall be entitled to receive dividend equivalents, and, if determined by the Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such award. Any dividend equivalents with respect to Restricted Stock Units shall be subject to the same restrictions as such Restricted Stock Units. Prior to the settlement of a Restricted Stock Unit Award, the holder of such award shall have no rights as a stockholder of the Corporation with respect to the shares of Common Stock subject to such award.

3.4 Other Stock Awards. Subject to the limitations set forth in the Plan, the Committee is authorized to grant other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock, including without limitation shares of Common Stock granted as a bonus and not subject to any vesting conditions, dividend equivalents, deferred stock units, stock purchase rights and shares of Common Stock issued in lieu of obligations of the Corporation to pay cash under any compensatory plan or arrangement, subject to such terms as shall be determined by the Committee. The Committee shall determine the terms and conditions of such awards, which may include the right to elective deferral thereof, subject to such terms and conditions as the Committee may specify in its discretion. Notwithstanding anything herein to the contrary, any dividend equivalents with respect to an award shall be subject to the same vesting conditions as the underlying award.

3.5 Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Restriction Period or Performance Period relating to a Stock Award, or any forfeiture and cancellation of such award (i) upon a termination of employment with or service to the Corporation of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable award Agreement.

IV. PERFORMANCE AWARDS

4.1 Performance Awards. The Committee may, in its discretion, grant Performance Awards to such eligible persons as may be selected by the Committee.

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4.2 Terms of Performance Awards. Performance Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Value of Performance Awards and Performance Measures. The method of determining the value of the Performance Award and the Performance Measures and Performance Period applicable to a Performance Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Performance Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Performance Award if the specified Performance Measures are satisfied or met during the specified Performance Period and for the forfeiture of such award if the specified Performance Measures are not satisfied or met during the specified Performance Period.

(c) Settlement of Vested Performance Awards. The Agreement relating to a Performance Award shall specify whether such award may be settled in shares of Common Stock (including shares of Restricted Stock) or cash or a combination thereof. If a Performance Award is settled in shares of Restricted Stock, such shares of Restricted Stock shall be issued to the holder in book entry form or a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c) and the holder of such Restricted Stock shall have such rights as a stockholder of the Corporation as determined pursuant to Section 3.2(d). Any dividends or dividend equivalents with respect to a Performance Award shall be subject to the same restrictions as such Performance Award. Prior to the settlement of a Performance Award in shares of Common Stock, including Restricted Stock, the holder of such award shall have no rights as a stockholder of the Corporation.

4.3 Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Performance Period relating to a Performance Award, or any forfeiture and cancellation of such award (i) upon a termination of employment with or service to the Corporation of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable award Agreement.

V. GENERAL

5.1 Effective Date and Term of Plan. This Plan shall be submitted to the stockholders of the Corporation for approval at the Corporation’s 2021 annual meeting of stockholders and, if approved by the Corporation’s stockholders, shall become effective as of the date on which the Plan was approved by stockholders. This Plan shall terminate as of the first annual meeting of the Corporation’s stockholders to occur on or after the tenth anniversary of its effective date, unless terminated earlier by the Board. Termination of this Plan shall not affect the terms or conditions of any award granted prior to termination.

Awards hereunder may be made at any time prior to the termination of this Plan, provided that no Incentive Stock Option may be granted later than ten years after the date on which the Plan was approved by the Board. In the event that this Plan is not approved by the stockholders of the Corporation, this Plan and any awards hereunder shall be void and of no force or effect. If approved by stockholders of the Corporation, no new awards shall be granted under any Prior Plan following such approval.

5.2 Amendments. The Board may amend this Plan as it shall deem advisable; provided, however, that no amendment to the Plan shall be effective without the approval of the Corporation’s stockholders if (i) stockholder approval is required by applicable law, rule or regulation, including any rule of Nasdaq, or any other stock exchange on which the Common Stock is then traded, or (ii) such amendment seeks to modify the Non-Employee Director compensation limit set forth in Section 1.4 or the prohibition on repricing set forth in Section 2.4 hereof; provided further, that no amendment may materially impair the rights of a holder of an outstanding award without the consent of such holder.

5.3 Agreement. Each award under this Plan shall be evidenced by an Agreement setting forth the terms and conditions applicable to such award. To the extent required by the Corporation, no award shall be valid until an Agreement is executed by the Corporation or executed or electronically accepted by the recipient of such award. Upon such execution or acceptance and delivery of the Agreement to the Corporation within the time period specified by the Corporation, such award shall be effective as of the effective date set forth in the Agreement.

5.4 Non-Transferability. No award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Corporation or, to the extent expressly permitted in the Agreement relating to such award, to the holder’s family members, a trust or entity established by the holder for estate planning purposes, a charitable organization designated by the holder or pursuant to a domestic relations order, in each case, without consideration. Except to the extent permitted by the foregoing sentence or the Agreement relating to an award, each award may be exercised or settled during the holder’s lifetime only by the holder or the holder’s legal representative or similar person. Except as permitted by the second preceding sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award, such award and all rights thereunder shall immediately become null and void.

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5.5 Tax Withholding. The Corporation shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an award made hereunder, payment by the holder of such award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. An Agreement may provide that (i) the Corporation shall withhold whole shares of Common Stock which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Corporation; (B) delivery (either actual delivery or by attestation procedures established by the Corporation) to the Corporation of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; (C) authorizing the Corporation to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, in either case equal to the amount necessary to satisfy any such obligation; (D) a cash payment by a broker-dealer acceptable to the Corporation to whom the participant has submitted an irrevocable notice of exercise or sale or (E) any combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the award. Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate (or, if permitted by the Corporation, such other rate as will not cause adverse accounting consequences under the accounting rules then in effect, and is permitted under applicable IRS withholding rules). Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

5.6 Restrictions on Shares. Each award made hereunder shall be subject to the requirement that if at any time the Corporation determines that the listing, registration or qualification of the shares of Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Corporation. The Corporation may require that certificates evidencing shares of Common Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

5.7 Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation or any successor or replacement accounting standard) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under this Plan, the terms of each outstanding option and SAR (including the number and class of securities subject to each outstanding option or SAR and the purchase price or base price per share), the terms of each outstanding Stock Award (including the number and class of securities subject thereto), and the terms of each outstanding Performance Award (including the number and class of securities subject thereto, if applicable) shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options and SARs in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Corporation, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

5.8 Change in Control. Notwithstanding anything contained in this Plan or any award Agreement to the contrary, in the event of a Change in Control (as defined below) pursuant to which the outstanding awards are not replaced with Replacement Awards, the following shall occur upon a Change in Control with respect to any such awards outstanding as of such Change in Control:

(a) any and all options and SARs granted hereunder shall become immediately exercisable, and shall remain exercisable for the remainder of their term;

(b) any restrictions imposed on Stock Awards shall lapse and all Stock Awards shall become fully vested;

(c) Performance Awards shall vest or become exercisable or payable in accordance with the applicable Agreements; and

(d) the Board (as constituted prior to such Change in Control) may, in its discretion, require that outstanding awards, in whole or in part, to be surrendered to the Corporation by the holder, and to be immediately cancelled by the Corporation, and to provide for the holder to receive (i) a cash payment in an amount equal to (A) in the case of an option or an SAR, the aggregate number of shares of Common Stock then subject to the portion of such option or SAR surrendered, whether or not vested or exercisable, multiplied by the excess, if any, of the Fair Market Value of a share of Common Stock as of the date of the Change in Control, over the purchase price or base price per share of Common Stock subject to such option or SAR, (B) in the case of a Stock Award or a Performance Award denominated in shares of Common Stock, the number of shares of Common Stock then subject to the portion of such award surrendered to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to the terms of the underlying Agreement, whether or not vested, multiplied by the Fair Market Value of a share of Common Stock as of the date of the Change in Control, and (C) in the case of a Performance Award denominated in cash, the value of the Performance Award then subject to the portion of such award surrendered to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to terms of the underlying Agreement; (ii) shares of capital stock of the corporation resulting from or succeeding to the business of the Corporation pursuant to such Change in Control, or a parent corporation

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thereof, or other property having a fair market value not less than the amount determined under clause (i) above; or (iii) a combination of the payment of cash pursuant to clause (i) above and the issuance of shares or other property pursuant to clause (ii) above; provided, however, that awards that provide for a deferral of compensation within the meaning of Section 409A of the Code shall be settled in accordance with the applicable Agreements, subject to the terms of the Plan and Section 409A of the Code.

(e) For purposes of this Plan, a “Change in Control” shall be deemed to have occurred if:

(1) the “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than 33-1/3% of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Corporation Voting Securities”) is accumulated, held or acquired by a Person (as defined in Section 3(a)(9) of the Exchange Act, as modified, and used in Sections 13(d) and 14(d) thereof) (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, holders of capital stock of the Corporation as of the date hereof or an affiliate thereof, any corporation owned, directly or indirectly, by the Corporation’s stockholders in substantially the same proportions as their ownership of stock of the Corporation); provided, however that any acquisition from the Corporation or any acquisition pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subparagraph (3) of this paragraph will not be a Change in Control under this subparagraph (1), and provided further, that immediately prior to such accumulation, holding or acquisition, such Person was not a direct or indirect beneficial owner of twenty-five percent (25%) or more of the Corporation Voting Securities; or

(2) individuals who, as of the date of Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3) consummation by the Corporation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Corporation or the acquisition of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination: (i) more than 50.1% of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, a corporation that as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries (the “Parent Corporation”), is represented, directly or indirectly by Corporation Voting Securities outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Corporation Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Corporation Voting Securities; (ii) no Person (excluding any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 33-1/3% or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) except to the extent that such ownership of the Corporation existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(4) approval by the Corporation’s stockholders of a complete liquidation or dissolution of the Corporation.

provided, that with respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (1), (2), (3) or (4) also constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) if required in order for the payment not to violate Section 409A of the Code.

5.9 Deferrals and Section 409A.

(a) The Committee may determine that the delivery of shares of Common Stock or the payment of cash, or a combination thereof, upon the settlement of all or a portion of any award made hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of awards. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of Section 409A of the Code.

(b) This Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that any award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything

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herein to the contrary, any provision in this Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. The Corporation shall have no liability to a participant, or any other party, if an award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Corporation and, in the event that any amount or benefit under this Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected participants and not with the Corporation. Notwithstanding any contrary provision in this Plan or an Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under this Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Agreement) upon expiration of such delay period.

5.10 No Right of Participation, Employment or Service. Unless otherwise set forth in an employment agreement, no person shall have any right to participate in this Plan. Neither this Plan nor any award made hereunder shall confer upon any person any right to continued employment by or service with the Corporation or any Affiliate or affect in any manner the right of the Corporation or any Affiliate to terminate the employment or service of any person at any time without liability hereunder.

5.11 Rights as Stockholder. No person shall have any right as a stockholder of the Corporation with respect to any shares of Common Stock or other equity security of the Corporation which is subject to an award hereunder unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.

5.12 Designation of Beneficiary. To the extent permitted by the Corporation, a holder of an award may file with the Corporation a written designation of one or more persons as such holder’s beneficiary or beneficiaries (both primary and contingent) in the event of the holder’s death or incapacity. To the extent an outstanding option or SAR granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such option or SAR pursuant to procedures prescribed by the Corporation. Each beneficiary designation shall become effective only when filed in writing with the Corporation during the holder’s lifetime on a form prescribed by the Corporation. The spouse of a married holder domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Corporation of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a holder fails to designate a beneficiary, or if all designated beneficiaries of a holder predecease the holder, then each outstanding award held by such holder, to the extent vested or exercisable, shall be payable to or may be exercised by such holder’s executor, administrator, legal representative or similar person.

5.13 Restrictive Covenants. An Agreement may provide that, notwithstanding any other provision of this Plan to the contrary, if the participant breaches the non-compete, non-solicitation, non-disclosure or other restrictive covenants of the Agreement, whether during or after termination of employment or service, in addition to any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise, the participant will forfeit, to the maximum extent permitted by applicable law:

(a) any and all awards granted to him or her under the Plan, including awards that have become vested and exercisable;

(b) the profit the participant has realized on the exercise of any options or SAR, which is the difference between the purchase price and the Fair Market Value of any option the participant exercised after terminating employment or service and within the six month period immediately preceding the participant’s termination of employment or service (the participant may be required to repay such difference to the Corporation);

(c) the profit the participant has realized on any Stock Awards or stock-settled Performance Awards, which shall mean, the proceeds realized upon the disposition of any portion of such award which became vested after terminating employment or service and within the six month period immediately preceding the participant’s termination of employment or service (the participant may be required to repay such amount to the Corporation); and/or

(d) the amount participant realized with respect to any cash-settled Performance Awards, which shall mean the dollar value of such award which became vested after terminating employment or service and within the six month period immediately preceding the participant’s termination of employment or service (the participant may be required to repay such amount to the Corporation).

5.14 Awards Subject to Clawback. The awards granted under this Plan and any cash payment or shares of Common Stock delivered pursuant to such an award are subject to forfeiture, recovery by the Corporation or other action pursuant to the applicable award Agreement or any clawback or recoupment policy which the Corporation may adopt from time to time, including without limitation any such policy which the Corporation may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

5.15 Governing Law. This Plan, each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

5.16 Foreign Employees. Without amending this Plan, the Committee may grant awards to eligible persons who are foreign nationals and/or reside outside of the United States on such terms and conditions different from those specified in this Plan as may in

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the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Corporation or its Affiliates operates or has employees.

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APPENDIX C

GREAT LAKES DREDGE & DOCK CORPORATION

2025 EMPLOYEE STOCK PURCHASE PLAN

The following constitute the provisions of the Great Lakes Dredge & Dock Corporation 2025 Employee Stock Purchase Plan (the “Plan”).

1.
Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended, and U.S. Treasury Regulations and other official guidance promulgated thereunder. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of Code Section 423.

The Plan was adopted by the Board on February 25, 2025, subject to stockholder approval at the 2025 Annual Stockholders Meeting.

2.
Definitions.
a.
“Account” shall mean the bookkeeping account applicable to a participant to hold the balance of his or her contributions to the Plan made by means of payroll deductions as provided in paragraph 7.
b.
“Board” shall mean the Board of Directors of the Company.
c.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
d.
“Common Stock” shall mean the Common Stock of the Company.
e.
“Company” shall mean Great Lakes Dredge & Dock Corporation, a Delaware corporation, and any successor thereto.
f.
“Compensation” shall mean the (i) base salary payable to an Employee by the Company or one or more Designated Subsidiaries during such individual’s period of participation in one or more offerings under the Plan plus (ii) all overtime payments, bonuses, commissions and other cash incentive-type payments received during such period. Such Compensation shall be calculated before deduction of (A) any income, employment or other tax withholdings or (B) any pre-tax contributions made by the Employee to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Company or any Subsidiary. However, Compensation shall not include any contributions (other than Code Section 401(k) or Code Section 125 contributions deducted from such Compensation) made by the Company or any Subsidiary on the Employee’s behalf to any employee benefit or welfare plan now or hereafter established. The Plan Administrator may, in its sole discretion, make modifications to the definition of Compensation for one or more offerings as deemed appropriate.
g.
"Designated Subsidiaries” shall mean the Subsidiaries of the Company specified by the Board or the Plan Administrator in writing from time to time in its sole discretion.
h.
“Employee” shall mean any individual who is regularly providing services as an employee of the Company or a Designated Subsidiary, provided such Employee is regularly scheduled to work at least twenty (20) hours per week. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Notwithstanding the preceding provisions, the term “Employee” shall not include any regular employee of the Company or a Designated Subsidiary who is on a non-working notice period or garden leave or is represented by a collective bargaining representative that has declined participation in the Plan (by written notice to the Plan Administrator or its designee) on behalf of the employees it represents unless or until such declination is later revoked (by written notice to the Plan Administrator or its designee) by the collective bargaining representative. Further, the Plan Administrator may permit Employees who are regularly scheduled to work twenty (20) or fewer hours per week to participate in an offering if required under applicable law.
i.
“Enrollment Date” shall mean the first day of each Offering Period.
j.
“Exercise Date” shall mean the last Trading Day in each Offering Period.
k.
“Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange, its Fair Market Value shall be the closing sales price for such stock as reported by the National Association of Securities Dealers (if primarily traded on the NASDAQ Global Select Market) or as quoted in the composite tape of transactions on any other stock exchange (with the greatest volume of trading in Common Stock) at the end of regular hours trading on the day of such determination (or if no closing price was reported on that day, on the last preceding Trading Day such closing price was reported),

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as reported in the Wall Street Journal or such other source as the Plan Administrator deems reliable, or;

(ii) If the Common Stock is quoted on the NASDAQ system (but not on the National Market System thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high and low asked prices for the Common Stock at the end of regular hours trading on the day of such determination (or if no such prices were reported on that day, on the last preceding Trading Day such prices were reported), as reported in the Wall Street Journal or such other source as the Plan Administrator deems reliable, or;

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Plan Administrator.

l.
“Offering Period” shall mean the period of approximately six (6) months, as set forth in paragraph 5, or such other period determined by the Plan administrator not to exceed twenty-seven (27) months.
m.
“Plan” shall mean this Great Lakes Dredge & Dock Corporation 2025 Employee Stock Purchase Plan.
n.
“Plan Administrator” shall mean the Board or a committee comprised of members of the Board or members of management appointed by the Board to administer the Plan in accordance with paragraph 15.
o.
“Purchase Price” shall mean an amount equal to eighty-five percent (85)% of the Fair Market Value of a share of Common Stock as determined on the Enrollment Date or the Exercise Date, whichever yields the lower value; provided, however, the Plan Administrator may in its sole discretion establish a higher price for one or more offerings under the Plan prior to the beginning of an Offering Period.
p.
“Reserves” shall mean the number of shares of Common Stock covered by the options under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.
q.
“Subsidiary” shall mean a “subsidiary corporation” within the meaning of Code Section 424(f), and generally includes a corporation, domestic or foreign, of which not less than fifty percent (50%) of the total combined voting power of all classes of stock are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.
r.
“Subscription Agreement” means a written or electronic agreement in such form specified by the Company that states the Employee’s election to participate in the Plan and authorizing payroll deductions under the Plan from the Employee’s Compensation.
s.
“Trading Day” shall mean a day on which U.S. national stock exchanges and the National Association of Securities Dealers Automated Quotation (NASDAQ) System are open for trading.

3.
Eligibility.
a.
Options (as further described in Section 8) may be granted only to Employees. Unless otherwise determined by the Plan Administrator for an offering, any Employee, as defined in subparagraph 2.h., who has been continuously employed by the Company or a Designated Subsidiary for at least two (2) months and who is employed by the Company or a Designated Subsidiary on the Enrollment Date for an Offering Period shall be eligible to participate in the Plan for such Offering Period.
b.
Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (and any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) which permits his or her rights to purchase stock under all employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the Fair Market Value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.
4.
Offerings. The Plan shall be implemented through one or more offerings. Offerings shall be consecutive. Each offering shall be in such form and shall contain such terms and conditions as the Plan Administrator shall deem appropriate. The terms of separate offerings need not be identical; provided, however, that each offering shall comply with the provisions of the Plan, and the participants in each offering shall have equal rights and privileges under that offering in accordance with the requirements of Section 423(b)(5) of the Code and the applicable Treasury Regulations thereunder.
5.
Offering Periods. Each offering shall be implemented by consecutive Offering Periods. Each Offering Period shall be for a period of approximately six (6) months (or such other Offering Period determined by the Plan Administrator), and a new Offering Period shall commence on the first Trading Day of the six (6) month period commencing on March 1 and

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September 1 of each year and end on the last Trading Day of such six (6) month period, respectively; provided, that the Plan Administrator shall have authority to select different Offering Period durations, including commencement and end dates. The first Offering Period shall commence on such date as determined by the Plan Administrator.
6.
Participation.
a.
An eligible Employee may become a participant in the Plan after submitting a properly completed Subscription Agreement and enrolling in an Offering Period through the website designated by the Company or through delivery to the office designed by the Company at least twelve (12) business days prior to the applicable Enrollment Date, unless an alternate means and/or an earlier or later time for enrolling is set by the Plan Administrator and communicated to Plan participants for all eligible Employees with respect to a given offering or Offering Period.
b.
The Plan Administrator may, in its sole discretion, permit Employees in one or more offerings to contribute to the Plan by means other than payroll deductions.
7.
Payroll Deductions.
a.
At the time a participant enrolls in an Offering Period, he or she shall elect to have payroll deductions made during the Offering Period pursuant to such procedures as the Plan Administrator may specify from time to time and in an amount not exceeding ten percent (10%) of the Compensation which he or she receives during the Offering Period.
b.
Payroll deductions for a participant shall commence on the first payroll period ending after the Enrollment Date and shall end on the last payroll period in the Offering Period, unless sooner terminated by the participant as provided in paragraph 11.
c.
All payroll deductions made for a participant shall be credited to his or her Account under the Plan and will be withheld in whole percentages of Compensation, as elected by the participant. A participant may not make any additional payments into such Account unless specifically provided for in the offering.
d.
A participant may discontinue his or her participation in the Plan as provided in paragraph 11 during the current Offering Period by accessing the website designated by the Company and electronically terminating his or her Subscription Agreement or by such other means as the Plan Administrator may provide and communicate to participants. A participant may increase or decrease the rate of his or her payroll deductions for an upcoming Offering Period by accessing the website designated by the Company and electronically amending his or her Subscription Agreement, by delivering to the Company’s designated office an amended Subscription Agreement authorizing such a change, or by such other means as the Plan Administrator may provide and communicate to participants. A participant’s Subscription Agreement shall remain in effect for successive Offering Periods unless terminated as provided in paragraph 11.
e.
Notwithstanding the foregoing, to the extent necessary to comply with the limitations of Section 423(b)(8) of the Code and clause 3.b.(ii) herein, a participant’s payroll deductions may be decreased (but not below zero percent (0%)) during any Offering Period if such participant would, as a result of such limitations, be precluded from buying any additional Common Stock on the Exercise Date for that Offering Period. The suspension of such deductions shall not terminate the participant’s participation in the Plan. Payroll deductions shall recommence in the amount elected by the participant at the beginning of the first Offering Period for which the participant is able to purchase shares in compliance with the limitations of Section 423(b)(8) of the Code and clause 3.b.(ii) herein, unless terminated by the participant as provided in paragraph 11.
8.
Grant of Option. On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date for such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such Employee’s payroll deductions (and contributions) accumulated prior to such Exercise Date and retained in the participant’s Account as of the Exercise Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in subparagraph 3.b. and paragraph 14 hereof. However, the maximum number of shares of Common Stock purchasable per participant on any Exercise Date shall not exceed five thousand (5,000) shares, subject to periodic adjustments in the event of certain changes in the Company’s capitalization as provided in paragraph 20. Exercise of the option shall occur as provided in paragraph 9, unless the participant has withdrawn pursuant to paragraph 11.
9.
Exercise of Option.
a.
Unless a participant withdraws from the Plan as provided in paragraph 11 below, his or her option for the purchase of shares will be exercised automatically on each Exercise Date, and the maximum number of full and any fractional shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions (and contributions) in his or her Account. Fractional shares of Common Stock may be purchased at the Plan Administrator’s discretion. To the extent that fractional shares are not purchased, any cash remaining after whole shares of Common Stock have been purchased shall be retained in the participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in paragraph 11. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her or, in the event of his or her legal incapacity, his or her legal representative.

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b.
At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the federal, state, local, foreign or other tax or social insurance contribution withholding obligations of the Company or any Designated Subsidiary, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but will not be obligated to, withhold from the participant’s Compensation the amount necessary for the Company or the Designated Subsidiary to meet applicable withholding obligations, including any withholding required to make available to the Company or a Designated Subsidiary any tax deductions or benefit attributable to sale or early disposition of Common Stock by the participant. The Plan Administrator may require the participant to notify the Company before the participant sells or otherwise disposes of any shares acquired under the Plan.
10.
Delivery to Brokerage Account. As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall deliver the shares purchased by the participant to a brokerage account established for the participant at a Company-designated brokerage firm. The account will be known as the ESPP Brokerage Account. The Company may require that, except as otherwise provided below, the deposited shares may not be transferred (either electronically or in certificate form) from the ESPP Brokerage Account until the later of the following two periods: (i) the end of the two (2)-year period measured from the Enrollment Date for the Offering Period in which the shares were purchased and (ii) the end of the one (1)-year measured from the Exercise Date for that Offering Period.

Such limitation shall apply both to transfers to different accounts with the same ESPP broker and to transfers to other brokerage firms. Any shares held for the required holding period may be transferred (either electronically or in certificate form) to other accounts or to other brokerage firms.

Except as provided in Paragraph 13, the foregoing procedures shall not in any way limit when the participant may sell his or her shares. Those procedures are designed solely to assure that any sale of shares prior to the satisfaction of the required holding period is made through the ESPP Brokerage Account. In addition, the participant may request a stock certificate or share transfer from his or her ESPP Brokerage Account prior to the satisfaction of the required holding period should the participant wish to make a gift of any shares held in that account. However, shares may not be transferred (either electronically or in certificate form) from the ESPP Brokerage Account for use as collateral for a loan, unless those shares have been held for the required holding period.

The foregoing procedures shall apply to all shares purchased by the participant under the Plan, whether or not the participant continues in Employee status.

11.
Withdrawal; Termination of Employment.
a.
A participant may withdraw the entire balance of his or her payroll deductions and other contributions, if any, credited to his or her Account and not yet used to exercise his or her options under the Plan at any time by accessing the website designated by the Company and electronically withdrawing from the Offering Period (or by such other means as the Plan Administrator may provide and communicate to participants). All of the participant’s payroll deductions credited to his or her Account will be paid to such participant in a lump-sum as soon as practicable after receipt of notice of withdrawal, and such participant’s option for the Offering Period will be automatically terminated, and no further payroll deductions (or contributions) for the purchase of shares will be made during the Offering Period. If a participant withdraws from an Offering Period, payroll deductions (or contributions) will not recommence at the beginning of the succeeding Offering Period unless the participant timely enrolls in that Offering Period.
b.
Upon a participant’s ceasing to be an Employee for any reason or upon termination of a participant’s employment relationship for any reasons, the payroll deductions and other contributions, if any, credited to such participant’s Account during the Offering Period but not yet used to exercise the option will be returned to such participant in a lump-sum or, in the case of his or her death, to the person or persons entitled thereto under paragraph 16, and such participant’s option will be automatically terminated. A participant whose employment is deemed to have terminated in accordance with the foregoing may participate in any future Offering Period in which such individual is again eligible to participate by timely enrollment in that Offering Period.
12.
Interest. No interest shall accrue on the payroll deductions or other contributions, if any, credited to a participant’s Account under the Plan unless otherwise required by applicable law.
13.
Mandatory Holding Period. Any shares of Common Stock purchased under the Plan may not be sold until the date that is at least six (6) months following the date on which such shares were purchased, subject to paragraph 10; provided that the Plan Administrator may waive such holding period with respect to offerings to non-U.S. employees if the Plan Administrator determines that such holding period could result in adverse tax or other consequences or would be prohibited under applicable law.
14.
Stock.
a.
The maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 2,500,000 shares. The share reserve shall be subject to adjustment upon changes in capitalization of the Company as provided in paragraph 20. If on a given Exercise Date the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro-rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

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b.
The participant will have no interest or voting right in any shares covered by his option until such option has been exercised and the participant has become a holder of record of the purchased shares.
15.
Administration.
a.
Plan Administrator. The Plan shall be administered by the Board or a committee comprised of members of the Board or members of management appointed by the Board. The Plan Administrator shall have the authority, in its sole discretion, to control and manage the operation and administration of the Plan. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties.
b.
Powers of Plan Administrator. The Plan Administrator shall have all powers and discretion necessary or appropriate to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following discretionary powers:

(i) To interpret and determine the meaning and validity of the provisions of the Plan and to determine any question arising under, or in connection with, the administration, operation or validity of the Plan;

(ii) To determine any and all considerations affecting the eligibility of any employee to become a participant or to remain a participant in the Plan;

(iii) To cause an Account or Accounts to be maintained for each participant;

(iv) To determine the time or times when, and the number of shares for which, purchase rights shall be granted;

(v) To establish and revise an accounting method or formula for the Plan;

(vi) To designate a broker or brokers to receive shares purchased under the Plan and to determine the manner and form in which shares are to be delivered to the designated broker(s);

(vii) To determine the status and rights of participants;

(viii) To adjudicate all disputed claims filed under the Plan;

(ix) To employ such brokers, counsel, agents, advisers and employees, and to obtain such broker, legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan;

(x) To establish, from time to time, rules for the administration of the Plan;

(xi) To adopt such procedures or subplans as are necessary or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside of the United States; and

(xii) To delegate to any person or persons the authority to perform for and on behalf of the Plan Administrator one or more of the functions of the Plan Administrator under the Plan.

c.
Decisions of Plan Administrator. All actions, interpretations, and decisions of the Plan Administrator shall be conclusive and binding on all persons, and shall be given the maximum possible deference allowed by law.
d.
Administrative Expenses. All expenses incurred in the administration of the Plan by the Plan Administrator, or otherwise, including legal fees and expenses, shall be paid and borne by the Company; except that any stamp duties or transfer taxes applicable to a participant’s purchase of shares may be charged to the participant’s Account. Any brokerage fees for the purchase of shares by a participant shall be paid by the Company, but brokerage fees for the resale of shares by a participant shall be borne by the participant.
e.
Members of the Board who are eligible Employees are permitted to participate in the Plan, provided that:

(i) Members of the Board who are eligible to participate in the Plan may not vote on any matter affecting the administration of the Plan or the grant of any option pursuant to the Plan; and

(ii) If a committee is established to administer the Plan, no member of the Board who is eligible to participate in the Plan may be a member of the committee.

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16.
Designation of Beneficiary.
a.
To the extent permitted by the Company, a participant may file a written designation of a beneficiary who is to receive the shares and/or cash, if any, then held in the participant’s Account in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised, but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s Account in the event of such participant’s death prior to exercise of the option.
b.
Such designation of beneficiary may be changed by the participant (and his or her spouse, if any) at any time by written notice given to the Company. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
17.
Transferability. Neither shares nor cash credited to a participant’s Account, nor any rights with regard to the exercise of an option or to receive shares under the Plan, may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the applicable laws of descent and distribution, or as provided in paragraph 16 by the participant). Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with paragraph 11.
18.
Use of Funds. All payroll deductions (and any other contributions made in any form) received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such monies unless otherwise required by applicable law.
19.
Reports. Accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.
20.
Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.
a.
Changes in Capitalization. Subject to any required action by the stockholders of the Company, the Reserves as well as the number of shares and price per share of Common Stock covered by each option under the Plan which has not yet been exercised and the maximum number of shares that may be purchased per participant on any Exercise Date, shall be equitably adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Plan Administrator, in its sole discretion, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option. The Plan Administrator may, if it so determines in the exercise of its sole discretion, make provision for adjusting the Reserves as well as the price per share of Common Stock covered by each outstanding option and the maximum number of shares that may be purchased per participant on any Exercise Date, in the event the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock.
b.
Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Plan Administrator in its sole discretion.
c.
Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Plan Administrator determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Periods then in progress by setting a new Exercise Date (the “New Exercise Date”). If the Plan Administrator shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Plan Administrator shall notify each participant in writing, at least ten (10) days prior to the New Exercise Date, that the Exercise Date for his option has been changed to the New Exercise Date and that his option will be exercised automatically on the New Exercise Date, unless prior to such date he has withdrawn from the Offering Period as provided in paragraph 11. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as

Great Lakes Dredge & Dock Corporation	85	2025 Proxy Statement

defined in Section 424(e) of the Code), the Plan Administrator may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the sale of assets or merger.
21.
Amendment or Termination.
a.
The Board may at any time and for any reason terminate or amend the Plan. Except as provided in paragraphs 20 and 21 or as is necessary to comply with applicable laws or regulations, no such termination or amendment may adversely affect options previously granted without the consent of the affected participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision) or any other applicable law or regulation, the Company shall obtain stockholder approval in such a manner and to such a degree as is required.
b.
Subject to the requirements of Code Section 423, without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Plan Administrator shall in its sole discretion be entitled to change the Offering Periods, change the maximum number of shares of Common Stock purchasable per participant on any Exercise Date, limit the frequency and/or number of changes in the amount withheld during Offering Periods, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation or otherwise contributed by the participant, and establish such other limitations or procedures as Plan Administrator determines in its sole discretion advisable which are consistent with the Plan.
22.
Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
23.
Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Code, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, the requirements of any stock exchange upon which the shares may then be listed and the requirements of any exchange control authority authorized to restrict share issuances and fund transfer to purchase shares, and shall be further subject to the approval of counsel for the Company or the Plan with respect to such compliance. In addition, should the Plan not be registered on an Exercise Date of any Offering Period in any foreign jurisdiction in which such registration is required, then no options granted with respect to the Offering Period to employees in that foreign jurisdiction shall be exercised on such Exercise Date, and all contributions accumulated on behalf of such employees during the Offering Period ending with such Exercise Date shall be distributed to the participating employees in that foreign jurisdiction without interest unless the terms of the offering specifically provide otherwise or otherwise required by applicable law.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

24.
Term of Plan. The Plan shall become effective on the date approved by stockholders at the 2025 Annual Stockholders Meeting. It shall continue in effect until the tenth anniversary of the date on which stockholders approve the Plan, unless sooner terminated under paragraphs 20 or 21, as applicable.
25.
Applicable Law. The Plan shall be construed in accordance with and governed by the laws of the State of Delaware without reference to choice of law principles and subject in all cases to the Code and the regulations thereunder.

Great Lakes Dredge & Dock Corporation	86	2025 Proxy Statement

ELLIS ISLAND

2025 PROXY STATEMENT

TOP: Trailing Suction Hopper Dredge *Ellis Island* is the largest hopper dredge in the United States market, with a carrying capacity of 15,000 cubic yards.

LEFT: Pictured left to right: Lasse Petterson, Great Lakes President and Chief Executive Officer, Chris Gunsten, Great Lakes Senior Vice President, Project Services and Fleet Engineering, and Rodger E. Rees, Port Director and CEO, Galveston Wharves at the Port of Galveston during the *Galveston Island* Naming Ceremony at Pier 21 in Galveston, Texas on October 25, 2024.

BOTTOM LEFT: Cutter Suction Dredge *Ohio* performing deepening improvements to the Brownsville Ship Channel in South Texas. The work is being performed for NextDecade Corporation, in support of their Rio Grande LNG project. (Photo: Dredge Ohio Relief Captain Zack Price)

BOTTOM RIGHT: Hopper Dredge *Liberty Island* pumping beneficial use dredged material to Egmont Key, Florida during maintenance dredging of the Tampa Harbor Entrance Channel for the U.S. Army Corps of Engineers, Jacksonville District. (Photo: Ed O'Dowd)

1890

GREAT LAKES
DREDGE & DOCK CORPORATION

9811 Katy Freeway, Suite 1200 | Houston, TX 77024
346-359-1010 | info@gldd.com | gldd.com

GREAT LAKES DREDGE & DOCK CORPORATION C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. PO BOX 1342 BRENTWOOD, NY 11717SCAN TO VIEW MATERIALS & VOTEVOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 8, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/GLDD2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY PHONE 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 8, 2024. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V30247-P05202 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. GREAT LAKES DREDGE & DOCK CORPORATION The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees:1a.Lasse J. Petterson1b.Kathleen M. Shanahan1c.Earl L. ShippFor Withhold 00 0 7.0For Against Abstain The Board of Directors recommends you vote FOR proposals 2, 3, 4, 5, 6, 7, 8 and 9.For Against Abstain 9.2.To ratify Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2024. 0 0 0 0 8.To approve an amendment to the Company's certificate of incorporation to clarify certain provisions relating to Maritime Laws. To approve an amendment to the Company's certificate of incorporation to remove the corporate opportunity waiver.To approve the amendment and restatement of the Company's certificate of incorporation to clarify, eliminate or update outdated provisions and to modernize the Company's certificate of incorporation. 0 0 0 0 0 0 0 0 0 3.To approve, on a non-binding advisory basis, the Company's executive compensation.O04.To approve an amendment to the Company's certificate of incorporation to declassify the Board of Directors. O 0 NOTE: Such other business as may properly come before the meeor aadjo. 5.O0 06. To approve an amendment to the Company's certificate of incorporation to increase the number of authorized shares of the Company's common stock from 90,000,000 to 170,000,000 shares. To approve an amendment to the Company's certificate of incorporation to reflect revisions in Delaware law regarding the exculpation of officers. 0 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V30248-P05202 GREAT LAKES DREDGE & DOCK CORPORATION Annual Meeting of Stockholders May 9, 2024 at 1:00 P.M., Central Time This proxy is solicited by the Board of Directors The undersigned stockholder(s) of Great Lakes Dredge & Dock Corporation hereby constitute and appoint Lasse J. Petterson and Vivienne R. Schiffer, each of them acting singly, as the attorney and proxy of the undersigned, with full power of substitution and revocation, to vote for and in the name, place and stead of the undersigned at the 2024 Annual Meeting of Stockholders of Great Lakes Dredge & Dock Corporation, referred to as the "Company," to be held virtually at www.virtualshareholdermeeting.com/GLDD2024 on Thursday, May 9, 2024 at 1:00 P.M., Central Time, and at any postponements or adjournments thereof, the number of votes the undersigned would be entitled to cast if present. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4, 5, 6, 7, 8 AND 9.(Continued and to be signed on reverse side)